Exhibit 10.1

 EXECUTION VERSION

MULTI-DRAW SENIOR SECURED SUPER-PRIORITY PRIMING DEBTOR-IN-POSSESSION CREDIT AGREEMENT AND GUARANTY

dated as of February 14, 2024

by and among

SIENTRA, INC.,
as the Borrower, and as Debtor and Debtor-in-Possession under the Chapter 11 Bankruptcy Code,

the other Loan Parties party hereto from time to time,

the Lenders party hereto from time to time,

and

DEERFIELD PARTNERS, L.P.,
as agent for itself and the Lenders

$90,000,000

i

Annexes

Annex A	Loan Amounts

Schedules

Schedule 2.8	Payment Details and Notice Information
Schedule 3.1	Existence and Power
Schedule 3.4	Capitalization
Schedule 3.6	Litigation
Schedule 3.16	Material Contracts
Schedule 3.17	Environmental Matters
Schedule 3.18	Intellectual Property
Schedule 3.23	Accounting Controls
Schedule 3.25(a)	Indebtedness
Schedule 3.25(b)	Liens
Schedule 3.26	Restrictive Agreements
Schedule 3.27	Transactions with Affiliates
Schedule 3.29	Royalty and Other Payments
Schedule 6.1	Debt; Contingent Obligations
Schedule 6.2	Liens
Schedule 6.7	Investments
Schedule 6.8	Transactions with Affiliates

Exhibits

Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Compliance Certificate
Exhibit C	Initial Budget
Exhibit D	Milestones
Exhibit E	Form of Perfection Certificate
Exhibit F	Closing Checklist
Exhibit G	Form of Notice of Borrowing
Exhibit H	Form of Note

MULTI-DRAW SENIOR SECURED SUPER-PRIORITY PRIMING DEBTOR-IN-
POSSESSION CREDIT AGREEMENT AND GUARANTY

This MULTI-DRAW SENIOR SECURED SUPER-PRIORITY PRIMING DEBTOR-IN-POSSESSION CREDIT AGREEMENT AND GUARANTY (as amended, amended and restated, supplemented or otherwise modified, this “Agreement”), dated as of February 14, 2024, is entered into by and among SIENTRA, INC., a Delaware corporation and a debtor and debtor-in-possession in the Chapter 11 Cases (the “Borrower”), the other Loan Parties (as defined below) that are also debtors and debtors-in-possession in the Chapter 11 Cases that may be required to provide Guarantees from time to time hereunder, the lenders from time to time party hereto (together with their successors and permitted assigns, the “Lenders”), DEERFIELD PARTNERS, L.P., as agent for itself and the other Secured Parties (in such capacity, together with its successors and assigns in such capacity, “Agent,” and, together with the Lenders, the Borrower and the other Loan Parties party hereto, the “Parties”).

W I T N E S S E T H:

WHEREAS, on February 12, 2024 (the “Petition Date”), the Borrower and each direct and indirect Subsidiary of the Borrower (each a “Debtor” and collectively, the “Debtors”) filed voluntary petitions with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) initiating their respective jointly administered cases under Chapter 11 of the Bankruptcy Code (Case No. 24-10245) (collectively, the “Chapter 11 Cases”), and each Debtor has continued and is continuing in the possession of its assets and management of its business pursuant to Sections 1107 and 1108 of the Bankruptcy Code;

WHEREAS, the Borrower has asked the Lenders to provide the Borrower with a multi-draw senior secured super-priority priming term loan debtor-in-possession credit facility (the “DIP Facility”), consisting of (a) $22,500,000 of “new money” term loans that will be made available to the Borrower pursuant to the terms, and subject to the conditions set forth, in this Agreement and the DIP Orders and (b) an amount of “roll-up” term loans in an aggregate amount equal to up to $67,500,000 comprising a portion of the aggregate principal amount of Prepetition First Lien Term Loan Debt outstanding under the Prepetition First Lien Term Loan Credit Agreement as of the Closing Date, which amount shall include accrued and unpaid interest, premiums and fees (including the Make Whole Amount and Exit Fee (as defined herein) under the Prepetition First Lien Term Loan Debt) thereon, which Roll-Up Loans will be deemed “rolled up” as term loans hereunder on a dollar-for-dollar basis pursuant to the terms, and subject to the conditions set forth, in this Agreement and the DIP Orders;

WHEREAS, the Lenders are willing to make term loans to the Borrower, subject to the terms and conditions set forth in this Agreement and the DIP Orders; and

WHEREAS, the Obligations of the Borrower are guaranteed by the Guarantors and, subject to the Carve-Out, secured by Liens on the Collateral, in each case, as set forth in, and subject to, the Facility Documents and the DIP Orders.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, the Parties hereby agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.1 General Definitions. Wherever used in this Agreement, the Exhibits or the Schedules attached hereto, unless the context otherwise requires, the following terms have the following meanings:

“Accounting Principles” means GAAP, as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.10, but subject to Section 1.5.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business, business line, unit of operation or division of a Person, (b) the acquisition of in excess of fifty percent (50%) of the equity interests of any Person or otherwise causing any Person to become a Subsidiary of a Loan Party, (c) a merger or consolidation or any other combination with another Person or (d) the acquisition (including through licensing) of any Product, Product line or Intellectual Property of or from any other Person.

“Additional Amounts” has the meaning set forth in Section 2.10.

“Affiliate” means, with respect to any Person, (a) any Person that directly or indirectly controls such Person, (b) any Person which is controlled by or is under common control with such controlling Person, and (c) each of such Person’s (other than, with respect to any Lender, any Lender’s) officers or directors (or Persons functioning in substantially similar roles) and the spouses, parents, descendants and siblings of such officers, directors or other Persons. As used in this definition, the term “control” of a Person means the possession, directly or indirectly, of the power to vote ten percent (10%) or more of any class of voting securities of such Person or to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless expressly stated otherwise herein, no Lender shall, for the purposes of this Agreement or any of the other Facility Documents, be deemed an Affiliate of the Borrower, any other Loan Party or any of their respective Subsidiaries. With respect to a Lender, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Lender shall, for purposes hereof, be deemed to be an Affiliate of such Lender.

“Agent” has the meaning set forth in the preamble to this Agreement.

“Agreed Wind-Down Budget” means, following the closing of an Approved Sale of all or substantially all of the Debtors’ assets, a wind-down budget for the Debtors Sale, which shall be reasonably acceptable to the Debtors and the Lenders and agreed at least five (5) Business Days prior to the date such Approved Sale is consummated.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Anti-Terrorism Laws” means any Laws relating to terrorism or money laundering, including, without limitation, Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by OFAC.

“Applicable Period” has the meaning set forth in Section 5.2(b).

“Applicable Sweep Amount” means, with respect to any Approved Sale that does not constitute a sale of all Stock issued by the Debtors or all or substantially all of the Debtors’ assets, an amount to be reasonably acceptable to the Debtors and the Lenders.

“Approved Budget” means (a) the Initial Budget, at all times, until superseded by an Updated Budget in accordance with (and subject to receipt of Lender Consent and all other approvals required pursuant to) Section 5.2 as of any time of determination thereafter, the most recent Budget Supplement (if any) that constitutes the Updated Budget in effect as of such time in accordance with (and subject to receipt of) Lender Consent and all other approvals required pursuant to Section 5.2; provided, that no Budget Supplement or other cash flow forecast shall in any event constitute an Approved Budget unless, in addition to being in accordance with the terms hereof, the same is also sufficient to constitute the “Approved Budget” for purposes of (and as such term or equivalent is defined in) the DIP Orders.

“Approved Sale” means any sale of: (i) all Stock issued by the Debtors or (ii) the Specified Assets; provided, that each sale shall be subject to the consent of the Required Lenders (unless such sale shall result in a Payment in Full); provided, further, that the proceeds of any such sale shall be applied as set forth in Section 2.7(f).

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee, substantially in the form of Exhibit A or any other form reasonably approved by the Agent.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.10.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto.

“Bankruptcy Court” has the meaning set forth in the preamble to this Agreement.

“Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day, and (b) the Federal Funds Rate in effect on such day plus 0.50%. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Rate, respectively.

“Benchmark” means, initially, Term SOFR; provided that if a Benchmark Transition Event has occurred with respect to Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.16.

“Benchmark Replacement” means, the first alternative set forth in the order below that can be determined by the Agent for the applicable Benchmark Replacement Date: (a) Daily Simple SOFR, or (b) the sum of (i) the alternate benchmark rate that has been selected by the Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (ii) the related Benchmark Replacement Adjustment; provided that, in each case, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Facility Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected by the Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body, or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means a date and time determined by the Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:

(a)  in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)  in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided, that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided, that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.10 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.10.

“Bidding Procedures” means the bidding procedures proposed by the Debtors for the sale of all or substantially all of their assets as part of the Chapter 11 Cases, which shall be in form and substance reasonable satisfactory to the Required Lenders.

“Bidding Procedures Order” means the order of the Bankruptcy Court approving the Bidding Procedures with respect to an Approved Sale, which order shall be in form and substance reasonably satisfactory to the Debtors and the Required Lenders, as such order may be amended, supplemented or modified from time to time.

“Blocked Person” means any Person: (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list or is named as a “listed person” or “listed entity” on other lists made under any Anti-Terrorism Law.

“Borrower” has the meaning set forth in the preamble to this Agreement.

“Borrowing Date” has the meaning set forth in Section 2.2.

“Budget Covenant” has the meaning given in Section 6.15.

“Budget Supplement” has the meaning set forth in Section 5.2(a).

“Business Day” means a day on which banks are open for business in New York, New York, other than a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Carve-Out” has the meaning assigned to such term in the DIP Orders.

“Casualty Event” means the damage, destruction or condemnation, as the case may be, of property of the Borrower or any of its Subsidiaries in excess of $500,000.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C.A. § 9601 et seq., as the same may be amended from time to time.

“Change of Control” means (a) the occurrence of any Major Transaction, (b) any single “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or shall at any time become the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 50% or more on a fully diluted basis of the voting interests in the Borrower’s Stock (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right), (c) a sale (including by way of an exclusive lease or license) of all or substantially all of the assets of the Borrower (including, for the avoidance of doubt, the sale of all or substantially all of the assets of Borrower and its Subsidiaries) or of the Borrower’s Stock shall occur or be consummated, (d) any change in the composition of the board of directors of the Borrower such that the individuals who, as of the Closing Date, constituted the board of directors of the Borrower (such board of directors being hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the board of directors of the Borrower; provided, however, that any individual who becomes a member of the board of directors of the Borrower whose election, or nomination for election by the Borrower’s shareholders, was approved by a vote of at least a majority of those individuals who are members of the board of directors of the Borrower and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board, or (d) the occurrence of a “change of control,” however so defined in any document, agreement or instrument governing or evidencing any Debt with a principal amount in excess of $1,000,000 or, in each case, any term of similar effect; provided, further, that an Approved Sale shall not constitute a Change of Control so long as the proceeds thereof are applied in accordance with Section 2.7(f).

“Chapter 11 Cases” as defined in the recitals to this Agreement.

“Chapter 11 Order” means any order of the Bankruptcy Court in the Chapter 11 Cases in form and substance, and on terms and conditions, reasonably satisfactory (other than the DIP Orders, which shall be satisfactory to the Required Lenders in their sole discretion) to the Required Lenders (including, without limitation, as applicable, the Interim DIP Order, Final DIP Order, the First Day Orders and the Second Day Orders).

“Chapter 11 Plan” means any plan of reorganization or liquidation (as the case may be) in any or all of the Chapter 11 Cases.

“Chapter 11 Plan Effective Date” means, with respect to any Chapter 11 Plan, the date of “substantial consummation” (as such term is defined in Section 1101 of the Bankruptcy Code) of any Chapter 11 Plan; provided, that, for purposes of this Agreement, “substantial consummation” shall in any event be deemed to occur no later than the effective date of such Chapter 11 Plan.

“Chapter 11 Unsecured Creditors Committee” means the official committee of unsecured creditors appointed in the Chapter 11 Cases, pursuant to Section 1102 of the Bankruptcy Code, if any.

“Closing Date” means the date on which the conditions precedent specified in Section 4.1 are satisfied (or waived in accordance with Section 8.6(b)).

“Code” means the Internal Revenue Code of 1986, as amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Collateral” has the meaning given to it in the Security Agreement, the DIP Orders and each other applicable Facility Document.

“Collateral Documents” means the Security Agreement, each Control Agreement, each Perfection Certificate, any subordination or intercreditor agreement entered into by any Secured Party with respect to any Debt or other obligations permitted under the Facility Documents, any mortgage delivered in connection with this Agreement and any other instruments or documents delivered by any Loan Party, any of its respective Subsidiaries or any other Person pledging or granting a lien on Collateral or guaranteeing the payment and performance of the Obligations pursuant to this Agreement or any of the other Facility Documents in order to grant to Agent, on behalf of the Secured Parties, a Lien on any real, personal or mixed property of such Loan Party as security for the Obligations, as any of the foregoing may be amended, restated, supplemented or otherwise modified from time to time.

“Competitor” means, at any time of determination, any Person engaged in the same or substantially the same line of business as the Borrower and the other Loan Parties and such business accounts for all or substantially all the revenue or net income of such Person at the time of such determination.

“Compliance Certificate” means a certificate, duly authorized by an Responsible Officer of the Borrower, substantially in the form of Exhibit B hereto.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, and other technical, administrative or operational matters) that the Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Facility Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contingent Obligation” means, with respect to any Person, any direct or indirect liability of such Person: (a) with respect to any Debt of another Person (a “Third Party Obligation”) if the purpose or intent of such Person incurring such liability, or the effect thereof, is to provide assurance to the obligee of such Third Party Obligation that such Third Party Obligation will be paid or discharged, or that any agreement relating thereto will be complied with, or that any holder of such Third Party Obligation will be protected, in whole or in part, against loss with respect thereto; (b) with respect to any undrawn portion of any letter of credit issued for the account of such Person or as to which such Person is otherwise liable for the reimbursement of any drawing; (c) if applicable, under any Swap Contract, to the extent not yet due and payable; (d) to make take- or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (e) for any obligations of another Person pursuant to any Guarantee or pursuant to any agreement to purchase, repurchase or otherwise acquire any obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to preserve the solvency, financial condition or level of income of another Person. The amount of any Contingent Obligation shall be equal to the amount of the obligation so Guaranteed or otherwise supported or, if not a fixed and determinable amount, the maximum amount so Guaranteed or otherwise supported.

“Control Agreement” means, with respect to any deposit account, securities account, commodity account, securities entitlement or commodity contract, an agreement, in form and substance reasonably satisfactory to the Required Lenders, among Agent, the financial institution or other Person at which such account is maintained or with which such entitlement or contract is carried and the Loan Party maintaining such account or owning such entitlement or contract, effective to grant “control” (within the meaning of Articles 8 and 9 under the applicable UCC) over such account to Agent (for the benefit of the Secured Parties).

“Controlled Group” means all members of a group of corporations and all members of a group of trades or businesses (whether or not incorporated) under common control which, together with any Loan Party, are treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA and, solely for purposes of Section 412 and 436 of the Code, Section 414(m) or (o) of the Code.

“Covered Person” has the meaning set forth in Section 3.30.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to the greater of (a) SOFR for the day (such day, a “SOFR Determination Day”) that is five (5) Business Days prior to (i) if such SOFR Rate Day is a Business Day, such SOFR Rate Day, or (ii) if such SOFR Rate Day is not a Business Day, the Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s website, and (b) the Floor. If by 5:00 p.m. (New York City time) on the second (2nd) Business Day immediately following any SOFR Determination Day, SOFR in respect of such SOFR Determination Day has not been published on the SOFR Administrator’s website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Day will be SOFR as published in respect of the first preceding Business Day for which such SOFR was published on the SOFR Administrator’s website; provided that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“DEA” means the Drug Enforcement Administration of the United States of America, any comparable state or local Governmental Authority, any comparable Governmental Authority in any non-United States jurisdiction, and any successor agency of any of the foregoing.

“Debt” of a Person means at any date, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising and paid on a timely basis and in the Ordinary Course of Business, (d) all capital leases of such Person, (e) all non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit, banker’s acceptance or similar instrument, (f) Disqualified Stock, (g) all obligations secured by a Lien on any asset of such Person, whether or not such obligation is otherwise an obligation of such Person, (h) “earnouts”, purchase price adjustments, profit sharing arrangements (other than those entered into in the Ordinary Course of Business), deferred purchase money amounts and similar payment obligations or continuing obligations of any nature of such Person arising out of purchase and sale contracts, and (i) all Debt of others Guaranteed by such Person. Without duplication of any of the foregoing, Debt of Loan Parties shall include any and all Loans.

“Debtor” has the meaning set forth in the preamble to this Agreement.

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any condition or event which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” has the meaning set forth in Section 2.14(c).

“Deposit Account” means a “deposit account” (as defined in Article 9 of the UCC), an investment account, or other account in which funds are held or invested for credit to or for the benefit of any Loan Party.

“DIP Draw Conditions” has the meaning set forth in Section 2.1(b).

“DIP Facility” has the meaning set forth in the preamble hereto.

“DIP Facility Upfront Loans” has the meaning set forth in Section 2.1(b)(ii).

“DIP Motion” means the motion and proposed form of Interim DIP Order filed by the Loan Parties with the Bankruptcy Court on the Petition Date or as soon as reasonably practicable thereafter seeking approval, on an interim and final basis, of (among other things) the DIP Facility, and authorization for the use of cash collateral (including such terms and conditions relating to adequate protection in connection therewith), in each case, in form and substance acceptable to the Agent and the Required Lenders.

“DIP Orders” mean, collectively, the Interim DIP Order and the Final DIP Order and separately, the Interim DIP Order or the Final DIP Order, as the context requires.

“DIP Superpriority Claims” has the meaning set forth in the DIP Orders.

“Disposition” mean, (a) the sale, lease, conveyance or other disposition (including abandonment) of any assets or property (including any sale and leaseback and any transfer or conveyance of any assets or property pursuant to a Division/Series Transaction), (b) the sale or transfer by any Loan Party or any Subsidiary of any Loan Party of any Stock issued to it by any Subsidiary of any Loan Party, and (c) the issuance of any Stock by any Loan Party (other than the Borrower) or any Subsidiary of any Loan Party. “Dispose” has a correlative meaning.

“Disbursements Plus Receipts Variance” has the meaning set forth in Section 5.2(b).

“Disbursements Variance” has the meaning set forth in Section 5.2(b).

“Disqualification Event” has the meaning set forth in Section 3.30.

“Disqualified Stock” means, with respect to any Person, any equity interest in such Person that, by its terms (or by the terms of any security or other equity interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, less than 91 days after the Termination Date (a) matures or is mandatorily redeemable (other than solely for Permitted Debt or other equity interests in such Person or of Sientra that do not constitute Disqualified Stock and cash in lieu of fractional shares of such equity interests), pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof, in whole or in part (other than solely for Permitted Debt or other equity interests in such Person or of Sientra that do not constitute Disqualified Stock and cash in lieu of fractional shares of such equity interests), (c) provides for the scheduled payments of dividends or distributions in cash, or (d) is or becomes convertible into or exchangeable for Debt or any other equity interests that would constitute Disqualified Stock.

“Distribution” means as to any Person (a) any dividend or other distribution (whether in cash, securities or other property) on any equity interest in such Person (except those payable solely in its equity interests of the same class), (b) any payment by such Person on account of (i) the purchase, redemption, retirement, defeasance, surrender, cancellation, termination or acquisition of any equity interests in such Person or any claim respecting the purchase or sale of any equity interest in such Person, or (ii) any option, warrant or other right to acquire any equity interests in such Person, or (c) any management fees, salaries or other fees or compensation to any Person holding a material equity interest in a Loan Party or a Subsidiary of a Loan Party (other than reasonable and customary (i) payments of salaries to individuals, (ii) directors fees, and (iii) advances and reimbursements to employees or directors, all in the Ordinary Course of Business), an Affiliate of a Loan Party or an Affiliate of any Subsidiary of a Loan Party.

“Division/Series Transaction” means, with respect to the Loan Parties and their Subsidiaries, that any such Person (a) divides into two or more Persons (whether or not the original Loan Party or Subsidiary thereof survives such division) or (b) creates, or reorganizes into, one or more series, in each case as contemplated under the laws of any jurisdiction.

“Dollars” and the “$” sign mean the lawful currency of the United States of America.

“Drug Application” means a new drug application, an abbreviated drug application, or a product license application for any Product, as appropriate, as those terms are defined in the FDCA.

“EDGAR” has the meaning set forth in Section 3.26.

“Environmental Laws” means any and all Laws pertaining to the environment, natural resources, pollution, Hazardous Materials, or, to the extent relating to exposure to substances that are harmful or detrimental to the environment, employee health or safety, including any environmental clean-up Laws which pertain to or impose liability or standards of conduct concerning medical waste or medical products, equipment or supplies.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto, and any and all rules or regulations promulgated from time to time thereunder.

“ERISA Plan” means any “employee benefit plan”, as such term is defined in Section 3(3) of ERISA (other than a Multiemployer Plan), which any Loan Party maintains, sponsors or contributes to, or, in the case of an employee benefit plan which is subject to Section 412 of the Code or Title IV of ERISA, to which any Loan Party or any member of the Controlled Group may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five (5) years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“Erroneous Payment” has the meaning assigned to it in Section 8.24(a).

“Erroneous Payment Notice” has the meaning assigned to it in Section 8.24(a).

“Event of Default” has the meaning set forth in Section 7.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

“Exit Fee” means the Exit Fee (as defined in the Prepetition First Lien Term Loan Agreement) owed to the Prepetition First Lien Lenders.

“Excluded Taxes” means with respect to any Lender, (a) Taxes imposed on (or measured by) such Lender’s net income (however denominated), franchise Taxes and branch profits Taxes, in each case (i) imposed as a result of such Lender being organized under the laws of, or having its principal office or applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) that are Other Connection Taxes, (b) any United States federal withholding Tax imposed on amounts payable to or for the account of such Lender with respect to its interest in a Loan under the laws in effect at the time such Lender becomes a party to this Agreement or such Lender changes its lending office, except to the extent such Lender acquired its interest in the Loan from a transferor that was entitled, immediately before such transfer, to receive Additional Amounts with respect to such withholding Tax pursuant to Section 2.10(a) or was itself so entitled immediately before changing its lending office, (c) any United States federal withholding Tax imposed on amounts payable to such Lender directly as a result of such Lender’s failure to comply with Section 2.10(d) or Section 2.10(e), or (d) any United States federal withholding Tax imposed on amounts payable to such Lender under FATCA.

“Facility Documents” means this Agreement, the Collateral Documents, the DIP Orders, each Compliance Certificate, any Notice of Borrowing, any amendments to the foregoing, and all other documents, agreements and instruments delivered in connection with any of the foregoing, in each case, as amended, restated, supplemented or otherwise modified from time to time.

“Fair Market Value” means, with respect to any asset or property, the price that would be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom are under undue pressure or compulsion to complete the transaction (as determined reasonably and in good faith by a Responsible Officer or the board of directors of the Borrower, whose reasonable good faith determination will be conclusive for all purposes under the Facility Documents).

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any applicable intergovernmental agreements entered into with respect to the foregoing.

“FDA” means the Food and Drug Administration of the United States of America, any comparable state or local Governmental Authority, any comparable Governmental Authority in any non-United States jurisdiction, and any successor agency of any of the foregoing.

“FDCA” means the Federal Food, Drug and Cosmetic Act, as amended, 21 U.S.C. Section 301 et seq., and all regulations promulgated thereunder.

“Federal Funds Rate” means, for any day, the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal funds effective rate and (b) 0%.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any entity succeeding to any of its principal functions.

“Fee Letter” means the Fee Letter, dated as of the Closing Date, by and between Borrower and the Agent (as amended, modified or replaced from time to time).

“Final Availability Period” has the meaning set forth in Section 2.1(b)(i)(B).

“Final DIP Order” means an order of the Bankruptcy Court in the Chapter 11 Cases, which order (a) shall be in form and substance, and on terms and conditions, satisfactory to the Required Lenders, (b) shall, subject to the foregoing, authorize and approve, on a final basis, among other things, the DIP Facility and the transactions related thereto (including the making of the Loans, the Roll-Up Loans, and the incurrence of the Obligations), the Debtors’ use of cash collateral, and the grant of adequate protection, (c) shall be in full force and effect, and (d) (i) shall not have been reversed, vacated, or stayed and (ii) shall not have been amended, supplemented or otherwise modified since entry thereof by the Bankruptcy Court without the written consent of the Required Lenders.

“Final DIP Order Date” means the date on which the Final DIP Order is approved and entered by the Bankruptcy Court.

“Final Roll-Up Amount” has the meaning set forth in Section 2.1(a).

“Final Roll-Up Loans” has the meaning set forth in Section 2.1(a).

“First Day Motions” means any “first day” motions and pleadings to be filed by the Loan Parties with the Bankruptcy Court on the Petition Date or as soon as reasonably practicable thereafter in connection with the Chapter 11 Cases, including, without limitation, the DIP Motion, each of which shall be in form and substance reasonably acceptable to the Agent.

“First Day Orders” means any order entered by the Bankruptcy Court in respect of First Day Motions.

“Floor” means a rate of interest equal to 2.00%.

“Foreign Lender” has the meaning set forth in Section 2.10(d).

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the United States accounting profession), which are applicable to the circumstances as of the date of determination.

“Good Manufacturing Practices” means current good manufacturing practices, as set forth in 21 C.F.R. Parts 210 and 211.

“Governmental Authority” means any federal, state, foreign or international government, regulatory or administrative agency, any state or other political subdivision thereof having jurisdiction over any Loan Party or any Subsidiary of any Loan Party, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing. For the avoidance of doubt, Governmental Authority shall include the SEC, the Principal Market, the Financial Industry Regulatory Authority, any agency, branch or other governmental body, entity or panel charged with the responsibility and/or vested with the authority to administer and/or enforce any Health Care Laws, including any Medicare or Medicaid administrators, contractors, intermediaries or carriers and any agency, branch or other governmental body, entity or panel charged with the responsibility and/or vested with the authority to administer and/or enforce laws governing insurance, including the National Association of Insurance Commissioners and any board of insurance, insurance department or insurance commissioner.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise), or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided, however, that the term Guarantee shall not include endorsements for collection or deposit in the Ordinary Course of Business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means any Loan Party that has executed or delivered, or shall in the future execute or deliver, any Guarantee of any portion of the Obligations.

“Hazardous Materials” means (a) any “hazardous substance” as defined in CERCLA, (b) any “hazardous waste” as defined by the Resource Conservation and Recovery Act , (c) asbestos, (d) polychlorinated biphenyls, (e) petroleum and its derivatives, by-products and other hydrocarbons, and (f) any other pollutant, toxic, radioactive, caustic or otherwise hazardous substance regulated under Environmental Laws.

“Health Care Laws” means all applicable Laws relating to the provision and/or administration of, and/or payment for, health care services, items and supplies including, without limitation, applicable Laws related to: (a) fraud and abuse, including, without limitation, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Eliminating Kickbacks in Recovery Act of 2018 (18 U.S.C. § 220), the Stark Law (42 U.S.C. § 1395nn), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the criminal False Claims Act (18 U.S.C. § 287), the False Statements Relating to Health Care Matters Act (18 U.S.C. § 1035), the Health Care Fraud Act (18 U.S.C. § 1347), the Program Fraud Civil Remedies Act (31 U.S.C. §§ 3801-3812), the Anti-Kickback Act of 1986 (41 U.S.C. §§ 51-58), the Laws regarding Exclusion and Civil Monetary Penalties (42 U.S.C. §§ 1320a-7, 1320a-7a and 1320a-7b), the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Pub. L. No. 108-173), and any state, commonwealth or local laws similar to any of the foregoing; (b) the Patient Protection and Affordable Care Act (Pub. L. No. 111-148) and the Health Care and Education Reconciliation Act of 2010 (Pub. L. No. 111-152); (c) Medicare, Medicaid, CHAMPVA, TRICARE, the State Children’s Health Insurance Program (Title XXI of the Social Security Act), and any other Third Party Payor Programs; (d) the licensure, permitting, registration or regulation of healthcare providers, suppliers, professionals, facilities or payors; (e) patient health care; (f) quality, safety certification and accreditation standards and requirements; (g) billing, coding or the submission or payment of claims or collection of accounts receivable or refund of overpayments; (h) HIPAA; (i) the practice of medicine and other health care professions or the organization of medical or professional entities; (j) state kickback, fee-splitting, false claims, or self-referral prohibitions; (k) the Federal Controlled Substances Act (21 U.S.C. 801 § et seq., and all rules and regulations of the United States Drug Enforcement Administration), the federal Food Drug and Cosmetic Act (21 U.S.C. §§ 301 et seq.), including current Good Manufacturing Practices, and similar standards of the United States Food and Drug Administration, and any related state laws and regulations; (l) the Clinical Laboratory Improvement Amendments and the regulations promulgated thereunder and similar state laws; (m) the provision of free or discounted care or services; (n) laws and regulations regulating the generation, transportation, treatment, storage, disposal and other handling of medical or radioactive waste, and (o) any and all other applicable health care laws, regulations, and manual provisions, policies and administrative guidance, each of clauses (a) through (o) as may be amended, modified or supplemented from time to time and any successor statutes thereto and regulations promulgated thereunder from time to time.

“HIPAA” means the (a) Health Insurance Portability and Accountability Act of 1996; (b) the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009); and (c) any federal, state and local laws regulating the privacy and/or security of individually identifiable health information, including, without limitation, state laws providing for notification of breach of privacy or security of individually identifiable health information, in each case with respect to the applicable Laws described in clauses (a), (b) and (c) of this definition, as the same may be amended, modified or supplemented from time to time, any successor statutes thereto, and any and all rules or regulations promulgated from time to time thereunder.

“Indemnified Person” has the meaning set forth in Section 8.11(a).

“Indemnified Taxes” means (a) any Taxes imposed on or with respect to any payments made by or on account of any obligation of any Loan Party under any Facility Document, other than Excluded Taxes, and (b) to the extent not otherwise described in clause (a) above in this definition, Other Taxes.

“Indemnity” has the meaning set forth in Section 8.11(a).

“Initial Budget” means a thirteen (13)-week cash flow forecast for the thirteen (13)-week period that (a) sets forth, on a line-item, cumulative and aggregate basis, the Debtor’s projections for all weekly receipts and disbursements/expenditures (including debt service costs and operating disbursements) expected to be collected, incurred or made (as the case may be) by the Debtors, in each case, during the period beginning with the calendar week ending on Friday of the week in which the Petition Date occurs, and (b) is in all respects in form and substance reasonably satisfactory to the Required Lenders. For the avoidance of doubt, Exhibit B to the Interim DIP Order shall constitute the Initial Budget as approved by the Lenders (and a copy thereof is attached as Exhibit C hereto).

“Intellectual Property” means all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications, trademarks, trade names, service marks, mask works, rights of use of any name, domain names, or any other similar rights, any applications therefor, whether registered or not, know-how, operating manuals, trade secret rights, clinical and non-clinical data, rights to unpatented inventions, and any like protections, including improvements, divisions, continuations, renewals, reissues, reversions, reexaminations, extensions, and continuations-in-part of the same, any and all income royalties, and proceeds at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect to such Intellectual Property, including all rights to sue or recover at law, including any claims for damage by way of any past, present, or future infringement, misappropriation, dilution, violation or other impairment of any of the foregoing.

“Interest Payment Date” has the meaning set forth in Section 2.14(a).

“Interest Period” means, (a) initially, the period commencing on the date such Term SOFR Loan is made and ending on the next succeeding Interest Payment Date and (b) thereafter, a period commencing on the last day of the immediately preceding Interest Period therefor and ending one month thereafter; provided, however, that all of the foregoing provisions relating to Interest Periods are subject to the following:

(a) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless the result of such extension would be to extend such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(c)  the Borrower may not select any Interest Period that ends after the Maturity Date.

“Interim DIP Order” means an order of the Bankruptcy Court in the Chapter 11 Cases in connection with the DIP Motion, which order shall (a) be in form and substance, and on terms and conditions, satisfactory to the Required Lenders, (b) subject to the foregoing, authorize and approve, on an interim basis, among other things, the DIP Facility and all other matters set forth in, and transactions contemplated by, the DIP Motion (including the DIP Facility, the making of the Loans, the New Money Loan Upfront Payment, the Termination Payment, and the incurrence of all other Obligations in accordance with the terms hereof, the Debtors’ use of cash collateral, and the grant of adequate protection), (c) be in full force and effect, and (d) not have been reversed, vacated, stayed or amended, supplemented or otherwise modified (unless the Required Lenders shall have previously consented thereto in writing).

“Interim Roll-Up Amount” has the meaning set forth in Section 2.1(a).

“Interim Roll-Up Loans” has the meaning set forth in Section 2.1(a).

“Investment” means, with respect to any Person, directly or indirectly, (a) to purchase or acquire any stock or stock equivalents, or any obligations or other securities of, or any interest in, any Person, including the establishment or creation of a Subsidiary, (b) to make or commit to make any Acquisition (including through licensing) or (c) make or purchase any advance, loan, extension of credit or capital contribution to, or any other investment in, any Person. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect thereto.

“IRS” means the United States Internal Revenue Service.

“Key Person” means each of Ron Menezes, Chief Executive Officer; Oliver Bennett, Chief Legal, Compliance and Corporate Development Officer; and Denise Dajles, Chief Technical Officer.

“Laws” means any and all federal, state, provincial, territorial, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, injunctions, permits, governmental agreements and governmental restrictions, whether now or hereafter in effect, which are applicable to any Loan Party in any particular circumstance. “Laws” includes, without limitation, Health Care Laws and Environmental Laws.

“Lender Consent” has the meaning set forth in Section 2.2(a).

“Lender Parties” means Agent, the Lenders, holders of other Obligations and all Indemnified Persons, each being a “Lender Party”.

“Lender Professionals” are (a) Sullivan & Cromwell LLP, New York counsel to the Lenders, Agent and Alter Domus (US) LLC, as engaged by Agent, (b) Potter Anderson, Delaware counsel to the Lenders, (c) such other local counsel and special counsel to the Lenders and/or the Agent (as applicable) as shall be deemed necessary or advisable by them, subject to the Borrower’s consent (such consent not to be unreasonably withheld), and (d) such other consultants, and financial and other advisors to, accountants, and other professionals of, the Lenders as shall be deemed necessary or advisable by the Lenders, subject to the Borrower’s prior consent (such consent not to be unreasonably withheld).

“Lenders” has the meaning set forth in the preamble to this Agreement.

“Liabilities” means all claims, actions, suits, judgments, damages, losses, liabilities, obligations, responsibilities, fines, penalties, sanctions, costs, fees, Taxes, commissions, charges, disbursements and expenses (including those incurred upon any appeal or in connection with the preparation for and/or response to any subpoena or request for document production relating thereto), in each case of any kind or nature (including interest accrued thereon or as a result thereof and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, and whether direct, indirect, contingent, consequential, actual, punitive, treble or otherwise.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, in respect of such asset. For the purposes of this Agreement and the other Facility Documents, any Loan Party or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Loan Parties” means the collective reference to the Borrower and all of the Guarantors.

“Loans” means, collectively, any New Money Loan, Roll-Up Loan, DIP Facility Upfront Loan and any loan or other credit extension made (or deemed made) available or provided from time to time by any of the Lenders to the Borrower pursuant to this Agreement or any other Facility Document or, as the context may require, the principal amount thereof from time to time outstanding.

“Loss” has the meaning set forth in Section 8.11(a).

“Make Whole Amount” means the Make Whole Amount (as defined in the Prepetition First Lien Term Loan Agreement) owed to the Prepetition First Lien Lenders.

“Material Adverse Effect” means with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, binding arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, a material adverse change in, or a material adverse effect upon, any of (a) the condition (financial or otherwise), operations, business or properties of any of the Loan Parties, (b) the rights and remedies of Agent or Lenders under any Facility Document, or the ability of any Loan Party to perform any of its obligations under any Facility Document to which it is a party, (c) the legality, validity or enforceability of any Facility Document, or (d) a material impairment of the prospect of repayment of any portion of the Obligations, in each case, other than as a result of the events and conditions related and/or leading up to the commencement of the Chapter 11 Cases, or any defaults under agreements that have no effect under the terms of the Bankruptcy Code as a result of the commencement of a proceeding under chapter 11 of the Bankruptcy Code and the Chapter 11 Cases.

“Material Contracts” means (a) the Facility Documents, (b) the agreements listed on Schedule 3.16, (c) each contract or agreement that is disclosed (or is required to be disclosed) publicly as a material definitive agreement by the Loan Parties and (c) each other agreement or contract to which such Loan Party or its Subsidiaries is a party the termination of which could reasonably be expected to result in a Material Adverse Effect, in each case, other than as a result of the events and conditions related and/or leading up to the commencement of the Chapter 11 Cases, or any defaults under agreements that have no effect under the terms of the Bankruptcy Code as a result of the commencement of a proceeding under chapter 11 of the Bankruptcy Code and the Chapter 11 Cases.

“Material Intangible Assets” means all of (a) the Loan Parties’ Intellectual Property and (b) license or sublicense agreements or other agreements with respect to rights in Intellectual Property, in each case that are material to the condition (financial or other), business or operations of Loan Parties.

“Material Intellectual Property” means all Intellectual Property, whether currently owned by (or purported to be owned by) or licensed to (or purported to be licensed to) the Borrower or any of its Subsidiaries, or acquired, developed or obtained by or otherwise licensed to the Borrower or any of its Subsidiaries after the Closing Date that is, in each case, material to any current, planned or anticipated business of the Borrower and its Subsidiaries.

“Maturity Date” means the earliest of (i) the effective date of any Chapter 11 Plan for the reorganization of the Borrower or any of the other Loan Parties, (ii) July 11, 2024, (iii) the date of prepayment in cash in full by the Loan Parties of all Obligations (other than contingent indemnification Obligations not yet due) and the termination of all of the Commitments in accordance with the terms of this Agreement, and (iv) the date that all Loans shall become due and payable in full in accordance with the terms of the DIP Facility, including due to acceleration.

“Milestone” has the meaning set forth on Exhibit D hereto.

“Multiemployer Plan” means a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA to which any Loan Party or any other member of the Controlled Group (or any Person who in the last five years was a member of the Controlled Group) is making or accruing an obligation to make contributions or has within the preceding five plan years (as determined on the applicable date of determination) made contributions.

“Net Cash Proceeds” means, (i) with respect to any Casualty Event experienced or suffered by any Loan Party or any of its Subsidiaries, the amount of cash proceeds received (directly or indirectly) from time to time by or on behalf of such Person after deducting therefrom only (w) reasonable costs and expenses related thereto incurred by such Loan Party or such Subsidiary in connection therewith, (x) Taxes (including transfer Taxes or net income Taxes) paid or payable in connection therewith, (y) reasonable reserves established for liabilities estimated to be payable in respect of such Casualty Event and deposited into escrow with a third party escrow agent on terms reasonably acceptable to the Agent or set aside in a separate Deposit Account that is subject to a control agreement in favor of the Agent and (z) any amounts required to be used to prepay Debt incurred pursuant to clause (c) of definition of “Permitted Debt” secured by the assets subject to such Casualty Event (other than (A) Debt owing to the Agent or any Lender under this Agreement or the other Facility Documents and (B) Debt assumed by the purchaser of such asset); and (ii) with respect to any Disposition by any Loan Party or any of its Subsidiaries, the amount of cash proceeds received (directly or indirectly) from time to time by or on behalf of such Person after deducting therefrom only (w) reasonable costs and expenses related thereto incurred by such Loan Party or such Subsidiary in connection therewith, (x) Taxes (including transfer Taxes or net income Taxes) paid or payable in connection therewith, (y) reasonable reserves established for liabilities estimated to be payable in respect of such Disposition and deposited into escrow with a third party escrow agent on terms reasonably acceptable to the Agent or set aside in a separate Deposit Account that is subject to a Control Agreement in favor of the Agent and (z) any amounts required to be used to prepay Debt incurred pursuant to clause (c) of definition of “Permitted Debt” secured by the assets subject to such Casualty Event (other than (A) Debt owing to the Agent or any Lender under this Agreement or the other Facility Documents and (B) Debt assumed by the purchaser of such asset); provided, that, in each case of clauses (i) and (ii), costs and expenses shall only be deducted to the extent, that the amounts so deducted are (x) actually paid to a Person that is not an Affiliate of any Loan Party or any of its Subsidiaries and (y) properly attributable to such Casualty Event or Disposition, as the case may be.

“New Money Loan Cap” means $22,500,000.

“New Money Loan Commitment” shall mean the amount in U.S. Dollars set opposite each Lender’s name under the heading “New Money Loan Commitment” as set forth on Annex A or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed or reduced from time to time pursuant to the terms hereof; provided, that the aggregate amount of the New Money Loan Commitment shall not exceed the New Money Loan Cap.

“New Money Loan Commitment Termination Date” means the earliest to occur of (a) the Termination Date and (b) the date on which the New Money Loan Commitments are reduced to zero, or otherwise terminate or expire, or are cancelled, in each case, in accordance with the terms hereof.

“New Money Loan Upfront Payment” shall mean the payment (for the account of each Lender holding a New Money Loan Commitment) required to be made by the Borrower on the Closing Date and otherwise in accordance with Sections 2.1(b) and 2.15(c) hereof, in an amount equal to 4.00% of such Lender’s New Money Commitment as of the Closing Date, which amount shall be deducted from the New Money Loans disbursed on the Closing Date in accordance with the terms of this Agreement.

“New Money Loans” means Loans made hereunder pursuant to a funding of cash by Lenders having New Money Loan Commitments.

“Notice of Borrowing” has the meaning set forth in Section 2.2.

“Obligations” mean, all (a) principal of, and premium, if any, on the Loans (including all Roll-Up Loans (including any Roll-Up PIK Interest accrued and capitalized), all New Money Loans, all DIP Facility Upfront Loans and Loans resulting from, and deemed made in connection with payment of, the New Money Loan Upfront Payment and the Termination Payment), and, without limiting the foregoing, all obligations and indebtedness with respect to the New Money Loan Upfront Payment and the Termination Payment, (b) interest (including interest accruing after the Termination Date or other maturity of the Loans, and Post-Petition Interest), expenses, fees, indemnification obligations and other amounts payable by Loan Parties under Facility Documents and all charges accruing during the Chapter 11 Cases, and (c) other Indebtedness obligations and liabilities of any kind owing by the Loan Parties pursuant to the Facility Documents, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any insolvency proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several.

“OFAC” means the U.S. Department of Treasury Office of Foreign Assets Control.

“Ordinary Course of Business” means, taking into account the Chapter 11 Cases, in respect of any obligation of, transaction involving, action taken by, or agreement or arrangement entered into by, any Loan Party, the ordinary course of such Loan Party’s business, as conducted by any such Loan Party in accordance with past practice or otherwise undertaken by such Loan Party in good faith and not for purposes of evading any covenant or restriction in, or any requirement of, any Facility Document or applicable Law; provided, that, (i) any of the foregoing that occurs on or at any time after the Petition Date shall only be deemed to be in the Ordinary Course if and to the extent that the same constitutes “Ordinary Course” pursuant to section 363 of the Bankruptcy Code, and (ii) any payment, disbursement or liability made or arising as of the Petition Date shall only be deemed to be in the Ordinary Course if, in addition to satisfying the foregoing requirements, the same shall be in accordance with the Approved Budget (including Permitted Variances).

“Organizational Documents” means, with respect to any Person other than a natural person, the documents by which such Person was organized (such as a certificate of incorporation, certificate of limited partnership or articles of organization, and including, without limitation, any certificates of designation for preferred stock or other forms of preferred equity) and which relate to the internal governance of such Person (such as by-laws, a partnership agreement or an operating agreement, joint venture agreement, limited liability company agreement or members agreement), including any and all shareholder agreements or voting agreements relating to the capital stock or other equity interests of such Person.

“Other Connection Taxes” means with respect to any Lender, Taxes imposed as a result of a present or former connection between such Lender and the jurisdiction imposing such Taxes (except a connection arising solely from such Lender having executed, delivered, become a party to, performed its obligations or received a payment under, received or perfected a security interest under, engaged in any transaction pursuant to or enforced any Facility Document or Warrant, or sold or assigned an interest in any Facility Document or Warrant).

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes arising from any payment made hereunder or from the execution, issuance, delivery, registration, enforcement or transfer of, or otherwise with respect to, any Facility Document, Warrant or Warrant Shares.

“Parties” has the meaning set forth in the preamble to this Agreement.

“Payment in Full” means with respect to the Loans and all other Obligations (other than contingent indemnification or other contingent obligations as to which no claim has been asserted), (a) the indefeasible payment thereof in full in cash in accordance with the Facility Documents or as otherwise consented to in writing by the Lenders (including in connection with any transaction pursuant to which all or substantially all of the Debtors’ property and assets are sold, transferred or otherwise disposed of (including pursuant to Section 363 of the Bankruptcy Code)), including with respect to the Termination Payments, and all interest, fees and other amounts (including Post-Petition Interest); provided, that, notwithstanding the foregoing, “Payment in Full” shall not be deemed to occur, and no Loans shall be deemed to have been paid in full, unless and until such time as all New Money Loan Commitments shall have irrevocably, permanently and finally expired, or shall have been so terminated, cancelled and discharged. “Payment in Full” shall also include any reference to “payment in full”, “paid in full”, “repaid in full”, “prepaid in full”, “redeemed in full” or any other term or word of similar effect used in this Agreement or any other Facility Document.

“PBGC” means the Pension Benefit Guaranty Corporation and any Person succeeding to any or all of its functions under ERISA.

“Pension Plan” means any ERISA Plan that is subject to Section 412 of the Code or Title IV of ERISA.

“Perfection Certificate” means a certificate in substantially the form of Exhibit E.

“Permit” means all licenses, certificates, accreditations, product clearances or approvals, provider numbers or provider authorizations, supplier numbers, marketing authorizations, drug or device authorizations and approvals, other authorizations, franchises, qualifications, accreditations, registrations, permits, consents and approvals of a Loan Party issued or required under Laws applicable to the business of Borrower or any of its Subsidiaries or necessary in the manufacturing, importing, exporting, possession, ownership, warehousing, marketing, promoting, sale, labeling, furnishing, distribution or delivery of goods or services under Laws applicable to the business of Borrower or any of its Subsidiaries. Without limiting the generality of the foregoing, “Permit” includes any Regulatory Required Permit.

“Permitted Contest” means, with respect to any tax obligation or other obligation allegedly or potentially owing from any Loan Party or its Subsidiary to any governmental tax authority or other third party, a contest maintained in good faith by appropriate proceedings promptly instituted and diligently conducted and with respect to which such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made on the books and records and financial statements of the applicable Loan Party(ies); provided, however, that (a) compliance with the obligation that is the subject of such contest is effectively stayed during such challenge; and (b) upon a final determination of such contest, Borrower and its Subsidiaries shall promptly comply with the requirements thereof.

“Permitted Contingent Obligations” means

(a) Contingent Obligations arising in respect of the Debt under the Facility Documents;

(b) Contingent Obligations resulting from endorsements for collection or deposit in the Ordinary Course of Business;

(c) Contingent Obligations outstanding on the date of this Agreement and set forth on Schedule 6.1 (but not including any refinancings, extensions, increases or amendments to the indebtedness underlying such Contingent Obligations other than extensions of the maturity thereof without any other change in terms);

(d) Contingent Obligations incurred in the Ordinary Course of Business with respect to surety and appeal bonds, performance bonds and other similar obligations not to exceed $1,000,000 in the aggregate at any time outstanding to the extent set forth in the Approved Budget;

(e) Contingent Obligations arising under indemnity agreements with title insurers to cause such title insurers to issue to the Agent mortgagee title insurance policies;

(f) Contingent Obligations arising with respect to customary indemnification obligations in favor of purchasers in connection with dispositions of personal property assets permitted under Section 6.6;

(g) so long as there exists no Event of Default both immediately before and immediately after giving effect to any such transaction, Contingent Obligations existing or arising under any Swap Contract, to the extent set forth in the Approved Budget; provided, however, that such obligations are (or were) entered into by Borrower or an Affiliate in the Ordinary Course of Business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person and not for purposes of speculation; and

(h) other Contingent Obligations not permitted by clauses (a) through (g) above, not to exceed $100,000 in the aggregate at any time outstanding to the extent set forth in the Approved Budget.

“Permitted Debt” means:

(a) each Loan Party’s and its Subsidiary’s Debt to Agent and each Lender under this Agreement and the other Facility Documents;

(b) Debt incurred as a result of endorsing negotiable instruments received in the Ordinary Course of Business;

(c) purchase money Debt not to exceed $100,000 in the aggregate at any time (whether in the form of a loan or a lease) used solely to acquire equipment used in the Ordinary Course of Business and secured only by such equipment, to the extent set forth in the Approved Budget;

(d) Debt existing on the date of this Agreement and described on Schedule 6.1 (but not including any refinancings, extensions, increases or amendments to such Debt other than extensions of the maturity thereof without any other change in terms);

(e) unsecured Debt incurred in respect of corporate credit cards or credit card processing services or other bank product obligations, in each case, incurred in the Ordinary Course of Business in an aggregate amount not to exceed the amount set forth in the Approved Budget;

(f)  so long as there exists no Event of Default both immediately before and immediately after giving effect to any such transaction, Debt existing or arising under any Swap Contract to the extent set forth in the Approved Budget; provided, however, that such obligations are (or were) entered into by Borrower or an Affiliate in the Ordinary Course of Business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person and not for purposes of speculation;

(g) Debt in the form of insurance premiums in respect of insurance policies in place as of the Petition Date (or any similar replacement policies obtained in the Ordinary Course of Business) financed through the applicable insurance company so long as the amount of such Debt is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the policy year in which such Debt is incurred and such Debt is outstanding only during such policy year;

(h) trade accounts payable arising and paid on a timely basis and in the Ordinary Course of Business;

(i) Debt consisting of unsecured intercompany loans and advances incurred by any Loan Party owing to any other Loan Party;

(j) Debt not to exceed $1,000,000 in the aggregate at any time with respect to letters of credit issued to support any real property lease; provided that such letters of credit are secured solely by Liens permitted pursuant to clause (b) of the definition of “Permitted Liens”; provided, further, that such letters of credit are set forth in the Approved Budget; and

(k) adequate protection claims expressly granted or permitted by any DIP Order, subject in all cases to the terms and conditions related to such claims set forth in such applicable DIP Order.

“Permitted Investments” means:

(a) Investments shown on Schedule 6.7 and existing on the Closing Date;

(b)  cash and cash equivalents;

(c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the Ordinary Course of Business;

(d)  Investments consisting of travel advances and employee relocation loans and other employee loans and advances in the Ordinary Course of Business, to the extent set forth in the Approved Budget;

(e) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the Ordinary Course of Business;

(f) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the Ordinary Course of Business, provided, however, that this clause (f) shall not apply to Investments of Loan Parties in any Subsidiary;

(g)  Investments consisting of Deposit Accounts;

(h) Investments by any Loan Party in any Subsidiary now owned or hereafter created by such Loan Party, which Subsidiary is a Loan Party or has provided a Guarantee of the Obligations in compliance with Section 5.13;

(i) Investment of cash and cash equivalents by any Loan Party in respect of Swap Contracts but solely to the extent the obligations of any Loan Party thereunder constitute Permitted Debt pursuant to clause (f) of the definition thereof;

(j) so long as no Event of Default exists at the time of such Investment or after giving effect to such Investment, Investments of cash and cash equivalents in respect of leasehold improvement costs associated with any expansion or relocation of facilities in the Ordinary Course of Business to the extent set forth in the Approved Budget; and

(k) so long as no Event of Default exists at the time of such Investment or after giving effect to such Investment, other Investments of cash and cash equivalents in an amount not to exceed the amount set forth in the Approved Budget.

Notwithstanding anything in this Agreement to the contrary, except as to an Approved Sale, (i) the Borrower shall not, and shall not permit any of its Subsidiaries to (x) directly or indirectly transfer, by means of contribution, sale, assignment, lease or sublease, license or sublicense, or other disposition of any kind, any Material Intellectual Property or any Specified Asset held by the Borrower or any other Loan Party to any Person other than the Borrower or a Subsidiary Guarantor, or (y) permit any Person other than the Borrower or a Subsidiary Guarantor to hold any interest in any Material Intellectual Property or any Specified Asset (other than pursuant to non-exclusive intercompany licenses), and (ii) no Material Intellectual Property or Specified Asset held by the Borrower or a Subsidiary Guarantor shall be contributed as an Investment to any Subsidiary other than a Subsidiary Guarantor.

“Permitted License” means any non-exclusive license of patent rights of Borrower or its Subsidiaries so long as all such Permitted Licenses are granted to third parties in the Ordinary Course of Business, do not result in a legal transfer of title to the licensed property, and have been granted in exchange for fair consideration.

“Permitted Liens” means:

(a) deposits or pledges of cash to secure obligations under workmen’s compensation, social security or similar laws, or under unemployment insurance (but excluding Liens arising under ERISA or, with respect to any Pension Plan or Multiemployer Plan, the Code) pertaining to a Loan Party’s or its Subsidiary’s employees, if any, in each case made in the Ordinary Course of Business;

(b) deposits or pledges of cash to secure bids, tenders, contracts (other than contracts for the payment of money or the deferred purchase price of property or services), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the Ordinary Course of Business;

(c)  carrier’s, warehousemen’s, mechanic’s, workmen’s, materialmen’s or other like Liens arising in the Ordinary Course of Business with respect to obligations which are not due, or which are being contested pursuant to a Permitted Contest; provided that the aggregate amount of obligations secured by such Liens shall not exceed $500,000 at any one time;

(d) Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or the subject of a Permitted Contest;

(e) attachments, appeal bonds, judgments and other similar Liens for sums not exceeding $1,000,000 in the aggregate arising in connection with court proceedings; provided, however, that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are the subject of a Permitted Contest;

(f) with respect to real estate, easements, rights of way, restrictions, minor defects or irregularities of title existing on the Petition Date, none of which, individually or in the aggregate, materially affect the value or marketability of such real estate, impair the use or operation of such real estate for the use currently being made thereof or impair Loan Parties’ ability to pay the Obligations in a timely manner or impair the use of the real estate or the ordinary conduct of the business of any Loan Party or any Subsidiary;

(g) Liens in favor of customs and revenue authorities arising as a matter of law which secure payment of custom duties in connection with the importation of goods in the Ordinary Course of Business;

(h)  Liens existing on the date hereof and set forth on Schedule 6.2;

(i)  any Lien on any equipment securing Debt permitted under clause (c) of the definition of “Permitted Debt”; provided, however, that such Lien attaches concurrently with or within thirty (30) days after the acquisition thereof;

(j) Liens in favor of a banking or other financial institution arising in the Ordinary Course of Business encumbering reasonable and customary initial deposits and margin deposits (made in the Ordinary Course of Business and not for speculative purposes) and attaching solely to brokerage accounts otherwise permitted pursuant to the terms of this Agreement (and not securing any Debt for borrowed money);

(k) Permitted Licenses of any Product or Intellectual Property;

(l) Liens for the benefit of insurance companies and insurance brokers on rights under insurance policies and proceeds thereof securing obligations permitted by clause (g) of the definition of “Permitted Debt”; and

(m) adequate protection Liens expressly granted or permitted by any DIP Order, subject in all cases to the terms and conditions related to such Liens set forth in such applicable DIP Order.

“Permitted Variance” has the meaning given in Section 6.15.

“Person” means any natural person, corporation, limited liability company, professional association, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any Governmental Authority.

“Petition Date” has the meaning set forth in the recitals to this Agreement.

“Portfolio Interest Certificate” has the meaning set forth in Section 2.10(d).

“Post-Petition Interest” means with respect to any Loans or other Obligations hereunder, all interest, fees, expenses and other charges accruing after the filing of any petition under the Bankruptcy Code, or the commencement of any insolvency proceeding relating to any Loan Party and/or any of its Subsidiaries (including, as applicable, the Chapter 11 Cases), whether or not a claim for post-filing or post-petition interest is allowed or allowable under the Bankruptcy Law or in any such Insolvency Proceeding.

“Prepayment Price” has the meaning set forth in Section 2.7(b)(i).

“Prepetition Debt” means (a) all Prepetition First Lien Term Loan Debt and (b) to the extent permitted pursuant to clause (d) of the definition of “Permitted Debt”, all other Debt incurred prior to, and outstanding as of, the Petition Date.

“Prepetition Disbursement Loans” means the “Disbursement Loans” as defined in the Prepetition First Lien Term Loan Agreement) disbursed to the Borrower pursuant to the Prepetition First Lien Term Loan Agreement and all “Obligations” (as defined in the Prepetition First Lien Term Loan Agreement) relating thereto.

“Prepetition First Lien Lenders” shall mean the Lenders under the Prepetition First Lien Term Loan Agreement and their respective successors and assigns.

“Prepetition First Lien Loan Parties” shall mean the Loan Parties under the Prepetition First Lien Term Loan Agreement.

“Prepetition First Lien Term Facility Documents” shall mean, collectively, the following (as the same now exist or may hereunder be amended, modified, supplemented, extended, renewed, restated or replaced): (a) the Prepetition First Lien Term Loan Agreement; and (b) all other agreements, documents and instruments at any time executed and/or delivered by any of the Loan Parties with, to or in favor of the Prepetition First Lien Term Loan Agent or any Prepetition First Lien Lender in connection therewith or related thereto; sometimes being referred to herein individually as a “Prepetition First Lien Term Loan Document”.

“Prepetition First Lien Term Loan Agent” means Deerfield Partners, L.P., as administrative agent under the Prepetition First Lien Term Loan Agreement, and each of its successors and permitted assigns.

“Prepetition First Lien Term Loan Agreement” means that certain Amended and Restated Facility Agreement, dated as of October 12, 2022 (as amended or otherwise modified from time to time prior to, and as in effect on, the Petition Date), by and among the Prepetition First Lien Loan Parties, the lenders party thereto from time to time and the Prepetition First Lien Term Loan Agent.

“Prepetition First Lien Term Loan Debt” means all Indebtedness, obligations, liabilities and indebtedness of every kind, nature and description owing by the Loan Parties to the Prepetition First Lien Term Loan Agent and Prepetition First Lien Lenders, including principal, interest, charges, fees, premiums, indemnities, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise arising under the Prepetition First Lien Term Facility Documents (including the “Exit Fee,” “Make Whole Amount” and all other “Obligations” as defined thereunder).

“Prepetition First Lien Term Loans” means the Loans under and defined in the Prepetition First Lien Term Loan Agreement.

“Prepetition Original Loans” means the “Original Loans” as defined in the Prepetition First Lien Term Loan Agreement) disbursed to the Borrower pursuant to the Prepetition First Lien Term Loan Agreement and all “Obligations” (as defined in the Prepetition First Lien Term Loan Agreement) relating thereto.

“Prepetition Secured Parties” shall mean, collectively, the Prepetition First Lien Lenders, the Prepetition First Lien Term Loan Agent and the other Secured Parties (as such term is defined under the Prepetition First Lien Term Facility Documents).

“Prime Rate” means the rate of interest per annum last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Agent) or any similar release by the Federal Reserve Board (as determined by the Agent). For purposes hereof, any change in the Prime Rate shall take effect at the opening of business on the day such change is publicly announced or quoted as being effective.

“Pro Rata Share” means, with respect to any Lender, the percentage obtained by dividing (a) such Lender’s outstanding Loans, by (b) the total outstanding amount of Loans held by all Lenders.

“Proceeding” means any investigation, inquiry, litigation, review, hearing, suit, claim, audit, arbitration, proceeding or action (in each case, whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Products” means, from time to time, any products currently manufactured, sold, developed, tested or marketed by any Loan Party or any of its Subsidiaries.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Register” has the meaning set forth in Section 1.4(b).

“Registered Intellectual Property” means any patent, registered trademark or servicemark, registered copyright, registered mask work, or any pending application for any of the foregoing.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as in effect from time to time and any successor to all or a portion thereof establishing reserve requirements.

“Regulatory Required Permit” means any and all licenses, approvals and permits issued by the FDA, DEA or any other applicable Governmental Authority, including without limitation Drug Applications, necessary for the testing, manufacture, marketing or sale of any Product by any applicable Loan Party and its Subsidiaries as such activities are being conducted by such Loan Party and its Subsidiaries with respect to such Product at such time and any drug listings and drug establishment registrations under 21 U.S.C. Section 510, registrations issued by DEA under 21 U.S.C. Section 823 (if applicable to any Product), and those issued by State governments for the conduct of any Loan Party’s or any Subsidiary’s business.

“Required Lenders” means, at any time, the Lenders having Pro Rata Shares of which the aggregate Dollar equivalent amount exceeds 50% of the outstanding Loans.

“Responsible Officer” means any of the Chief Executive Officer, Chief Financial Officer or any other officer of the applicable Loan Party acceptable to Agent.

“Restricted Foreign Subsidiary” means miraDry International Sweden AB.

“Restructuring Costs” means, collectively, any and all (a) fees required to be paid to the Clerk of the Court and to the Office of the United States Trustee under 28 U.S.C. § 1930(a), plus interest at the statutory rate; (b) allowed fees and expenses incurred by persons or firms retained by the Debtors pursuant to sections 327, 328 or 363 of the Bankruptcy Code; (c) amounts paid on account of the Adequate Protection (as defined in the DIP Orders); (d) fees or expenses incurred by the Lender Professionals; and (e) fees or expenses of any patient care ombudsman appointed by the Court pursuant to section 333 of the Bankruptcy Code.

“Roll-Up Amount” has the meaning set forth in Section 2.1(a).

“Roll-Up Loans” has the meaning set forth in Section 2.1(a).

“Roll-Up PIK Interest” has the meaning set forth in Section 2.14(a).

“Sale Process” means the post-petition sale process conducted in accordance with the Bidding Procedures.

“Sale Transaction” means one or more transactions to effectuate an Approved Sale, free and clear of liabilities (subject to customary exceptions) under Section 363 of the Bankruptcy Code pursuant to the Chapter 11 Cases.

“Sarbanes-Oxley” has the meaning set forth in Section 3.29.

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” means all reports, schedules, forms, statements and other documents filed by any Loan Party or any of its Subsidiaries with the SEC pursuant to the Securities Act or the Exchange Act since December 31, 2018 (including all financial statements and schedules included therein, all exhibits thereto and all documents incorporated by reference therein).

“Second Day Motions” means any “second day” motions and pleadings to be filed by the Loan Parties with the Bankruptcy Court on or after the Petition Date in connection with the Chapter 11 Cases, each of which shall be in form and substance reasonably acceptable to the Agent.

“Second Day Orders” means any order entered by the Bankruptcy Court in respect of Second Day Motions.

“Secured Parties” means Agent, the Lenders, holders of other Obligations, and all Indemnified Persons, and “Secured Party” means each of them.

“Securities Act” means the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

“Security Agreement” means the Guaranty and Security Agreement executed and delivered on the Closing Date pursuant to which, among other things, the Loan Parties party thereto grant to Agent for the benefit of the Secured Parties a security interest and Lien in all of their Collateral to secure the Obligations and the Guarantors party thereto provide guaranties to Agent for the benefit of the Secured Parties, as amended, restated, supplemented or otherwise modified from time to time.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Interest Rate” means the sum of Term SOFR plus 7.00% per annum.

“Specified Assets” means all material assets related to the Debtors’ business and operations.

“Specified Asset Sale” means any Disposition permitted by Section 6.23(k).

“Stock” means (a) all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests (or units thereof), joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting; and (b) all securities convertible into or exchangeable for any other Stock and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any other Stock, whether or not presently convertible, exchangeable or exercisable.

“Subsidiary” means, with respect to any Person, (a) any corporation of which an aggregate of more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, capital stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of more than fifty percent (50%) of such capital stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%) or of which any such Person is a general partner, manager or managing member or may exercise the powers of a general partner, manager or managing member. Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of the Borrower.

“Swap Contract” means any “swap agreement”, as defined in Section 101 of the Bankruptcy Code, that is obtained by a Loan Party to provide protection against fluctuations in interest or currency exchange rates, but only if Agent provides its prior written consent to the entry into such “swap agreement”.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means the greater of (a) for the applicable Interest Period, the forward-looking secured overnight financing rate administered by the CME Group Benchmark Administration Limited (CBA) (or other administrator selected by the Agent (at the direction of the Required Lenders)) and published on the applicable Bloomberg LP screen page (or such other commercially available source providing such quotations as may be selected by the Agent (at the direction of the Required Lenders)), fixed by the administrator thereof two (2) Business Days prior to the commencement of the applicable Interest Period (provided, however, if Term SOFR is not published for such Business Day, then Term SOFR shall be determined by reference to the immediately preceding Business Day on which such rate is published), rounded upwards if necessary, to the next 1/8th of 1% and adjusted for reserves if the Agent (at the direction of the Required Lenders) determines that any Lender is required to maintain reserves with respect to the relevant Loans, all as determined by the Agent in accordance with this Agreement and the Agent’s loan systems and procedures periodically in effect, and (b) the Floor.

“Termination Date” means the earliest of the following: (a) the date that is 35 days after the Petition Date (or such later date as may be agreed in writing by the Required Lenders) unless the Final DIP Order Date has occurred on or prior to such date, (b) the Chapter 11 Plan Effective Date, (c) the Maturity Date, (d) the occurrence of any Event of Default under this Agreement or the other Facility Documents, (e) the date of entry of an order by the Bankruptcy Court approving (i) a motion seeking conversion or dismissal of any or all of the Chapter 11 Cases or (ii) a motion seeking the appointment or election of a trustee, receiver, a responsible officer or examiner with enlarged powers relating to the operation of the Debtors’ business, or if the Borrower or any Guarantor files a motion or other pleading seeking such conversion or dismissal unless otherwise consented to in writing by the Lenders, (f) the date the Bankruptcy Court orders the conversion of any Chapter 11 Case to a liquidation pursuant to chapter 7 of the Bankruptcy Code, (g) if the Interim DIP Order expires by its terms or is terminated, unless the Final DIP Order has been entered and become effective prior thereto and (h) the date on which the Loans are accelerated or otherwise declared (or become) due and payable in accordance with the terms of this Agreement (whether automatically, or upon any Event of Default or as otherwise provided hereunder).

“Termination Payment” means each payment required to be made by the Borrower (for the account of the applicable Lenders) with respect to any Termination Payment Triggering Event, pursuant to Section 2.15(d) and the other applicable provisions hereof, which payment shall be in a Dollar amount equal to (a) in the case of any Termination Payment Triggering Event described in clause (a) of the definition thereof, 5.00% of the aggregate principal amount of the New Money Loans being prepaid, repaid, paid or redeemed (as applicable) at such time, and (b) in the case of any other Termination Payment Triggering Event, 5.00% of all New Money Loans outstanding as of such time.

“Termination Payment Triggering Event” means the occurrence of any of the following (without duplication): (a) subject to the provisions of Sections 2.7 and 2.14, the making of any prepayment, repayment, payment or redemption (as applicable) of all or any portion of the Loans, whether before or after the occurrence of any Default or Event of Default or the Termination Date; (b) the occurrence of the Termination Date or the termination of this Agreement for any reason; (c) the acceleration of all or any portion of the Loans or other Obligations for any reason, or the occurrence of any other event or circumstance that causes any Loan or other Obligation to become (or to be declared) due and payable for any reason (including upon an Event of Default, pursuant to Section 7.1 hereof, by operation of law, or otherwise); (d) the satisfaction, release, payment, restructuring, reorganization, replacement, reinstatement, defeasance or compromise of any Loan or other Obligation for any reason, including in any Insolvency Proceeding, any foreclosure (whether by power of judicial proceeding or otherwise) or deed in lieu of foreclosure, or the making of a distribution of any kind in any Insolvency Proceeding to the Lenders (whether directly or indirectly, including through the Agent or any other distribution agent), in full or partial satisfaction of any Loan or other Obligation and (e) any full or partial termination of any New Money Loan Commitments (except a voluntary reduction of New Money Loan Commitments consented to by the Lenders).

“Transactions” means (a) the negotiation, preparation, execution, delivery and performance by each Loan Party of this Agreement and the other Facility Documents to which such Loan Party is (or is intended to be) a party, the making of the Loans hereunder, and all other transactions contemplated pursuant to this Agreement and the other Facility Documents, including the creation of the Liens pursuant to the Security Documents, and (b) the payment of all fees and expenses incurred or paid by the Loan Parties in connection with the foregoing.

“UCC” means, with respect to any applicable jurisdictions, the Uniform Commercial Code as in effect in such jurisdiction, as may be modified from time to time.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“United States” and “U.S.” each means the United States of America.

“Updated Budget” has the meaning set forth in Section 5.2(a).

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56, as amended from time to time.

“Variance Report” has the meaning set forth in Section 5.2(b).

“Variance Report Deadline” has the meaning set forth in Section 5.2(b).

Section 1.2 Interpretation. In this Agreement and the other Facility Documents, unless the context otherwise requires, all words and personal pronouns relating thereto shall be read and construed as the number and gender of the party or parties requires and the verb shall be read and construed as agreeing with the required word and pronoun. The division of this Agreement and the other Facility Documents into Articles and Sections and the use of headings and captions is for convenience of reference only and shall not modify or affect the interpretation or construction of this Agreement or any of its provisions. The words “herein,” “hereof,” “hereunder,” “hereinafter” and “hereto” and words of similar import refer to this Agreement (or other applicable Facility Document) as a whole and not to any particular Article or Section hereof (or thereof). The term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The term “documents” and “agreements” include any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced. The use in any of the Facility Documents of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. References to a specified Article, Exhibit, Section or Schedule shall be construed as a reference to that specified Article, Exhibit, Section or Schedule of this Agreement (or other applicable Facility Document). Unless specifically stated otherwise, any reference to any of the Facility Documents means such document as the same shall be amended, restated, supplemented or otherwise modified and from time to time in effect in accordance with the terms hereof or thereof, as applicable. The references to “assets” and “properties” in the Facility Documents are meant to be mean the same and are used throughout the Facility Documents interchangeably, and such words shall be deemed to refer to any and all tangible and intangible assets and properties, including cash, securities, stock, accounts and contract rights. Terms (including uncapitalized terms) not otherwise defined herein and that are defined in the UCC shall have the meanings therein described. The payment, prepayment or repayment of any principal, interest, fees, amounts and/or other Obligations under this Agreement or the other Facility Documents (including the Make Whole Amount and the Exit Fee under the Prepetition First Lien Term Loan Debt) shall be made in cash in Dollars unless expressly stated otherwise herein or therein. Any reference to “Payment in Full,” “payment in full in cash,” “paid in full,” “paid in full in cash,” “repaid in full,” “repaid in full in cash,” “prepaid in full,” “prepaid in full in cash,” “redeemed in full,” “redeemed in full in cash” or any other term or word of similar effect used in this Agreement or any other Facility Document with respect to the Loans or the Obligations shall mean all Obligations (including any Make Whole Amount and the Exit Fee under the Prepetition First Lien Term Loan Debt, but excluding (x) unasserted contingent indemnification obligations and (y) those Obligations under any Facility Document that are not due or payable at the time when all other Obligations are paid in full in cash) have been repaid in full in cash and solely to the extent that, after giving effect to the payment in cash, the full amount of all such Obligations have been fully and completely satisfied (excluding contingent claims for indemnification to the extent no claim giving rise thereto has been asserted).

Section 1.3 Business Day Adjustment. Except as otherwise expressly stated herein or in any other Facility Document (and except on any applicable Maturity Date or any date of acceleration of any of the Obligations, in which case, such payment or performance shall be due on or prior to such day regardless of whether such day is a Business Day), if the day by which any payment or other performance is due to be made is not a Business Day, that payment or performance shall be made by the next succeeding Business Day unless that next succeeding Business Day falls in a different calendar month, in which case that payment or other performance shall be made by the Business Day immediately preceding the day by which such payment or other performance is due to be made; provided that interest will continue to accrue for each additional day in connection therewith

Section 1.4 Loan Records.

(a) The Borrower shall record on its books and records the amount of the Loan, the interest rate applicable thereto, all payments of principal and interest thereon and the principal balance thereof from time to time outstanding.

(b) The Agent, acting solely for this purpose as a non-fiduciary agent (solely for tax purposes) shall establish and maintain at its office a record of ownership (the “Register”) in which the Agent agrees to register by book entry the interests (including any rights to receive payment hereunder) of each Lender in the Loan, and any assignment of any such interest or interests, and accounts in the Register in accordance with its usual practice in which it shall record (i) the names and addresses of the Lenders (and any change thereto pursuant to this Agreement), (ii) the amount of the Loan, (iii) the amount of any principal, interest, fee or other amount due and payable or paid, and (iv) any other payment received by the Lenders from the Borrower and its application to the Loan. Reasonably promptly after making each such registration, the Agent shall provide written notice thereof to the Borrower.

(c) Notwithstanding anything to the contrary contained in this Agreement, the Loans are registered obligations, the right, title and interest of the Lenders and their successors and assignees in and to the Loan shall be transferable only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein. This Section 1.4 shall be construed so that the Loan is at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

(d) The Borrower, the Agent and the Lenders shall treat each Person whose name is recorded in the Register as a Lender for all purposes of this Agreement. Information contained in the Register with respect to any Lender shall be available for access by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

Section 1.5 Accounting Terms and Principles. All accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in accordance with GAAP. No change in the accounting principles used in the preparation of any financial statement hereafter adopted by any Loan Party or any of its Subsidiaries shall be given effect for purposes of measuring compliance with any provision of this Agreement or otherwise determining any relevant ratios and baskets which govern whether any action is permitted hereunder, unless the Borrower and the Required Lenders agree to modify such provisions to reflect such changes in GAAP, and unless such provisions are modified, all financial statements and similar documents provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in GAAP. Notwithstanding any other provision contained herein or in any other Facility Document, all terms of an accounting or financial nature used herein and in the other Facility Documents shall be construed, and all computations of amounts and ratios referred to herein and in the other Facility Documents shall be made, without giving effect to any election under Statement of Financial Accounting Standards No. 159 (Codification of Accounting Standards 825-10) to value any Debt or other liabilities of any Loan Party or any Subsidiary at “fair value,” as defined therein.

Section 1.6 Officers. Any document, agreement or instrument delivered under the Facility Documents that is signed by an Responsible Officer or another officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership, limited liability company and/or other action on the part of such Loan Party, and such Responsible Officer or other officer shall be conclusively presumed to have acted on behalf of such Loan Party in such person’s capacity as an officer of such Loan Party and not in any individual capacity.

ARTICLE 2
AGREEMENT FOR THE LOAN

Section 2.1 Commitments and Loans.

(a) Roll-Up Loans.

(i) Subject to the entry of and the terms and conditions of the Interim DIP Order, effective immediately and automatically upon the Closing Date, and without any further action by any party to this Agreement or the other Facility Documents, the Bankruptcy Court or any other Person, (x) an aggregate amount of Prepetition First Lien Term Loan Debt equal to $35,000,000 (the “Interim Roll-Up Amount”), shall be automatically deemed (on a cashless dollar-for-dollar basis) to constitute Loans under this Agreement in a principal amount equal to such Interim Roll-Up Amount (the “Interim Roll-Up Loans”) based upon each such Lender’s pro rata share, which Interim Roll-Up Loans shall be due and payable in accordance with the terms and conditions set forth in this Agreement as if originally funded hereunder on the Closing Date and (y) on the Closing Date, the outstanding aggregate amount of the Prepetition First Lien Term Loan Debt held by the Prepetition First Lien Term Loan Lenders shall be automatically deemed reduced by the amount of Interim Roll-Up Loans incurred on the Closing Date (i.e., the aggregate Prepetition First Lien Term Loan Debt outstanding as of the Closing Date shall be reduced by the Interim Roll-Up Amount incurred on the Closing Date). On the Closing Date, the Interim Roll-Up Amount and Interim Roll-Up Loans shall be allocated to reduce the aggregate outstanding amount of Prepetition Original Loans held by the Prepetition First Lien Term Loan Lenders.

(ii) Subject to the entry of and the terms and conditions of the Interim DIP Order and the Final DIP Order, as applicable, effective immediately and automatically upon the next Borrowing Date after the Closing Date, and without any further action by any party to this Agreement or the other Facility Documents, the Bankruptcy Court or any other Person, (x) an aggregate amount of Prepetition First Lien Term Loan Debt equal to $32,500,000 (the “Final Roll-Up Amount” and, together with the Interim Roll-Up Amount, the “Roll-Up Amount”), shall be automatically deemed (on a cashless dollar-for-dollar basis) to constitute Loans under this Agreement in a principal amount equal to such Final Roll-Up Amount (the “Final Roll-Up Loans” and, together with the Interim Roll-Up Loans, the “Roll-Up Loans”) based upon each such Lender’s pro rata share, which Final Roll-Up Loans shall be due and payable in accordance with the terms and conditions set forth in this Agreement as if originally funded hereunder on such Borrowing Date and (y) on such Borrowing Date, the outstanding aggregate amount of the Prepetition First Lien Term Loan Debt held by the Prepetition First Lien Term Loan Lenders shall be automatically deemed reduced by the amount of Final Roll-Up Loans incurred on such Borrowing Date (i.e., the aggregate Prepetition First Lien Term Loan Debt outstanding as of such Borrowing Date shall be reduced by the Final Roll-Up Amount incurred on such Borrowing Date). On such Borrowing Date, the Final Roll- Up Amount and Final Roll-Up Loans shall be allocated (A) first, to reduce the remaining aggregate outstanding amount of Prepetition Original Loans held by the Prepetition First Lien Term Loan Lenders, and (B) second (only to the extent no Prepetition Original Loan amounts remain outstanding to be allocated), to reduce the aggregate outstanding amount of Prepetition Disbursement Loans held by the Prepetition First Lien Term Loan Lenders.

(b) New Money Loans.

(i) Subject to the satisfaction of the applicable conditions precedent set forth in Sections 4.1 and 4.2 as well as the DIP Draw Conditions, and subject further to the other terms hereof, and relying upon the representations and warranties set forth herein, the Lenders agree to severally, but not jointly, make the following New Money Loans to the Borrower (unless the Termination Date shall have occurred):

(A) during the period commencing on or after entry of the Interim DIP Order to but excluding the date of entry of the Final DIP Order (such period, the “Interim Availability Period”), the Borrower may request New Money Loans up to the amounts set forth in the Approved Budget (for the avoidance of doubt, draws may be made at later dates than set forth in the Approved Budget as necessary), subject to the provisions of the Interim DIP Order; provided, that, the aggregate amount of New Money Loans that shall be made during the Interim Availability Period shall not exceed $9,000,000 (or, if less, the maximum amount of new money loans approved pursuant to the Interim DIP Order); and

(B) during the period commencing on or after entry of the Final DIP Order to but excluding the Termination Date (such period, the “Final Availability Period”), the Borrower may request New Money Loans up to the amounts set forth in the Approved Budget (for the avoidance of doubt, draws may be made at later dates than set forth in the Approved Budget as necessary), subject to the provisions of the Final DIP Order; provided, that, the aggregate amount of New Money Loans that shall be made during the Final Availability Period shall not exceed the remaining unfunded New Money Loan Commitments (or, if less, the maximum amount of new money loans approved pursuant to the Final DIP Order).

Notwithstanding the foregoing, (A) the Lenders shall not be required to fund New Money Loans on more than one Borrowing Date in any one (1)-week period, (B) [reserved], (C) no Lender shall be required to fund any amount of any New Money Loan that exceeds its then-outstanding unfunded New Money Loan Commitment, (D) no Lender shall be required to fund any amount of any New Money Loan if and to the extent that the Bankruptcy Court has not granted requisite approval of the Roll-Up Loans in the applicable DIP Order, (E) [reserved], and (F) no Lender shall be required to fund any amount of any New Money Loan unless each of the Milestones that were required to be satisfied prior to such time shall have been satisfied or waived, and no Event of Default exists at the time of such Borrowing (the conditions set forth in clauses (A) - (F) above, the “DIP Draw Conditions”). Each Lender’s New Money Loan Commitment shall automatically and permanently be reduced, on a dollar-for-dollar basis, by the amount of New Money Loans funded by it, and no amount of Loans that shall have been repaid or prepaid at any time may be re-borrowed. For the avoidance of doubt, in no event shall the Lenders be required to fund any Loans if such funding would cause the aggregate principal amount of Loans outstanding hereunder to exceed the aggregate amount authorized pursuant to the Interim DIP Order (in the case of New Money Loans made prior to the Final DIP Order Date) or the Final DIP Order (in the case of New Money Loans made as of the Final DIP Order Date).

(c) No Re-Borrowing. Amounts borrowed, or deemed borrowed, hereunder that are paid, repaid, redeemed and/or prepaid may not be re-borrowed under any circumstance.

Section 2.2 Borrowing Procedures. In the case of a Borrowing, the Borrower shall give the Agent at least three (3) Business Day’s prior written notice at the Agent’s Office prior to 1:00 p.m. (New York City time) (other than the Borrowing to occur on the Closing Date, for which such written notice shall be substantially in the form attached as Exhibit G hereto and delivered at least two (2) Business Days prior to such Borrowing) (the “Notice of Borrowing”) (or such shorter period of time as consented to by the Required Lenders). Such Notice of Borrowing shall specify (i) the aggregate principal amount of New Money Term Loans to be borrowed, (ii) the date of the Borrowing (which shall be a Business Day) (the “Borrowing Date”) and (iii) wire instructions for the account where funds should be sent. The Agent shall promptly give each Lender written notice of the proposed Borrowing of New Money Loans, of such Lender’s proportionate share thereof and of the other matters covered by the related Notice of Borrowing.

Section 2.3 Funding of Borrowings. Promptly following receipt of a written Notice of Borrowing, the Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof solely by wire transfer of immediately available funds, by 2:00 p.m. (New York City time), to the account of the Agent most recently designated by it for such purpose by notice to the Lenders. Upon receipt of all funds the Agent will make such Loans available to the Borrower promptly by wire transfer of the amounts so received, in like funds, to an account designated by the Borrower in the Notice of Borrowing.

Section 2.4 Notes. If requested by any Lender, the Loan of such Lender shall be evidenced by one or more Notes. The Borrower shall prepare, execute and deliver to the Lender such promissory note(s) substantially in the form attached hereto as Exhibit H.

Section 2.5 Use of Proceeds. The proceeds of New Money Loans, and cash and cash equivalents of the Loan Parties, shall, in each case, only be permitted to be used by the Loan Parties or their Subsidiaries in accordance with the Chapter 11 Orders: (a) for working capital and general corporate purposes of the Loan Parties; (b) to fund costs and expenses related to the Chapter 11 Cases, including to fund an Approved Sale and the Agreed Wind-Down Budget; (c) to fund the payment of interest, fees, costs, and expenses related to the DIP Facility, including the reasonable and documented fees and expenses of the Lender Professionals (such fees and expenses, the “DIP Professional Fees”); and (d) to finance disbursements, in each case, in accordance with the Approved Budget, subject to Permitted Variances, this Agreement, an Approved Sale and the Chapter 11 Orders.

Section 2.6 Termination of Commitments; Voluntary Reduction of Commitments. New Money Loan Commitments (if any remain unused, after giving effect to any funding of Loans on such date) shall automatically terminate on the Termination Date. Upon at least two (2) Business Days (or such shorter period as the Agent may agree at the direction of the Required Lenders) prior written notice to the Agent at any time, the Borrower may, at its option, terminate any New Money Loan Commitments. Any notice of termination given by Borrower shall be irrevocable.

Section 2.7 Payments; Prepayments; Termination Payment, etc.

(a) Payments Generally. The Borrower shall pay in cash to the Agent on behalf of each of the Lenders their Pro Rata Share (as such amounts may be reduced from time to time in accordance with Section 2.7(b) or Section 2.7(c)) of the outstanding principal amount of the Loans and all other applicable Obligations in full (together with accrued and unpaid interest and any other accrued and unpaid charges thereon and all other obligations due and payable by the Borrower under this Agreement, including the Termination Payment) on the Maturity Date, subject to funding or reserve for the amounts set forth in the Agreed Wind-Down Budget. Except as otherwise provided in this Agreement, each payment (including each repayment and prepayment) by the Borrower (other than fees payable pursuant to the Fee Letter) will be deemed to be made ratably in accordance with the Lenders’ Pro Rata Shares. On any date occurring prior to the Maturity Date that payment or prepayment in full of the Loans hereunder occurs, the Borrower shall pay in full all outstanding Obligations, which shall include the Termination Payment.

(b) Optional Prepayments.

(i) Subject to prior written notice pursuant to clause (ii) below, the Borrower shall have the right upon written notice to the Agent pursuant to Section 2.7(b)(ii) below to optionally prepay in whole or in part the outstanding principal amount of the Loans on any Business Day for an amount equal to the sum of (A) the aggregate principal amount of the Loans being prepaid, (B) any accrued but unpaid interest on the principal amount of the Loans being prepaid, (C) the Termination Payment with respect to such amount being prepaid and (D) other unpaid amounts then due and owing pursuant to this Agreement and the other Facility Documents (such aggregate amount, the “Prepayment Price”); provided that each partial prepayment of principal of Loans shall be in an aggregate amount at least equal to $5,000,000 and integral multiples of $1,000,000 in excess thereof (or, if less, the remaining principal amount of the outstanding Loans hereunder).

(ii) A notice of optional prepayment shall be effective only if received by the Agent not later than 2:00 p.m. (New York City time) on a date not less than three (3) (nor more than five (5)) Business Days prior to the proposed prepayment date; provided that a notice of optional prepayment may state that such notice is conditional upon the occurrence of an identifiable event or condition, in which case such notice of prepayment may be revoked by the Borrower (by notice to the Agent on or prior to the specified date of prepayment) if such condition is not satisfied. Each notice of optional prepayment shall specify the proposed prepayment date, the Prepayment Price, the principal amount to be prepaid and any conditions to prepayment (if applicable).

(c) Mandatory Prepayments.

(i) Mandatory Prepayments for Casualty Events or Approved Sale. Within five (5) Business Days of the receipt by any Loan Party of Net Cash Proceeds from the occurrence of any (x) Approved Sale that does not constitute a sale of all Stock issued by the Debtors or all or substantially all of the Debtors’ assets, the Borrower shall prepay Loans in an aggregate amount equal to the Applicable Sweep Amount received with respect to such Approved Sale, (y) Approved Sale that does constitute a sale of all Stock issued by the Debtors or all or substantially all of the Debtors’ assets, the Borrower shall prepay Loans in an aggregate amount equal to 100% of the Net Cash Proceeds received with respect to such Approved Sale minus the Agreed Wind-Down Budget, or (z) a Casualty Event or Specified Disposition, the Borrower shall prepay Loans in an aggregate amount equal to 100% of the Net Cash Proceeds received with respect to such Casualty Event or Specified Disposition, as the case may be, in each case of clauses (x), (y) and (z), to be applied and allocated as set forth in Section 2.7(f), which prepayment shall include any accrued but unpaid interest on any principal amount of the Loans being prepaid and the Termination Payment with respect to such amount being prepaid.

(ii) Mandatory Prepayments for Debt Issuances. Immediately upon receipt by any Loan Party or any of its Subsidiaries of proceeds from any issuance, incurrence or assumption of Indebtedness other than Permitted Indebtedness, on or after the Closing Date, the Borrower shall prepay the Loans and other Obligations in an amount equal to 100% of the cash proceeds received, plus the Termination Payment, if applicable.

(iii) Notice. The Borrower shall provide the Agent with notice of any mandatory prepayment not later than 2:00 p.m. (New York City time) on a date not less than one (1) Business Day (or such shorter period agreed by the Agent) prior to the proposed prepayment date. Each notice of mandatory prepayment shall specify the proposed prepayment date, the Prepayment Price, the principal amount to be prepaid and the subsection under which the prepayment is required.

(d) Application of Prepayments. All prepayments of the Loans shall be applied to principal installments on the Loans in the inverse order of maturity. Each such prepayment shall be accompanied by all accrued and unpaid interest on the Loans so prepaid, through the date of such prepayment and any applicable Termination Payment.

(e) Partial Prepayments. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.11.

(f) Application of Payments.

(i) Other than following the occurrence and during the continuance of an Event of Default, each cash payment, repayment and prepayment by the Borrower or any other Loan Party shall be applied as follows, subject to the applicable DIP Order then in effect:

(A) first, to all fees, costs and expenses (including any attorneys’ fees) owed to the Agent under the Facility Documents,

(B) second, ratably to all fees, costs and expenses (including any attorneys’ fees) owed to any Lender under the Facility Documents,

(C) third, ratably to accrued and unpaid interest owed to the Lenders under the Facility Documents,

(D) fourth, ratably to the principal amount of the Loans owed to the Lenders (including any Make Whole Amount and Exit Fee under the Prepetition First Lien Term Loan Debt), and

(E) fifth, to all other Obligations owing to Agent, any Lender or any other Secured Party, and, with respect to any such Obligations owed to the Lenders, shall be allocated among the Lenders in accordance with and in proportion to their respective Pro Rata Shares.

(ii) Notwithstanding anything herein to the contrary, following the occurrence and continuance of an Event of Default, all payments shall be applied as follows, in all cases subject to the applicable DIP Order then in effect:

(A) first, to the payment of that portion of the Obligations constituting unpaid fees, indemnities, expenses or other amounts (including fees and disbursements and other charges of the Lender Professionals) payable to the Agent in its capacity as such;

(B) second, to the payment of that portion of the Obligations constituting unpaid fees, indemnities, costs, expenses and other amounts (other than principal and interest, but including fees and disbursements and other charges of counsel payable under Section 8.2, and any Termination Payment) payable to the Lenders arising under the Facility Documents, ratably among them in proportion to the respective amounts described in this clause (b) payable to them;

(C) third, to the payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause (iii) payable to them;

(D) fourth, to the payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause (iv) payable to them;

(E) fifth, in reduction of any other Obligation then due and owing, ratably among the Agent and the Lenders based upon the respective aggregate amount of all such Obligations owing to them in accordance with the respective amounts thereof then due and payable; and

(F) sixth, the balance, if any, after all Obligations have been indefeasibly paid in full, to the Borrower or such other Person as may be lawfully entitled to or directed by the Borrower to receive the remainder.

Section 2.8 Payment Details. All payments, prepayments and repayments of the Obligations by the Borrower or any other Loan Party hereunder and under any of the other Facility Documents shall be made without setoff or counterclaim. Payments, prepayments and repayments of any amounts and other Obligations due to Agent or the Lenders under this Agreement or the other Facility Documents shall be made in in cash Dollars in immediately available funds prior to 11:00 a.m. (New York City time) on the date that any such payment is due, using the wire information or address for Agent that is set forth on Schedule 2.8 or at such other bank or place as Agent or such applicable Lenders shall from time to time designate in writing at least three (3) Business Days prior to the date such payment is due. Any payment received by Agent or any Lender after such time may, in the Agent’s discretion, be deemed to have been made on the following Business Day. The Borrower shall pay all and any fees, costs and expenses (administrative or otherwise) imposed by banks, clearing houses or any other financial institutions in connection with making any payments under any of the Facility Documents.

Section 2.9 Set-Off.

(a) Set-Off Generally. Upon the occurrence and during the continuance of any Event of Default, subject to the DIP Orders, the Agent, each of the Lenders and each of their Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law and subject to the applicable DIP Order then in effect, to set off and apply any and all deposits (general or special, time or demand, provisional or final) (other than escrow, trust and tax accounts) at any time held and other indebtedness at any time owing by the Agent, any Lender and any of their Affiliates to or for the credit or the account of any Loan Party against any and all of the Obligations, whether or not such Person shall have made any demand and although such obligations may be unmatured. Any Person exercising rights of set off hereunder agrees promptly to notify the Borrower after any such set-off and application; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Agent, the Lenders and each of their Affiliates under this Section 2.9 are in addition to other rights and remedies (including other rights of set-off) that such Persons may have.

(b) Exercise of Rights Not Required. Nothing contained in Section 2.9(a) shall require the Agent, any Lender or any of their Affiliates to exercise any such right or shall affect the right of such Persons to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of any Loan Party.

(c) Payments Set Aside. To the extent that any payment by or on behalf of any Loan Party is made to the Agent or any Lender, or the Agent, any Lender or any Affiliate of the foregoing exercises its right of setoff pursuant to this Section 2.9, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent, such Lender or such Affiliate in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (i) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (ii) each Lender severally agrees to pay to the Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.

Section 2.10 Taxes.

(a) Any and all payments hereunder or pursuant to any other Facility Document shall be made free and clear of and without deduction for Taxes except as required by Law. If any Loan Party shall be required by Law to deduct or withhold any Taxes from or in respect of any sum payable hereunder or pursuant to any other Facility Document, (i) such Loan Party shall make such deductions or withholding, (ii) such Loan Party shall pay the full amount deducted or withheld to the applicable Governmental Authority in accordance with Law, and (iii) to the extent that the deduction or withholding is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased by as much as shall be necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section 2.10), each Lender shall receive an amount equal to the sum it would have received had no such deductions been made (any and all such additional amounts payable being hereinafter referred to as “Additional Amounts”). As soon as practicable, but in any event within thirty (30) days, after the date of any payment of such Taxes, the applicable Loan Party shall furnish to the applicable Lender the original or a certified copy of a receipt evidencing payment thereof or other evidence of such payment reasonably satisfactory to such Lender.

(b) In addition, the Loan Parties shall pay all Other Taxes to the applicable Governmental Authority in accordance with Law. Within thirty (30) days after the date of any payment of Other Taxes by any Loan Party, the Borrower shall furnish to the applicable Lender the original or a certified copy of a receipt evidencing payment thereof or other evidence of such payment reasonably satisfactory to such Lender.

(c) The Borrower shall reimburse and indemnify, within ten (10) days after receipt of demand therefor, each Lender Party for all Indemnified Taxes (including all Indemnified Taxes imposed on amounts payable under this Section 2.10(c)) paid or payable by such Lender Party, and any Liabilities arising therefrom or relating thereto, whether or not such Indemnified Taxes were correctly or legally asserted. A certificate of the applicable Lender Party setting forth the amounts to be paid thereunder and delivered to the Borrower shall be absolute, conclusive and binding, absent manifest error.

(d) Each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall, on or before the date on which the Lender becomes a party to this Agreement, provide to Borrower and the Agent a properly completed and executed IRS Form W-9 certifying that such Lender is not subject to backup withholding tax. Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) (a “Foreign Lender”) and is entitled to an exemption from or reduction of U.S. federal withholding tax with respect to payments under this Agreement shall, on or before the date on which such Lender becomes a party to this Agreement, provide Borrower and the Agent with a properly completed and executed IRS Form W-8ECI, W-8BEN, W-8BEN-E, W-8IMY or other applicable forms (together with any required supporting documentation), or any other applicable certificate or document reasonably requested by the Borrower or the Agent, and, if such Foreign Lender is relying on the portfolio interest exception of Section 871(h) or Section 881(c) of the Code (or any successor provision thereto), shall also provide the Borrower with a certificate (the “Portfolio Interest Certificate”) representing that such Foreign Lender is not a “bank” for purposes of Section 881(c) of the Code (or any successor provision thereto), is not a 10% holder of the Borrower described in Section 871(h)(3)(B) of the Code (or any successor provision thereto), and is not a controlled foreign corporation receiving interest from a related person (within the meaning of Sections 881(c)(3)(C) and 864(d)(4) of the Code or any successor provisions thereto). If the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a Portfolio Interest Certificate on behalf of such partners. Each Lender shall provide new forms (or successor forms) as reasonably requested by the Borrower and the Agent from time to time and shall notify the Borrower in writing within a reasonable time after becoming aware of any event requiring a change in the most recent forms previously delivered by such Lender to the Borrower.

(e) If a payment to a Lender under this Agreement would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA, such Lender shall deliver to the Borrower and the Agent, at the times prescribed by law or as reasonably requested by Borrower or the Agent, such documentation as is required in order for the Borrower or the Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.10(e), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f) If a Lender or the Agent determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes as to which it has been indemnified pursuant to this Section 2.10, such Lender or the Agent shall promptly pay such refund (but only to the extent of indemnity payments made or Additional Amounts paid under this Section 2.10 with respect to the Taxes refunded) to the Borrower, net of all out-of-pocket expense (including any Taxes imposed thereon) of such Lender of the Agent incurred in obtaining such refund or making such payment, provided that the Borrower, upon the request of such Lender or the Agent, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Lender or the Agent if such Lender or the Agent is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.10(f), in no event shall a Lender or the Agent be required to pay any amount to the Borrower pursuant to this Section 2.10(f), the payment of which would place such Lender or the Agent in a less favorable net after-Tax position than such Lender or the Agent would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted or otherwise imposed and the indemnification payments with respect to such Tax had never been paid. Nothing in this Section 2.10(f) shall require any Lender or the Agent to disclose any information it deems confidential (including its tax returns) to any Person, including the Borrower.

Section 2.11 Additional Costs.

(a) Change in Law Generally. If, on or after the Closing Date (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement), the adoption of any Law, or any change in any Law, or any change in the interpretation or administration thereof by any court or other Governmental Authority charged with the interpretation or administration thereof, or compliance by the Agent or any of the Lenders (or its lending office) with any request or directive (whether or not having the force of law) of any such Governmental Authority, shall impose, modify or deem applicable any reserve (including any such requirement imposed by the Board of Governors of the Federal Reserve System), special deposit, contribution, insurance assessment or similar requirement, in each case that becomes effective after the Closing Date (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement), against assets of, deposits with or for the account of, or credit extended by, a Lender (or its lending office) or shall impose on a Lender (or its lending office) any other condition affecting the Loans or the New Money Loan Commitment, and the result of any of the foregoing is to increase the cost to such Lender of making or maintaining the Loans, or to reduce the amount of any sum received or receivable by such Lender under this Agreement or any other Loan Document, or subject any Lender to any Taxes on its Loan, New Money Loan Commitment or other obligations, or its deposits, reserves, other liabilities or capital (if any) attributable thereto by an amount reasonably deemed by such Lender in good faith to be material (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (iii) Connection Income Taxes), then the Borrower shall pay to such Lender on demand such additional amount or amounts as will compensate such Lender for such increased cost or reduction.

(b) Change in Capital Requirements. If a Lender shall have determined that, on or after the Closing Date (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement), the adoption of any Law regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, in each case that becomes effective after the Closing Date (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement), has or would have the effect of reducing the rate of return on capital of a Lender (or its parent) as a consequence of a Lender’s obligations hereunder or the Loans to a level below that which a Lender (or its parent) could have achieved but for such adoption, change, request or directive by an amount reasonably deemed by it to be material, then the Borrower shall pay to such Lender on demand such additional amount or amounts as will compensate such Lender (or its parent) for such reduction.

(c) Notification by Lender. Each Lender promptly will notify the Borrower of any event of which it has knowledge, occurring after the Closing Date (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement), which will entitle such Lender to compensation pursuant to this Section 2.11. Before giving any such notice pursuant to this Section 2.11(c) such Lender shall designate a different lending office if such designation (x) will, in the reasonable judgment of such Lender, avoid the need for, or reduce the amount of, such compensation and (y) will not, in the reasonable judgment of such Lender, be materially disadvantageous to such Lender. A certificate of such Lender claiming compensation under this Section 2.11, setting forth the additional amount or amounts to be paid to it hereunder, shall be conclusive and binding on the Borrower in the absence of manifest error.

(d) Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to constitute a change in Law for all purposes of this Section 2.11, regardless of the date enacted, adopted or issued.

Section 2.12 Illegality. Notwithstanding any other provision of this Agreement, in the event that on or after the Closing Date (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement) the adoption of or any change in any Law or in the interpretation or application thereof by any competent Governmental Authority shall make it unlawful for a Lender or its lending office to make or maintain the Loans (and, in the opinion of such Lender, the designation of a different lending office would either not avoid such unlawfulness or would be disadvantageous to such Lender), then such Lender shall promptly notify the Borrower thereof, following which if such Law shall so mandate, the Loans shall be prepaid by the Borrower on or before such date as shall be mandated by such Law.

Section 2.13 Costs, Expenses and Losses. If, as a result of any failure by the Borrower or any other Loan Party to pay any sums or Obligations due under this Agreement or any other Facility Document on the due date therefor (after the expiration of any applicable grace periods, but without giving effect to any grace period after the occurrence of an Event of Default of the type set forth in Section 7.1(d)), the Agent or any Lender shall incur costs, expenses and/or losses, by reason of the liquidation or redeployment of deposits from third parties or in connection with obtaining funds to make or maintain any Loan, the Borrower shall pay to the Agent or such Lender upon request by the Agent or such Lender, the amount of such costs, expenses and/or losses within fifteen (15) days after receipt by the Borrower of a certificate from the Agent or such Lender setting forth in reasonable detail such costs, expenses and/or losses, along with supporting documentation. For the purposes of the preceding sentence, “costs, expenses and/or losses” shall include any interest paid or payable to carry any unpaid amount and any loss, premium, penalty or expense that may be incurred in obtaining, liquidating or employing deposits of or borrowings from third parties and/or third Persons in order to make, maintain or fund any Loan or any portion thereof.

Section 2.14 Interest.

(a) The outstanding principal amount of the Loans shall accrue interest from the date made to repayment (whether by acceleration or otherwise and whether voluntary or mandatory) at the SOFR Interest Rate. Interest payable at the SOFR Interest Rate shall be paid in cash on the first Business Day of each calendar month Interest Period in arrears (each, an “Interest Payment Date”), payable (i) in the case of New Money Loans, in cash and (ii) in the case of Roll-Up Loans, in kind by capitalizing and adding such interest to the outstanding principal amount of the Roll-Up Loans on such Interest Payment Date (“Roll-Up PIK Interest”). The Roll-Up PIK Interest shall be automatically capitalized on the applicable Interest Payment Date by adding the amount thereof to the outstanding principal amount of the Roll-Up Loans. For purposes of this Agreement and the other Facility Documents, the amounts so capitalized pursuant to this Section 2.14 shall constitute a portion of the principal amount outstanding of the Roll-Up Loans hereunder and shall bear interest in accordance with this Section 2.14 and all references herein or in any other Loan Document to the principal amount of the Loans or Roll-Up Loans, as applicable, shall include all interest accrued and capitalized as a result of any payment of PIK Interest.

(b) Term SOFR and, if applicable, the Base Rate shall be determined by the Agent, and such determination shall be conclusive absent manifest error. All computations of fees and interest (other than interest accruing on Loans bearing interest at the Base Rate) payable under this Agreement shall be made on the basis of a three hundred and sixty (360)-day year and actual days elapsed. All computations of interest accruing on Loans bearing interest at the Base Rate payable under this Agreement shall be made on the basis of a three hundred and sixty five (365)-day year (three hundred and sixty six (366) days in the case of a leap year) and actual days elapsed. Interest and fees shall accrue during each period during which interest or such fees are computed from and including the first day thereof to but not including the last day thereof. The interest rate shall be recalculated and, if necessary, adjusted for each Interest Period, in each case pursuant to the terms hereof.

(c) Default Interest. Notwithstanding anything to the contrary in this Agreement, upon the occurrence and during the continuance of any Event of Default, the Interest Rate shall increase automatically by two percent (2.0%) per annum (the Interest Rate, as increased pursuant to this Section 2.14(b), being the “Default Rate”). If any Obligation (including, without limitation, fees, costs and expenses payable hereunder) is not paid when due (giving effect to any applicable grace period) under any applicable Loan Document, the amount thereof shall accrue interest at the Default Rate.

Section 2.15 Fees.

(a) Agent Fees. The Borrower shall pay to the Agent, for its own account, an annual, non-refundable agency fee and all such other amounts to be paid in accordance with the Fee Letter. The Borrower agrees that such agency fees once paid, will not be refundable under any circumstances. All such agency fees will be paid in cash in Dollars and shall not be subject to any reduction by way of setoff, counterclaim or otherwise.

(b) No Refunds. No fees or other amounts payable hereunder (including the New Money Loan Upfront Payment and Termination Payment) shall be refundable under any circumstances.

(c) New Money Loan Upfront Payment. The Borrower shall pay to each Lender holding a New Money Loan Commitment the New Money Loan Upfront Payment on the Closing Date, which New Money Loan Upfront Payment shall be paid pursuant to, and as further set forth in, Section 2.1(b)(ii).

(d) Termination Payment.

(i) As additional consideration for structuring and arranging the DIP Facility, committing to the New Money Loan Commitments, and on account of such other accommodations provided to the Borrower by the Lenders, and otherwise in connection with the transactions occurring pursuant hereto, the Borrower shall be liable to the Lenders to pay the Termination Payment (as set forth below) in connection with any Termination Payment Triggering Event. Each Termination Payment shall be deemed earned in full immediately and automatically upon such Lender executing this Agreement, and shall be paid in cash immediately upon the occurrence of any Termination Payment Triggering Event.

(ii) If any Termination Payment becomes due and payable as set forth in this Section 2.15(d), then the Termination Payment, as applicable, shall immediately and without further action constitute part of the Obligations payable by the Borrower (and guaranteed by the Guarantors) in respect of the Loans, which Obligations are guaranteed by the Guarantors and secured by the Collateral, and constitutes liquidated damages, not unmatured interest or a penalty, in view of the impracticability and extreme difficulty of ascertaining the actual amount of damages to the Lenders or profits lost by the Lenders as a result of such acceleration, and by mutual agreement of the parties as to a reasonable estimation and calculation of the lost profits or damages of the Lenders as a result of the relevant event set forth in clause (i) of this Section 2.15(d). Without limiting the generality of the foregoing, if the Termination Payment becomes due and payable pursuant to this Agreement, the Termination Payment shall be deemed to be principal of the applicable Loans and Obligations under this Agreement and interest shall accrue on the full principal amount of such Loans (including the Termination Payment) from and after the Termination Payment Triggering Event. In the event the Termination Payment is determined not to be due and payable by order of any court of competent jurisdiction, including, without limitation, by operation of the Bankruptcy Code, despite such a Termination Payment Triggering Event having occurred, such Termination Payment shall nonetheless constitute Obligations under this Agreement for all purposes hereunder. EACH LOAN PARTY HEREBY WAIVES THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE Termination Payment AND ANY DEFENSE TO PAYMENT, WHETHER SUCH DEFENSE MAY BE BASED IN PUBLIC POLICY OR AMBIGUITY. The Loan Parties, the Agent and the Lenders acknowledge and agree that any Termination Payment due and payable in accordance with this Agreement shall not constitute unmatured interest, whether under Section 5.02(b)(3) of the Bankruptcy Code or otherwise. Each Loan Party further acknowledges and agrees, and waives any argument to the contrary, that payment of such amount does not constitute a penalty or an otherwise unenforceable or invalid obligation. Each Loan Party expressly agrees that (i) the Termination Payment is reasonable and is the product of an arm’s-length transaction between sophisticated business people, ably represented by counsel, (ii) the Termination Payment shall be payable notwithstanding the then prevailing market rates at the time payment is made, (iii) there has been a course of conduct between the Lenders and the Loan Parties giving specific consideration in this transaction for such agreement to pay the Termination Payment, (iv) the Loan Parties shall be estopped hereafter from claiming differently than as agreed to in this Section 2.15, and (v) the Termination Payment represents a good faith, reasonable estimate and calculation of the lost profits, losses or other damages of the Lenders and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the Lenders or profits lost by the Lenders as a result of such event. The Termination Payment shall be paid by the Borrower to the Lenders based on their respective Pro Rata Shares of the principal amount of the Loans prepaid, repaid, redeemed, paid or otherwise reduced on the date of such prepayment, repayment, redemption, payment or other reduction. The Loan Parties expressly acknowledge that their agreement to pay the Termination Payment hereunder is a material inducement to the Lenders to provide the DIP Facility and the New Money Loan Commitments, and to make the Loans and enter into this Agreement.

Section 2.16 Rates; Inability to Determine Rate; Illegality; Benchmark Replacement.

(a) The Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to Base Rate, Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Base Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Agent and its affiliates or other related entities may engage in transactions that affect the calculation of Base Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Agent may select information sources or services in its reasonable discretion to ascertain Base Rate, Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

(b) If at any time the Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof, or the Required Lenders determine that for any reason that Term SOFR does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Loan, and the Required Lenders have provided notice of such determination to the Agent, the Agent will promptly so notify the Borrower and each Lender. Upon such notice, the SOFR Interest Rate shall be deemed to be the sum of (x) the Base Rate, plus (y) 7.00%. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted.

(c) If any Lender determines that any applicable law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund the Loan at an interest rate determined by reference to Term SOFR, or to determine or charge interest based upon Term SOFR, then, upon notice thereof by such Lender to the Borrower (through the Agent) (an “Illegality Notice”), (a) any obligation of the Lenders to make Term SOFR loans shall be suspended until each affected Lender notifies the Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of an Illegality Notice, the Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Agent), prepay or, if applicable, the “SOFR Interest Rate” shall be deemed to be the sum of (x) the Base Rate, plus (y) 7.00%, until the Agent is advised in writing by each affected Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon Term SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

(d) Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.16(d) will occur prior to the applicable Benchmark Transition Start Date.

(e) In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(f) The Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Agent will notify the Borrower of the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.16, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.10.

(g) Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the SOFR Interest Rate shall be deemed to be the sum of (x) the Base Rate, plus (y) 7.00%.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders to provide the DIP Facility and the New Money Loan Commitments, and to make the Loans and enter into this Agreement, the Loan Parties, jointly and severally, represent and warrant to the Agent and each Lender on the Closing Date, each Borrowing Date and on each other date such representation or warranty is required to be remade or deemed remade in any Facility Document, in each case, that:

Section 3.1 Existence and Power. Each Loan Party and each of its Subsidiaries (a) is an entity as specified on Schedule 3.1, (b) is duly organized, validly existing and in good standing under the laws of the jurisdiction specified on Schedule 3.1 and no other jurisdiction, (c) has the same legal name as it appears in its Organizational Documents and an organizational identification number (if any), in each case as specified on Schedule 3.1, (d) has all powers to (i) own its assets and has powers and all Permits necessary in the operation of its business as presently conducted or as proposed to be conducted, except where the failure to have such Permits could not reasonably be expected to have a Material Adverse Effect and (ii) enter into, execute, deliver and perform its obligations under, the Facility Documents to which it is a party, and (e) is qualified to do business as a foreign entity in each jurisdiction in which it is required to be so qualified, which jurisdictions as of the Closing Date are specified on Schedule 3.1, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.1, no Loan Party or any Subsidiary of a Loan Party (x) has had, over the five (5)-year period preceding the Closing Date, any name other than its current name, or (y) was incorporated or organized under the laws of any jurisdiction other than its current jurisdiction of incorporation or organization. Schedule 3.1 is a complete and correct list of all direct and indirect Subsidiaries of the Borrower and the percentage ownership by each Loan Party of each such Subsidiary thereof is set forth in Schedule 3.1.

Section 3.2 Organization and Governmental Authorization; No Contravention. Subject to the DIP Orders, the execution, delivery and performance by each Loan Party of the Facility Documents to which it is a party, (a) are within its powers, (b) have been duly authorized by all necessary action pursuant to its Organizational Documents, (c) require no further action by or in respect of, or filing with, any Governmental Authority and (d) do not violate, conflict with or cause a breach or a default under (i) any Law applicable to any Loan Party, (ii) any of the Organizational Documents of any Loan Party, or (iii) other than in connection with the commencement of the Chapter 11 Cases, any agreement or instrument binding upon it, except for such violations, conflicts, breaches or defaults which, with respect to this clause (iii), would not reasonably be expected to have a Material Adverse Effect.

Section 3.3 Binding Effect. Subject to the DIP Orders, each of the Facility Documents to which any Loan Party is a party constitutes a valid and binding agreement or instrument of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws relating to the enforcement of creditors’ rights generally and by general equitable principles. Each Facility Document has been duly executed and delivered by each Loan Party thereto (subject to the DIP Orders).

Section 3.4 Capitalization. All of the issued and outstanding shares of capital stock of the Borrower and its Subsidiaries are duly authorized and duly and validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state and foreign securities laws and were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities that have not been waived in writing. All of the authorized, issued and outstanding shares of Stock of the Borrower and each of its Subsidiaries (and, and in the case of its Subsidiaries, the holders thereof) are set forth in Schedule 3.4, and, except as set forth in Schedule 3.4, there are no (a) Stock options or other Stock incentive plans, employee Stock purchase plans or other plans, programs or arrangements of the Borrower or any of its Subsidiaries under which Stock options, Stock or other Stock-based or Stock-linked awards are issued or issuable to officers, directors, employees, consultants or other Persons, (b) outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, any Stock of the Borrower or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which the Borrower or any of its Subsidiaries is or may become bound to issue additional Stock of the Borrower or any of its Subsidiaries, or options, warrants or scrip for rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exercisable or exchangeable for, any shares of Stock of the Borrower or any of its Subsidiaries, (c) agreements or arrangements under which the Borrower or any of its Subsidiaries is obligated to register the sale of any of their Stock or other securities under the Securities Act, (d) outstanding Stock or other securities or instruments of the Borrower or any of its Subsidiaries that contain any redemption (mandatory or otherwise) or similar provisions, or contracts, commitments, understandings or arrangements by which the Borrower or any of its Subsidiaries is or may become bound to redeem a security of the Borrower or any of its Subsidiaries, (e) Stock or other securities or instruments containing anti-dilution or similar provisions that may be triggered by the issuance of securities of the Borrower or any of its Subsidiaries or (f) stock appreciation rights or “phantom stock” plans or agreements or any similar plans or agreements to which Borrower or any of its Subsidiaries is a party or by which the Borrower or any of its Subsidiaries is otherwise subject or bound. There are no (i) stockholders’ agreements, voting agreements or similar agreements to which Borrower or any of its Subsidiaries is a party or by which the Borrower or any of its Subsidiaries is otherwise subject or bound, (ii) preemptive rights or any other similar rights to which any Stock of the Borrower or any of its Subsidiaries is subject or (iii) any restrictions upon the voting or transfer of any Stock of the Borrower or any of its Subsidiaries (other than restrictions on transfer imposed by U.S. federal and state securities laws).

Section 3.5 Financial Information. All information delivered to Agent and pertaining to the financial condition of any Loan Party fairly presents in all material respects the financial position of such Loan Party as of such respective date in conformity with GAAP (and as to unaudited financial statements, subject to normal year-end adjustments and the absence of footnote disclosures).

Section 3.6 Litigation. Other than (x) the commencement of the Chapter 11 Cases, (y) as set forth on Schedule 3.6, as of the Closing Date, and (z) as hereafter disclosed to Agent in writing, to the best of Borrower’s knowledge, there is no Litigation pending against, or, to such Loan Party’s knowledge, threatened in writing against or affecting, any Loan Party or, to the best of such Loan Party’s knowledge, any party to any Facility Document other than a Loan Party involving more than, individually or in the aggregate, Five Hundred Thousand Dollars ($500,000). There is no Litigation pending in which an adverse decision would reasonably be expected to have a Material Adverse Effect or which in any manner draws into question the validity of any of the Facility Documents.

Section 3.7 Ownership of Property. Each Loan Party and each of its Subsidiaries is the lawful owner of, has good title to and is in lawful possession of, or has valid leasehold interests in, all properties, accounts and other assets (real or personal, tangible, intangible or mixed), in each case constituting a Material Intangible Asset or that is otherwise material to its business, subject, in each case, only to Permitted Liens and except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes purported or reported to be owned or leased (as the case may be) by such Person.

Section 3.8 No Default. No Event of Default, or, to such Loan Party’s knowledge, Default, has occurred and is continuing. Except as a result of, and in connection with, the Chapter 11 Cases, no Loan Party is in breach or default under or with respect to any contract, agreement, lease or other instrument to which it is a party or by which its property is bound or affected, which breach or default would reasonably be expected to have a Material Adverse Effect.

Section 3.9 Labor Matters. As of the Closing Date, there are no strikes or other labor disputes pending, or, to any Loan Party’s knowledge, threatened in writing, against any Loan Party, which could reasonably be expected to have a Material Adverse Effect. Hours worked and payments made to the employees of the Loan Parties have not been in material violation of the Fair Labor Standards Act or any other applicable Law dealing with such matters. All payments due from the Loan Parties, or for which any claim may be made against any of them, on account of wages and employee and retiree health and welfare insurance and other benefits have been paid or accrued as a liability on their books, as the case may be. The consummation of the transactions contemplated by the Facility Documents will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which it is a party or by which it is bound, the result of which could reasonably be expected to have a Material Adverse Effect.

Section 3.10 Regulated Entities. No Loan Party is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company,” all within the meaning of the Investment Company Act of 1940.

Section 3.11 Margin Regulations. None of the proceeds from the Loans have been or will be used, directly or indirectly, for the purpose of purchasing or carrying any “margin stock” (as defined in Regulation U of the Federal Reserve Board), for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any “margin stock” or for any other purpose which might cause any of the Loans to be considered a “purpose credit” within the meaning of Regulation T, U or X of the Federal Reserve Board.

Section 3.12 Compliance With Laws; Anti-Terrorism Laws.

(a) Except as a result of, and in connection with, the Chapter 11 Cases, each Loan Party is in compliance with the requirements of all applicable Laws (including Health Care Laws), except for such Laws the noncompliance with which could not reasonably be expected to have a Material Adverse Effect.

(b) None of the Loan Parties and, to the knowledge of the Loan Parties, none of their Affiliates (i) is in violation of any Anti-Terrorism Law, (ii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, (iii) is a Blocked Person, or is controlled by a Blocked Person, (iv) is acting or will act for or on behalf of a Blocked Person, (v) is associated with, or will become associated with, a Blocked Person or (vi) is providing, or will provide, material, financial or technical support or other services to or in support of acts of terrorism of a Blocked Person. No Loan Party or, to the knowledge of any Loan Party, any of its Affiliates or agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (B) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law.

Section 3.13 Taxes. Except as a result of, and in connection with, the Chapter 11 Cases, all federal, state and local income and other material tax returns, reports and statements required to be filed by or on behalf of each Loan Party have been filed with the appropriate Governmental Authorities in all jurisdictions in which such returns, reports and statements are required to be filed and, except to the extent subject to a Permitted Contest, all income and other material Taxes (including real property Taxes) and other charges shown to be due and payable in respect thereof have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for nonpayment thereof.

Section 3.14 Compliance with ERISA.

(a) Each ERISA Plan (and the related trusts and funding agreements) complies in form and in operation with, has been administered in compliance with, and the terms of each ERISA Plan satisfy, the applicable requirements of ERISA and the Code in all material respects. Each ERISA Plan which is intended to be qualified under Section 401(a) of the Code is so qualified, and the United States Internal Revenue Service has issued a favorable determination letter with respect to each such ERISA Plan which may be relied on currently. No Loan Party has incurred liability for any material excise tax under any of Sections 4971 through 5000 of the Code.

(b) Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, each Loan Party and each Subsidiary is in compliance with the applicable provisions of ERISA and the provision of the Code relating to ERISA Plans and the regulations and published interpretations therein. During the thirty-six (36)-month period prior to the Closing Date or the making of any Loan (i) no steps have been taken to terminate any Pension Plan and (ii) no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 303(k) of ERISA or Section 430(k) of the Code and no event has occurred that would give rise to a Lien under Section 4068 of ERISA. No condition exists or event or transaction has occurred with respect to any Pension Plan which could result in the incurrence by any Loan Party of any material liability, fine or penalty. No Loan Party has incurred liability to the PBGC (other than for current premiums) with respect to any employee Pension Plan. All contributions (if any) have been made on a timely basis to any Multiemployer Plan that are required to be made by any Loan Party or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by applicable Law; no Loan Party or any member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Plan, incurred any withdrawal liability with respect to any such plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and no condition has occurred which, if continued, could result in a withdrawal or partial withdrawal from any such plan, and no Loan Party or any member of the Controlled Group has received any notice that any Multiemployer Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent.

Section 3.15 Brokers. Except for fees payable to Agent and/or Lenders and the fees payable to the Debtors’ investment banker as approved by the Bankruptcy Court in accordance with the Approved Budget (taking into account any overbids), no broker, finder or other intermediary has brought about the obtaining, making or closing of the transactions contemplated by the Facility Documents, and no Loan Party has or will have any obligation to any Person in respect of any finder’s or brokerage fees, commissions or other expenses in connection herewith.

Section 3.16 Material Contracts. Except for the Facility Documents, the agreements specifically listed in the definition of Material Contracts and the other agreements set forth on Schedule 3.16, as of the Closing Date there are no Material Contracts. Except as a result of, and in connection with, the Chapter 11 Cases, or as otherwise set forth on Schedule 3.16, no Loan Party or any of its Subsidiaries is in material default under any Material Agreement, nor does any Loan Party have knowledge of (i) any Claim against it or any of its Subsidiaries for any material breach of any such Material Agreement or (ii) any material default by any party to any such Material Agreement. The consummation of the transactions contemplated by the Facility Documents will not give rise to a right of termination in favor of any party to any Material Contract (other than any Loan Party), except for such Material Contracts the noncompliance with which would not reasonably be expected to have a Material Adverse Effect.

Section 3.17 Compliance with Environmental Requirements; No Hazardous Materials. Except in each case as set forth on Schedule 3.17:

(a) no notice, notification, demand, request for information, citation, summons, complaint or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending, or, to such Loan Party’s knowledge, threatened in writing by any Governmental Authority or other Person with respect to any (i) alleged violation by any Loan Party of any Environmental Law, (ii) alleged failure by any Loan Party to have any Permits required in connection with the conduct of its business or to comply with the terms and conditions thereof, (iii) any generation, treatment, storage, recycling, transportation or disposal of any Hazardous Materials, or (iv) release of Hazardous Materials; and

(b) no property now owned or leased by any Loan Party and, to the knowledge of each Loan Party, no such property previously owned or leased by any Loan Party, to which any Loan Party has, directly or indirectly, transported or arranged for the transportation of any Hazardous Materials, is listed or, to such Loan Party’s knowledge, proposed for listing on the National Priorities List promulgated pursuant to CERCLA, or CERCLIS (as defined in CERCLA) or any similar state list or is the subject of federal, state or local enforcement actions or, to the knowledge of such Loan Party, other investigations which may lead to claims against any Loan Party for clean-up costs, remedial work, damage to natural resources or personal injury claims, including, without limitation, claims under CERCLA.

For purposes of this Section 3.17, each Loan Party shall be deemed to include any business or business entity (including a corporation) that is, in whole or in part, a predecessor of such Loan Party.

Section 3.18 Intellectual Property and License Agreements. A list of all Registered Intellectual Property of each Loan Party and all material in-bound license or sublicense agreements and material exclusive out-bound license or sublicense agreements (but excluding in-bound licenses of over-the-counter software that is commercially available to the public), as of the Closing Date is set forth on Schedule 3.18. Schedule 3.18 shall be prepared by Borrower in the form provided by Agent and contain all information required in such form. Except for Permitted Licenses, each Loan Party is the sole owner of its material Intellectual Property free and clear of any Liens. To Borrower’s knowledge after reasonable inquiry, each patent is valid and enforceable and no part of the Material Intangible Assets has been judged invalid or unenforceable, in whole or in part. To the best of Borrower’s knowledge, no claim has been made that any part of the Material Intangible Assets violates the rights of any third party in any material respect.

Section 3.19 Full Disclosure. None of the written information (financial or otherwise) furnished by or on behalf of any Loan Party to Agent or any Lender in connection with the consummation of the transactions contemplated by the Facility Documents contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which such statements were made. All financial projections delivered to Agent and the Lenders by Loan Parties (or their agents) have been prepared on the basis of the assumptions stated therein. Such projections represent each Loan Party’s best estimate of such Loan Party’s future financial performance and such assumptions are believed by such Loan Party to be fair and reasonable in light of current business conditions; provided, however, that Loan Parties can give no assurance that such projections will be attained. Except as a result of, and in connection with, the Chapter 11 Cases, as of the Closing Date, there are no agreements, instruments and corporate or other restrictions to which any Loan Party is subject, or other matters known to the Borrower that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

Section 3.20 SEC Documents. Since December 31, 2020 through September 30, 2023, the Borrower has filed, through the SEC’s Electronic Data Gathering, Analysis, and Retrieval system (or successor thereto) (“EDGAR”), all of the SEC Documents within the time frames prescribed by the SEC for the filing of such SEC Documents such that each filing was timely filed with the SEC. As of their respective dates, each of the SEC Documents complied in all material respects with the requirements of the Securities Act and/or the Exchange Act (as applicable) and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents. None of the SEC Documents, at the time filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Since the filing of the SEC Documents, no event has occurred that would require an amendment or supplement to any of the SEC Documents and as to which such an amendment or a supplement has not been filed and made publicly available on EDGAR on or prior to the date this representation is made. The Borrower has not received any written comments from the SEC staff that have not been resolved to the satisfaction of the SEC staff.

Section 3.21 Financial Statements; Financial Condition. As of their respective dates, the consolidated financial statements of the Borrower and its Subsidiaries included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC (including Regulation S-X) with respect thereto. Such financial statements have been prepared in accordance with Accounting Principles (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments that are not material individually or in the aggregate and lack of footnote disclosures), and fairly present in all material respects the consolidated financial position of the Borrower and its Subsidiaries as of the dates thereof and the consolidated results of their operations, cash flows and changes in stockholders equity for the periods specified. There are no material off-balance sheet arrangements or any relationships with unconsolidated entities or other Persons that (a) may have a material current or, to any of the Loan Parties’ or any of their Subsidiaries’ knowledge, future effect on any Loan Party’s or any of its Subsidiaries’ financial condition, results of operations, liquidity, capital expenditures, capital resources or significant components of revenue or expenses or (b) that are required to be disclosed by the Borrower in the SEC Documents that have not been so disclosed in the SEC Documents. The accounting firm that expressed its opinion with respect to the consolidated financial statements included in the Borrower’s most recently filed annual report on Form 10-K, and reviewed the consolidated financial statements included in the Borrower’s most recently filed quarterly report on Form 10-Q, was independent of the Borrower pursuant to the standards set forth in Rule 2-01 of Regulation S-X promulgated by the SEC and as required by the applicable rules and guidance of the Public Company Accounting Oversight Board (United States), and such firm was otherwise qualified to render such opinion under Applicable Law and the rules and regulations of the SEC. If applicable, the pro forma financial statements included in the SEC Documents (including by way of incorporation by reference) comply, in all material respects, with the applicable requirements of Regulation S-X promulgated by the SEC, the assumptions used in preparing such pro forma financial statements provide a reasonable basis for presenting the significant effects directly attributable to the transactions or events described therein, the related pro forma adjustments give appropriate effect to those assumptions, and the pro forma columns therein reflect the proper application of those adjustments to the corresponding historical financial statement amounts. Except as a result of, and in connection with, the Chapter 11 Cases, since the date of the latest balance sheet included in the Borrower’s most recent periodic report (on Form 10-Q or Form 10-K) filed prior to the date this representation is made (the date of such balance sheet, the “Latest Balance Sheet Date”) or as otherwise disclosed in any SEC Document, (i) no Loan Party or any of its Subsidiaries has sold any material assets, or entered into any material transactions, outside of the ordinary course of business, except as permitted by this Agreement and (ii) the Borrower has not declared, paid or made any dividends or other distributions to holders of its Stock, except as permitted by this Agreement. All financial performance projections included in any SEC Document or otherwise publicly disclosed by the Borrower represent the Borrower’s good faith estimate of future financial performance and are based on assumptions believed by the Borrower to be fair and reasonable in light of current market conditions, it being acknowledged and agreed by Agent and the Lenders that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by such projections may differ from the projected results and such differences may be material.

Section 3.22 Subsidiaries. The Loan Parties do not own any stock, partnership interests, limited liability company interests or other equity securities or Subsidiaries except for Permitted Investments.

Section 3.23 Accounting Controls. Each Loan Party and each of its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset and liability accountability, (c) access to assets or incurrence of liability is permitted only in accordance with management’s general or specific authorization and (d) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any differences. The Borrower and its Subsidiaries have timely filed and made publicly available on EDGAR all certifications, statements and documents required by Rule 13a-14 or Rule 15d-14 under the Exchange Act. The Borrower and its Subsidiaries maintain disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that the information required to be disclosed by the Borrower and its Subsidiaries in the reports that they file with or submit to the SEC (i) is recorded, processed, summarized and reported accurately within the time periods specified in the SEC’s rules and forms and (ii) is accumulated and communicated to the Borrower’s (and, to the extent applicable, its Subsidiaries’) management, including its or their principal executive officer and principal financial officer, as appropriate to allow timely decisions regarding required disclosure. Except as set forth in Schedule 3.23, the Borrower and its Subsidiaries maintain internal control over financial reporting required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such internal control over financial reporting is effective and does not contain any material weaknesses.

Section 3.24 Securities Law Matters.

(a) The Borrower and its Subsidiaries are in all material respects in compliance with applicable provisions of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder (collectively, “Sarbanes-Oxley”).

(b) Except as otherwise disclosed in the SEC Documents, neither the Borrower nor any of its Subsidiaries nor, to the Borrower’s knowledge, any director, officer or employee of the Borrower or any of its Subsidiaries, has received or otherwise obtained any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Borrower or any of its Subsidiaries or its internal accounting controls, including any complaint, allegation, assertion or claim that the Borrower or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No attorney representing the Borrower or any of its Subsidiaries, whether or not employed by the Borrower or any of its Subsidiaries, has reported evidence of a material violation of securities laws or breach of fiduciary duty or similar violation by the Borrower or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Borrower’s or any of its Subsidiaries’ board of directors (or equivalent governing body) or any committee thereof or to any director (or equivalent person) or officer of the Borrower or any of its Subsidiaries. Except as otherwise disclosed in the SEC Documents, there have been no internal or SEC investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, the principal financial officer or the principal accounting officer (in each case, or officer holding such equivalent position) of the Borrower or any of its Subsidiaries, the Borrower’s or any of its Subsidiaries’ board of directors (or equivalent governing body) or any committee thereof.

Section 3.25 Indebtedness and Liens. Set forth on Schedule 3.25(a) is a complete and correct list of all Indebtedness of each Loan Party and each of its Subsidiaries outstanding as of the Closing Date. Set forth on Schedule 3.25(b) is a complete and correct list of all Liens granted by the Loan Parties and each of their respective Subsidiaries with respect to their respective property and outstanding as of the Closing Date.

Section 3.26 Restrictive Agreements. Except as set forth on Schedule 3.26, no Loan Party or any of its Subsidiaries is subject to any Restrictive Agreement, except (i) those permitted under Section 6.4, (ii) restrictions and conditions imposed by Law or by this Agreement, (iii) any stockholder agreement, charter, by-laws, or other organizational documents of a Loan Party or any of its Subsidiaries as in effect on the Closing Date and (iv) limitations associated with Permitted Liens.

Section 3.27 Transactions with Affiliates. Except as set forth on Schedule 3.27, no Loan Party nor any of its Subsidiaries has entered into, renewed, extended or been a party to any transaction (including the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate.

Section 3.28 Priority of Obligations. Pursuant to the DIP Orders, all Obligations constitute superpriority obligations of the Loan Parties, and except for any obligations which have priority under applicable Law, rank senior in right of payment with all other unsubordinated Indebtedness of the Loan Parties.

Section 3.29 Royalty and Other Payments. Except as set forth on Schedule 3.29, no Loan Party, or any of its Subsidiaries, is obligated to pay any royalty, milestone payment, deferred payment or any other contingent payment in respect of any Product.

Section 3.30 Non-Competes. Neither the Borrower, any other Loan Party, nor any of their respective Subsidiaries, nor any of their respective directors, officers or employees, is subject to a non-compete agreement that prohibits or will interfere with the development, commercialization or marketing of any Product.

Section 3.31 Security Interest. Subject to the entry of the DIP Orders, this Agreement and the DIP Orders are effective to create, in favor of the Agent, for the benefit of the Secured Parties, a legal, valid, binding, enforceable first-priority Lien on and security interest in all right, title and interest of the Loan Parties in the Collateral, in each case, subject only to the Carve-Out (other than as expressly provided in the DIP Orders). Pursuant to the terms of the DIP Orders and subject to the entry of the DIP Orders, no filings or other action (including the taking of possession or control) are or shall at any time be necessary to perfect, preserve or protect such Liens and security interests; provided, that, notwithstanding the foregoing, the Loan Parties shall have executed and delivered the Security Agreement and made (or authorized the making by any Agent of) all filings, in each case, to the extent deemed reasonably necessary and/or appropriate, and requested, by any Agent or the Required Lenders.

Section 3.32 Budget. Each of the Initial Budget attached as Exhibit C, each Approved Budget, each Budget Supplement and each Updated Budget is based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, in light of the circumstances under which they were made.

Section 3.33 DIP Budget. The Initial Budget, which was delivered to Agent and the Lenders at least two (2) calendar days prior to, and which shall be in effect as of, the Closing Date, was prepared in good faith based upon assumptions the Borrower believes to be reasonable assumptions on the date of delivery thereof.

Section 3.34 Orders. The Interim DIP Order is in full force and effect and has not been vacated, reversed or rescinded or, without the prior written consent of the Agent and the Required Lenders, amended or modified and no appeal of such Interim DIP Order has been timely filed or, if timely filed, no stay pending such appeal is currently effective. After entry of the Final DIP Order, the Final DIP Order is in full force and effect and has not been vacated, reversed or rescinded or, without the prior written consent of the Agent and the Required Lenders, amended or modified and no appeal of such Final DIP Order has been timely filed or, if timely filed, no stay pending such appeal is currently effective.

Section 3.35 Bankruptcy Matters.

(a) The Chapter 11 Cases were validly commenced on the Petition Date, and proper notice thereof was given for (x) the motion seeking approval of the Interim DIP Order, (y) the hearing for the entry of the Interim DIP Order and (z) the hearing for the entry of the Final DIP Order.

(b) After entry of the Interim DIP Order, and pursuant to and to the extent permitted in the Interim DIP Order and the Final DIP Order, the Obligations will constitute allowed administrative expense claims in the Chapter 11 Cases having priority over all administrative expense claims and unsecured claims against each Loan Party now existing or hereafter arising of any kind whatsoever, including, without limitation, all administrative expense claims of the kind specified in Sections 105, 326, 328, 330, 331, 503(b), 506(c), 507(a), 507(b), 546(c), 546(d), 726, 1113, 1114 or any other provision of the Bankruptcy Code or otherwise, as provided under Section 364(c)(1) of the Bankruptcy Code, subject only to the priorities set forth in the Interim Order or the Final DIP Order, as applicable.

(c) Notwithstanding the provisions of Section 362 of the Bankruptcy Code and subject to the applicable provisions of the Interim DIP Order or the Final DIP Order, as the case may be, upon the Maturity Date (whether by acceleration or otherwise), the Agent and Lenders shall be entitled to immediate payment of such Obligations in cash and to enforce the remedies provided for hereunder or under applicable law, without further notice, motion or application to, hearing before, or order by the Bankruptcy Court.

ARTICLE 4
CONDITIONS OF DISBURSEMENT

Section 4.1 Conditions to Closing Date and Initial Borrowing. The occurrence of the Closing Date and the effectiveness of this Agreement are subject to the satisfaction or written waiver of each of the conditions precedent set forth in this Section 4.1:

(a) the Agent and the Lenders shall have received executed counterparts of this Agreement and each other Facility Document set forth on the closing checklist attached hereto as Exhibit F executed by the appropriate Loan Parties, other than those that are specified therein as permitted to be delivered after the Closing Date and such Facility Documents shall be in form and substance satisfactory to the Agent and the Lenders and their respective counsel;

(b) the Agent shall have received from each Loan Party (x) a copy of a good standing certificate, dated a date reasonably close to the Closing Date, for each such Person and (y) a certificate, dated as of the Closing Date, duly executed and delivered by such Person’s Responsible Officer, as to:

(i) resolutions of each such Person’s Board then in full force and effect authorizing the execution, delivery and performance of each Facility Document to be executed by such Person and the Transactions;

(ii) the incumbency and signatures of Responsible Officers authorized to execute and deliver each Facility Document to be executed by such Person; and

(iii) the full force and validity of the certificate of incorporation and by-laws (or equivalent documents) of such Person and copies thereof;

upon which certificates shall be in form and substance reasonably satisfactory to the Agent and upon which the Agent and the Lenders may conclusively rely until they shall have received a further certificate of the Responsible Officer of any such Person cancelling or amending the prior certificate of such Person;

(c) each Lender shall have received a certificate from a Responsible Officer of the Borrower certifying that all of the conditions set forth in this Section 4.1 have been, or contemporaneously with the funding of Loans on the Closing Date will be, satisfied;

(d) the Agent and the Lenders shall have received from the Loan Parties the Initial Budget, and the same shall be sufficient to constitute the Approved Budget in effect as of such time;

(e) the Loan Parties shall have commenced the Chapter 11 Cases in the Bankruptcy Court and Petition Date shall have occurred on February 12, 2024;

(f) each Loan Party shall be a debtor and debtor-in-possession in the Chapter 11 Cases, in each case, as otherwise satisfactory to the Required Lenders;

(g) not later than the date that is one (1) Business Day after the Petition Date, the Loan Parties shall have filed with the Bankruptcy Court (i) the First Day Motions, the DIP Motion, and (ii) all other motions and other documents necessary or desirable to be filed with or submitted to the Bankruptcy Court in connection with the Chapter 11 Cases, by such time as required pursuant to the Bankruptcy Code (or as requested by the Bankruptcy Court), in a form and in substance reasonably satisfactory to the Required Lenders;

(h) not later than the date that is three (3) calendar days following the Petition Date, the First Day Orders and the Interim DIP Order shall have been entered by the Bankruptcy Court;

(i) the Loan Parties shall have made no payments after the Petition Date on account of any Indebtedness or other obligations arising prior to the Petition Date unless such payment is made pursuant to a Chapter 11 Order and subject to Permitted Variances, in accordance with the Approved Budget;

(j) the Interim DIP Order (i) shall have been entered by the Bankruptcy Court in the Chapter 11 Cases not later than three (3) calendar days after the Petition Date, (ii) shall be in full force and effect on the Closing Date, (iii) shall not have been vacated or reversed, (iv) shall not be subject to a stay, and (v) shall not have been modified or amended in any respect without the prior written consent of the Required Lenders;

(k) the Interim DIP Order shall be effective to create, in favor of the Agent, for the benefit of the Secured Parties, a valid, binding, enforceable and fully and automatically perfected Lien on the Collateral, on the basis and with the priority set forth therein;

(l) each Milestone required to be satisfied prior to the Closing Date shall have been satisfied (or waived) in accordance with the terms hereof;

(m) the Agent shall have received a fully completed Perfection Certificate in form and substance reasonably satisfactory to the Agent, dated as of the Closing Date, duly executed and delivered by a Responsible Officer of the Borrower and (y) all documents and agreements required to be appended to the Perfection Certificate shall be in form and substance reasonably satisfactory to the Agent, shall have been executed and delivered by the requisite parties and shall be in full force and effect;

(n) all actions necessary to establish that the Agent (for the benefit of the Secured Parties) will have perfected first priority interests and Liens in the Collateral (subject to the DIP Orders) under the Facility Documents shall have been taken;

(o) the Agent shall be satisfied with Lien searches regarding the Borrower and the Subsidiary Guarantors made as of a date reasonably close to the Closing Date;

(p) the Agent shall have received an executed counterpart of the Fee Letter, duly executed and delivered by the Borrower;

(q) the administrative fees required to be paid pursuant to Section 2.15(d) and all other fees required to be paid on the Closing Date pursuant to this Agreement and the other Facility Documents and all costs and expenses required to be paid on the Closing Date (including pursuant to Section 8.2) pursuant to this Agreement and the other Facility Documents, in the case of costs and expenses, to the extent invoiced at least one (1) Business Day prior to the Closing Date, shall have been, or substantially contemporaneously with the making of the Loans on the Closing Date shall be, paid (which amounts, at the sole option of the Lenders, may be offset against the proceeds of the Borrowing on the Closing Date);

(r) the Agent and the Lenders shall have received at least three (3) Business Days prior to the Closing Date all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act, that has been reasonably requested by Agent or any Lender at least five (5) days in advance of the Closing Date;

(s) no Default or Event of Default shall have occurred or be continuing or could reasonably be expected to result from the disbursement of the Loans on the Closing Date or the use of the proceeds therefrom;

(t) immediately prior to and after giving effect to the Borrowing on the Closing Date and the use of proceeds thereof, each representation and warranty by any Loan Party or any of its Subsidiaries contained herein or in any other Facility Document is true, correct and complete in all material respects (without duplication of any materiality qualifier contained therein) as of such date, except to the extent that such representation or warranty expressly relates to an earlier date (in which event such representations and warranties were true, correct and complete in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date);

(u) to the extent requested by any Lender or the Agent, the Borrower shall have provided to such Lender and the Agent all documentation and other information so requested, including a duly executed W-9 of the Borrower (or such other applicable tax form), in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act, and if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification, in each case prior to the Closing Date;

(v) the Borrower shall have paid to the Lenders the New Money Loan Upfront Payment substantially contemporaneously with the Closing Date; and

(w) such other conditions, documents and deliverables that Agent or any Lender may reasonably request shall have been satisfied or delivered, as applicable.

Section 4.2 Conditions Precedent to All Borrowings. The obligation of the Lenders to make any Loan hereunder (including on the Closing Date) shall be subject to the satisfaction or written waiver of each of the conditions precedent set forth in this Section 4.2:

(a) the Closing Date shall have occurred;

(b) no Default or Event of Default shall have occurred or be continuing or could reasonably be expected to result from the disbursement of such Loans or the use of the proceeds therefrom;

(c) each Milestone required to be satisfied prior to the date of such Borrowing shall have been satisfied (or waived) in accordance with the terms hereof;

(d) immediately prior to and after giving effect to such Borrowing and the use of proceeds thereof, each representation and warranty by any Loan Party or any of its Subsidiaries contained herein or in any other Facility Document is true, correct and complete in all material respects (without duplication of any materiality qualifier contained therein) as of such date, except to the extent that such representation or warranty expressly relates to an earlier date (in which event such representations and warranties were true, correct and complete in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date);

(e) there shall be an Approved Budget in full force and effect on and as of each of (i) the Borrowing date for such Loan and (ii) the time that such Loan is funded;

(f) the Agent shall have received a Note to the extent requested by any Lender pursuant to Section 2.4 for the Loans duly executed and delivered by a Responsible Officer of the Borrower;

(g) there shall not exist any proceeding, order, injunction or decree of any Governmental Authority (including the Bankruptcy Court) or in any court restraining or prohibiting (or attempting to restrain or prohibit) the funding of the Loan hereunder;

(h) the proceeds of such Loan shall be directed and requested for use in accordance with Section 2.5;

(i) the administrative fees required to be paid pursuant to Section 2.8 and all other fees required to be paid on such Borrowing Date pursuant to this Agreement and the other Facility Documents and all costs and expenses required to be paid on such Borrowing Date (including pursuant to Section 8.2) pursuant to this Agreement and the other Facility Documents shall have been, or substantially contemporaneously with the making of the Loans on the Borrowing Date shall be, paid (which amounts, at the sole option of the Lenders, may be offset against the proceeds of such Borrowing on the relevant Borrowing Date);

(j) the Interim DIP Order (in the case of Loans made prior to the entry of the Final DIP Order) or the Final DIP Order (in the case of Loans made after the entry of the Final DIP Order) (w) shall be in full force and effect, (x) shall not have been reversed, vacated or stayed, (y) shall not have become the subject of any appeal or challenge, and (z) shall not have been amended, supplemented or otherwise modified without the prior written consent of the Required Lenders;

(k) there shall not have occurred since the Petition Date any development or event which, individually or in the aggregate with other such circumstances, has had or could reasonably be expected to have, a Material Adverse Effect (except to the extent relating to the Chapter 11 Cases);

(l) in the case of a Borrowing of any New Money Loans, in addition to the above, the following shall be satisfied (or waived as provided herein):

(i) the aggregate principal amount of all New Money Loans requested by the Borrower on such Borrowing Date shall not exceed the amount identified in the Approved Budget (subject to Permitted Variances) (unless the Required Lenders consent thereto); and

(ii) the making of such New Money Loans, and the use of proceeds therefrom, shall comply with the Approved Budget (subject to Permitted Variances), the DIP Draw Conditions and with this Agreement in all respects; and

(m) the Agent shall have received a duly executed Notice of Borrowing from the Borrowing complying with the requirements of Section 2.1.

Each Notice of Borrowing (or, in the case of the Borrowing of Loans not constituting New Money Loans, each deemed request by the Borrower for a Loan) shall constitute a representation by the Borrower that the foregoing conditions are satisfied (or, as applicable, have been waived) on and as of each of (i) the date of such Notice of Borrowing, (ii) the requested Borrowing Date, and (iii) the date on which such Loan is funded or made (or deemed funded or made, as applicable).

ARTICLE 5
AFFIRMATIVE COVENANTS

For so long as the Obligations (other than unasserted contingent indemnification obligations) remain outstanding:

Section 5.1 Financial Statements and Other Information. The Borrower will furnish to the Agent:

(a) as soon as available and in any event within forty-five (45) days after the end of each fiscal quarter (i) the consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such fiscal quarter and (ii) the related consolidated statements of income and shareholders’ equity of the Borrower and its Subsidiaries for such quarter and the portion of the fiscal year through the end of such fiscal quarter, all in reasonable detail and setting forth in comparative form the figures for the corresponding period in the preceding fiscal year, together with (iii) a certificate of a Responsible Officer of the Borrower stating that such financial statements fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as at such date;

(b) [reserved];

(c) together with the financial statements required pursuant to Sections 5.1(a) and 5.1(b), a compliance certificate signed by the chief financial or accounting Responsible Officer of the Borrower as of the end of the applicable accounting period (which delivery may be by electronic communication including fax or email and shall be deemed to be an original, authentic counterpart thereof for all purposes) substantially in the form of Exhibit B (a “Compliance Certificate”) including details of any issues that are material that are raised by auditors and any occurrence or existence of any event, circumstance, act or omission that would cause any representation or warranty to be incorrect in any material respect (or in any respect if such representation or warranty is qualified by materiality or by reference to Material Adverse Effect or Material Adverse Change) if such representation or warranty were to be made at the time of delivery of a Compliance Certificate;

(d) [reserved];

(e) promptly after the same are released, copies of all press releases; provided that documents required to be furnished pursuant to this Section 5.1(e) shall be deemed furnished on the date that such documents are publicly available on “EDGAR”;

(f) promptly, and in any event within five (5) Business Days after receipt thereof by a Loan Party thereof, copies of each notice or other correspondence received from any securities regulator or exchange to the authority of which the Borrower may become subject from time to time concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of such Loan Party; provided that documents required to be furnished pursuant to this Section 5.1(f) shall be deemed furnished on the date that such documents are publicly available on “EDGAR”;

(g) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of each Loan Party and its Subsidiaries, and copies of all annual, regular, periodic and special reports and registration statements which any Loan Party or its Subsidiaries may file or be required to file with any securities regulator or exchange to the authority of which such Loan Party or such Subsidiary, as applicable, may become subject from time to time; provided that documents required to be furnished pursuant to this Section 5.1(g) shall be deemed furnished on the date that such documents are publicly available on “EDGAR”;

(h) the information regarding insurance maintained by the Borrower and its Subsidiaries as required under Section 5.9(c);

(i) as soon as possible and in any event within five (5) Business Days after the Borrower obtains knowledge of any Claim against the Borrower or any of its Subsidiaries relating to any of its products or inventory involving more than $2,500,000 (or the Equivalent Amount in other currencies), written notice thereof from a Responsible Officer of the Borrower which notice shall include a statement setting forth details of such return, recovery, dispute or claim; and

(j) such other information respecting the businesses, financial performance, operations or condition of the assets or liabilities of the Loan Parties (including with respect to the Collateral), taken as a whole, as the Agent may from time to time reasonably request.

Section 5.2 Other Reporting.

(a) The Debtors may, if necessary, deliver to the Agent a supplement to the Approved Budget then in effect (each, a “Budget Supplement”), covering the period through May 11, 2024 (or thereafter if requested or approved by the Agent or Lenders) commencing with Friday of the calendar week immediately preceding the date of such Budget Supplement, the form, scope and level of detail of which Budget Supplement shall be consistent with the Initial Budget, and which Budget Supplement shall be otherwise in form and substance satisfactory to the Lenders in their sole discretion (as confirmed and approved in writing (including via email) by the Agent) (each Budget Supplement, if, but solely if and upon, approved in accordance with the foregoing, an “Updated Budget”). For the avoidance of doubt, no Updated Budget shall become the Approved Budget unless and until approved by the Lenders, at their sole discretion (which approval shall be deemed granted upon receipt by the Borrower or its counsel of written notice (which may be via email) of such consent from the Lenders or the Agent (at the Lenders’ direction) (such approval or consent in accordance with the foregoing, the “Lender Consent”)), and in the event that such Updated Budget is not so approved by the Lenders, the prior Approved Budget shall remain in effect; provided, however, that neither the Agent nor any of the Lenders shall have any obligation to approve any Budget Supplement or any Updated Budget, and, no modification to any Updated Budget or any Approved Budget, or any reforecasting of any information relating to any period covered by any other Updated Budget or any Approved Budget, as the case may be, shall in any event be effective without Lender Consent.

(b) Not later than 5:00 p.m. New York City time every Friday (commencing with Friday of the week immediately following the week in which the Petition Date occurs) (each such Friday, a “Variance Report Deadline”), and on each Friday thereafter, the Loan Parties shall deliver to the Lenders a variance report, in each case, in form, scope and detail reasonably satisfactory to the Lenders (each such report, a “Variance Report”) showing the difference, on a line-item basis, between (i)(A) actual operating and non-operating disbursements (excluding professional fees and expenses) for the immediately preceding calendar week (the “Applicable Period”) and (ii) budgeted operating and non-operating disbursements (excluding professional fees and expenses) for the Applicable Period (as set forth in the Approved Budget in effect for such Applicable Period) (such variance, a “Disbursements Variance”), (B)(1) actual operating and non-operating disbursements (excluding professional fees and expenses) plus actual operating receipts for the Applicable Period and (2) budgeted operating and non-operating disbursements (excluding professional fees and expenses) plus actual operating receipts for the Applicable Period (as set forth in the Approved Budget in effect for such Applicable Period) (such variance, a “Disbursements Plus Receipts Variance”), and (C)(1) actual professional fees and expenses for the Applicable Period and (2) budgeted professional fees and expenses for the Applicable Period (as set forth in the Approved Budget in effect for such Applicable Period), and the available cash on hand for the end of such week, in each case, for prior week, together with a reasonably detailed explanation of such Disbursements Variance, Disbursements Plus Receipts Variance and Professional Fee Variance.

(c) The Loan Parties shall arrange for a teleconference with Lenders or their authorized representatives to take place at least once per week, at a reasonable time during reasonable business hours, until Payment in Full occurs, which teleconference shall (i) require, at the election of the Required Lenders, participation by at least one senior officer of Borrower’s management team and/or professional advisors to the Borrower, and (ii) be intended for purposes of discussing Borrower and its Subsidiaries’ financials (including any budget proposed to be the Approved Budget, Variance Reports and any projections) and such other information and matters reasonably related thereto or requested by any Lender; provided, that such teleconference shall not be required in any week if and to the extent that the Agent shall have previously waived or postponed the same by written notice to the Borrower.

(d) So long as the Lenders have not submitted a credit bid under the Bidding Procedures, the Borrower shall provide to the Lenders, promptly, but in no event later than forty eight (48) hours after receipt (subject to any confidentiality obligations therein), copies of all (i) formal process or offering or marketing materials provided generally to participants in the Sale Process (which shall not be required to include individual Q&A responses to diligence requests, unless requested by the Agent of any Lender), (ii) written proposals, term sheets, commitment letters, and any other similar materials received in connection with the Sale Process, as applicable, and (iii) all bidding materials on a redacted basis, including, but not limited to, marketing materials; provided that the Borrower shall also (x) promptly, but in no event later than forty eight (48) hours after receipt, provide all binding bids received in connection with the Sale Process on an un-redacted basis when, and if, received, and (y) promptly communicate any material developments with respect to the Sale Process to the Agent and the Lenders, in good faith.

Section 5.3 Milestones. Such Loan Party shall, and shall cause each of its Subsidiaries to, satisfy the requirements with respect to each Milestone (including by the time, to the extent, and in the manner required thereby), or as otherwise agreed to by the Agent in writing.

Section 5.4 Bankruptcy Related Matters. Such Loan Party shall, and shall cause each of its Subsidiaries to:

(a) Cause all proposed (i) First Day Orders, (ii) Second Day Orders, (iii) orders related to or affecting the Obligations and/or the Facility Documents, the Prepetition Debt and applicable loan documents, any other financing or use of cash collateral, any sale or other disposition of Collateral outside the ordinary course or adequate protection, (iv) any disclosure statement related thereto, (v) orders concerning the financial condition of the Debtors, or other Indebtedness of the Debtors and (vi) orders establishing procedures for administration of the Chapter 11 Cases or approving significant transactions submitted to the Bankruptcy Court, in each case, proposed by the Debtors, to be in accordance with the terms of this Agreement, to the extent applicable.

(b) Comply in all material respects with each order entered by the Bankruptcy Court in connection with the Chapter 11 Cases.

(c) Deliver to the Agent and the Lender Professionals not less than two (2) Business Days (or, if and solely to the extent that, as a result of exigent circumstances, there is a need to file on an expedited basis, prior to such filing, copies of all proposed pleadings, motions, applications, orders, financial information and other documents (other than retention applications, emergency motions, and ministerial motions) to be filed by or on behalf of the Loan Parties with the Bankruptcy Court in the Chapter 11 Cases that affect or may affect any of the Secured Parties, or distributed by or on behalf of the Loan Parties to the Chapter 11 Unsecured Creditors Committee (or any other official or unofficial committee appointed or appearing in the Chapter 11 Cases or any other party in interest), and shall consult in good faith with the Lender Professionals and the Required Lenders regarding the form and substance of any such document.

(d) If not otherwise provided through the Bankruptcy Court’s electronic docketing system, as soon as available, deliver to the Agent and to the Lender Professionals promptly as soon as available, copies of all filed pleadings, motions, applications, orders, financial information and other documents distributed by or on behalf of the Loan Parties to the Chapter 11 Unsecured Creditors Committee (or any other official or unofficial committee appointed or appearing in the Chapter 11 Cases or any other party in interest).

(e) Provide written notice to the Lenders (via the Agent) and the Lender Professionals not less than five (5) Business Days (or such shorter period as may be consented to in writing by the Required Lenders or by the Agent, acting at the Required Lenders’ direction) prior to any assumption or rejection of any Debtor’s or any Subsidiary’s contracts pursuant to Section 365 of the Bankruptcy Code, and no such contract or lease shall be assumed or rejected if the Agent informs the Borrower in writing within three (3) Business Days of receipt of the notice from the Borrower referenced above that it objects to such assumption or rejection, as applicable.

(f) Deliver to the Agent and the Lenders at least two (2) calendar days prior to the filing with the Bankruptcy Court drafts of any proposed orders and pleadings and any asset purchase agreement or similar agreement in connection with any Sale Transaction.

Section 5.5 Priority of Liens and Claims. Such Loan Party shall, and shall cause each of its Subsidiaries to, cause the Obligations to, upon and at all times as of entry of the Interim DIP Order (including upon and at all times as of entry of the Final DIP Order) (a) constitute DIP Superpriority Claims having the priority and rights set forth in the DIP Orders and (b) be secured by a valid, binding, continuing, enforceable and perfected first priority (subject only to the Carve-Out and any other liens expressly permitted by the DIP Orders) security interest in, and Lien, on all Collateral.

Section 5.6 Notices of Material Events. The Borrower will furnish to the Agent written notice of the following (x) with respect to clause (a) below within three (3) Business Days and (y) with respect to clause (b) through (n) below, within five (5) Business Days, in each case, after a Responsible Officer of the Borrower first learns of or acquires knowledge with respect to:

(a) the occurrence of any Default or Event of Default;

(b) the occurrence of any event with respect to the property or assets of the Borrower or any of its Subsidiaries resulting in a Loss aggregating $2,500,000 (or the Equivalent Amount in other currencies) or more;

(c) (i) any proposed acquisition of stock, assets or property by the Borrower or any of its Subsidiaries that could reasonably be expected to result in material Environmental Liability, and (ii) any spillage, leakage, discharge, disposal, leaching, migration or release of any Hazardous Material by the Borrower or any of its Subsidiaries required to be reported to any Governmental Authority or that would reasonably be expected to result in material Environmental Liability;

(d) the assertion of any Environmental Claim by any Person against, or with respect to the activities of, the Borrower or any of its Subsidiaries and any alleged liability or non-compliance with any Environmental Laws or any permits, licenses or authorizations issued pursuant to Environmental Laws which could reasonably be expected to have a Material Adverse Effect;

(e) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority (other than in connection with the commencement of the Chapter 11 Cases) against or affecting the Borrower or any of its Affiliates;

(f) (i) the intention of any ERISA Affiliate to file any notice of intent to terminate any Title IV Plan, a copy of such notice and (ii) the filing by any ERISA Affiliate of a request for a minimum funding waiver under Section 412 of the Code with respect to any Title IV Plan or Multiemployer Plan, in each case in writing and in reasonable detail (including a description of any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notice filed with the PBGC or the IRS pertaining thereto);

(g) (i) the termination of any Material Contract other than in accordance with its terms and not as a result of a breach or default, (ii) the receipt by the Borrower or any of its Subsidiaries of any notice of a breach or default under any Material Contract (and a copy thereof) asserting a default by such Loan Party or any of its Subsidiaries where such alleged default would permit such counterparty to terminate such Material Agreement, (iii) the entering into of any new Material Agreement by any Loan Party (and a copy thereof) or (iv) any material amendment to a Material Agreement that would be adverse in any material respect to the Lenders (and a copy thereof); provided, that the Borrower shall not be required to provide such notice if such documents become publicly available on “EDGAR” within the time period notice would otherwise be required pursuant to this Section 5.6;

(h) any material change in accounting policies or financial reporting practices by the Borrower or any of its Subsidiaries;

(i) any labor controversy resulting in or threatening to result in any strike, work stoppage, boycott, shutdown or other material labor disruption against or involving a Loan Party;

(j) any Contract entered into by the Borrower or any of its Subsidiaries in connection with any Claim of actual or alleged infringement, misappropriation or violation of any Intellectual Property by or against the Borrower or any of its Subsidiaries;

(k) the creation, development or other acquisition (including any in-bound exclusive licenses) of any Material Intellectual Property by the Borrower or any Subsidiary after the Closing Date;

(l) any change to any Loan Party’s or any of its Subsidiaries’ ownership of any Controlled Account, by delivering to the Agent a notice setting forth a complete and correct list of all such accounts as of the date of such change;

(m) to the extent not otherwise required to be delivered to the Agent and the Lenders, copies of all notices, reports, certificates or other information provided by the Borrower or its Affiliates to the lenders or agents under Prepetition Facility Documents; and

(n) any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 5.6 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto. Nothing in this Section 5.6 is intended to waive, consent to or otherwise permit any action or omission that is otherwise prohibited by this Agreement or any other Loan Document.

Section 5.7 Payment and Performance of Obligations.

(a) Except as a result of, and in connection with the Chapter 11 Cases, each Loan Party (i) will pay and discharge, and cause each Subsidiary to pay and discharge, on a timely basis as and when due, all of their respective obligations and liabilities, except for such obligations and/or liabilities (A) that may be the subject of a Permitted Contest, and (B) the nonpayment or nondischarge of which could not reasonably be expected to have a Material Adverse Effect, (ii) without limiting anything contained in the foregoing clause (i), pay (x) all material amounts due and owing in respect of Taxes (including, without limitation, payroll and withholdings tax liabilities) on a timely basis as and when due, and in any case prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for nonpayment thereof, except for Taxes subject a Permitted Contest and (y) all lawful claims which, if unpaid, would by law become a Lien upon its property not constituting a Permitted Lien, (iii) will maintain, and cause each Subsidiary to maintain, in accordance with GAAP, appropriate reserves for the accrual of all of their respective obligations and liabilities, and (iv) will not breach or permit any Subsidiary to breach, or permit to exist any default under, the terms of any lease, commitment, contract, instrument or obligation to which it is a party, or by which its properties or assets are bound, except for such breaches or defaults which could not reasonably be expected to have a Material Adverse Effect.

(b) Except as a result of, and in connection with the Chapter 11 Cases, upon completion of any Permitted Contest, each Loan Party shall, and will cause each Subsidiary to, promptly pay the amount due, if any, except where the failure to pay such amount could not reasonably be expected to have a Material Adverse Effect.

Section 5.8 Maintenance of Existence, Etc. Each Loan Party will preserve, renew and keep in full force and effect, and will cause each Subsidiary to preserve, renew and keep in full force and effect, (a) their respective existence and (b) their respective rights, privileges and franchises necessary or desirable in the normal conduct of business, and (c) their respective qualification to do business and good standing in each jurisdiction except, with respect to clause (b) and this clause (c), where the failure to be qualified or in good standing could not reasonably be expected to have a Material Adverse Effect.

Section 5.9 Maintenance of Property; Insurance.

(a) Each Loan Party will keep, and will cause each Subsidiary to keep, all property material to its business in good working order and condition, ordinary wear and tear excepted. If all or any part of any of such property material to its business, becomes damaged or destroyed, each Loan Party will, and will cause each Subsidiary to, promptly and completely repair and/or restore such property in a good and workmanlike manner, regardless of whether Agent agrees to disburse insurance proceeds or other sums to pay costs of the work of repair or reconstruction.

(b) Except as a result of, and in connection with the Chapter 11 Cases, upon completion of any Permitted Contest, each Loan Party shall, and will cause each Subsidiary to, promptly pay the amount due, if any, and deliver to Agent proof of the completion of the contest and payment of the amount due, if any.

(c) Each Loan Party will maintain (i) casualty insurance on all real and personal property on an all risks basis (including the perils of windstorm and quake), covering the repair and replacement cost of all such property and coverage, business interruption and rent loss coverages with extended period of indemnity (for the period required by Agent from time to time) and indemnity for extra expense, in each case without application of coinsurance and with agreed amount endorsements, (ii) general and professional liability insurance (including products/completed operations liability coverage), and (iii) such other insurance coverage against loss or damage of the kinds customarily insured against by Persons engaged in substantially the same business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons; provided, however, that, in no event shall such insurance be in amounts or with coverage less than, or with carriers with qualifications inferior to, any of the insurance or carriers in existence as of the Closing Date (or required to be in existence after the Closing Date under a Facility Document). All such insurance shall be provided by insurers having an A.M. Best policyholders rating reasonably acceptable to Agent. Each such policy of insurance shall (a) in the case of each liability policy, name Agent (on behalf, and for the benefit, of, the Secured Parties) as an additional insured thereunder as its interests may appear and (b) in the case of each casualty insurance policy contain a lender’s loss payable clause or endorsement that names Agent (on behalf, and for the benefit, of the Secured Parties), as the lender’s loss payee thereunder as its interests may appear and, to the extent available, provide the insurer will give at least thirty (30) days’ prior written notice to Agent of any modification or cancellation of such policy (or ten (10) days’ prior written notice in the case of the failure to pay any premiums thereunder). Upon the request of the Agent, the Borrower shall furnish the Agent from time to time with (i) material information as to the insurance carried by it and, if so requested, copies of all such insurance policies and (ii) a certificate from the Borrower’s insurance broker or other insurance specialist stating that all premiums then due on the policies relating to insurance on the Collateral have been paid and that such policies are in full force and effect. Receipt of notice of termination or cancellation of any such insurance policies or reduction of coverages or amounts thereunder shall entitle the Secured Parties to renew any such policies, cause the coverages and amounts thereof to be maintained at levels required pursuant to the first sentence of this Section 5.9 or otherwise to obtain similar insurance in place of such policies, in each case, the Borrower will be responsible for the reasonable and documented cost of such insurance (to be payable on demand). The amount of any such reasonable and documented expenses shall accrue interest at the Default Rate if not paid on demand and shall constitute “Obligations.”

Section 5.10 Compliance with Laws and Material Contracts. Except as a result of, and in connection with the Chapter 11 Cases, each Loan Party will, and will cause each of its Subsidiaries to (a) comply with the requirements of all applicable Laws (including Health Care Laws) and (b) maintain in full force and effect, remain in compliance with and perform all obligations under all Material Contracts to which it is a party, except in the case of clause (a) and (b) to the extent that failure to so comply would not reasonably be expected to have a Material Adverse Effect.

Section 5.11 Books and Records; Inspections. Each Loan Party will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct (in all material respects) entries are made of all material dealings and transactions in relation to its business and activities. Each Loan Party shall, and shall cause each of its Subsidiaries to, with respect to each owned, leased or controlled property, during normal business hours and upon reasonable advance notice (unless an Event of Default shall have occurred and be continuing, in which event no notice shall be required and Agent and its representatives shall have access at any and all times during the continuance thereof): (a) provide access to such property to the Agent and its representatives, as frequently as the Agent reasonably determines to be appropriate; and (b) permit the Agent to conduct inspect and make extracts and copies (or take originals if reasonably necessary) from all of such Loan Party’s and its Subsidiaries’ books and records and evaluate and conduct appraisals and evaluations in any manner and through any medium that the Agent considers reasonably necessary, in each instance, at the Loan Parties’ sole expense; provided the Loan Parties shall only be obligated to reimburse the Agent for the expenses of one such appraisal, evaluation and inspection per calendar quarter unless an Event of Default has occurred and is continuing, in which case, the Loan Parties shall reimburse the Agent for the expenses of all such appraisals, evaluations and inspections conducted by the Agent or its representatives while such Event of Default is continuing. Any Lender may accompany the Agent or its representatives in connection with any inspection.

Section 5.12 Use of Proceeds. The proceeds of the Loans will be used only as provided in Section 2.5. No part of the proceeds of the Loans will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board of Governors of the Federal Reserve System, including Regulations T, U and X.

Section 5.13 Required Authorizations. The Loan Parties shall, and shall cause their Subsidiaries to, obtain, make and keep in full force and effect all material required regulatory permits.

Section 5.14 Disclosure. Each Loan Party shall, and shall cause each of its Subsidiaries to, ensure that all written information, exhibits and reports furnished to any Lender Party, when taken as a whole, do not and will not (or does not, as applicable) contain any untrue statement of a material fact and do not and will not omit to state any material fact or any fact necessary to make the statements contained therein not materially misleading in light of the circumstances in which made, and will promptly disclose to the Agent and the Lenders and correct any defect or error that may be discovered therein or in any Facility Document or in the execution, acknowledgement or recordation thereof.

Section 5.15 Further Assurances. (a) Promptly upon (but in any event, within ten (10) Business Days after) the request of the Required Lenders (or the Agent acting at the direction of the Required Lenders), the Loan Parties shall (and, subject to the limitations set forth herein and in the other Facility Documents, shall cause each of their Subsidiaries to) take such additional actions and execute such documents as the Required Lenders (or the Agent acting at the direction of the Required Lenders) may reasonably require from time to time in order (a) to carry out more effectively the purposes of this Agreement or any other Facility Document, (b) to subject to the Liens created by any of the Facility Documents any of the assets or properties, rights or interests covered by any of the Facility Documents, (c) to perfect and maintain the validity, effectiveness and priority of any of the Facility Documents and the Liens intended to be created thereby, and (d) to better assure, grant, preserve, protect and confirm to the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Facility Document.

(b) Without limiting the generality of the foregoing, the Loan Parties shall cause each of their Subsidiaries (other than the Restricted Foreign Subsidiary) on the date of the formation (including pursuant to a Division/Series Transaction) or acquisition thereof, to guaranty the Obligations and to cause each such Subsidiary to grant to the Agent, for the benefit of the Secured Parties, a security interest in, subject to the limitations set forth herein and in the Facility Documents, all of such Subsidiary’s assets and property to secure such guaranty and to take such other actions reasonably requested by the Required Lenders with respect to making any such Subsidiary a Loan Party under the Facility Documents. Furthermore, the Borrower shall notify the Agent and the Lenders in writing on the date of (i) the formation (including pursuant to a Division/Series Transaction) or acquisition of any Subsidiary or (ii) the issuance by or to any Loan Party (other than by the Borrower) of any Stock. Each Loan Party shall pledge, and shall cause each of its Subsidiaries to pledge, all of the Stock of each of its Subsidiaries directly owned by a Loan Party, in each instance, to the Agent, for the benefit of the Secured Parties, to secure the Obligations, promptly after (and in any event within ten (10) Business Days (or such later date as may be agreed to by the Required Lenders in their sole discretion) after) the date of (A) formation (including pursuant to a Division/Series Transaction) or acquisition of such Subsidiary or (B) the issuance of any shares of Stock of such Subsidiary. The Loan Parties shall deliver, or cause to be delivered, promptly after (and in any event within ten (10) Business Days (or such later date as may be agreed to by the Required Lenders in their sole discretion) after) such date to the Agent and the Lenders, appropriate resolutions, secretary certificates, certified Organizational Documents and, if requested by any Lender, legal opinions relating to the matters described in this Section 5.15 (which opinions shall be in form and substance reasonably acceptable to the Required Lenders and, to the extent applicable, substantially similar to the opinions delivered on the Closing Date), in each instance with respect to (1) each Loan Party or Subsidiary formed (including pursuant to a Division/Series Transaction) or acquired and (2) each Loan Party or Person (other than a Loan Party) whose Stock is being pledged, in each case of clauses (1) and (2), after the Closing Date. In connection with each pledge of Stock, on or prior to the date of any such pledge of Stock, the Loan Parties shall deliver, or cause to be delivered, to the Agent, irrevocable proxies and Stock powers and/or assignments, as applicable, duly executed in blank, in each case, in form and substance reasonably satisfactory to the Required Lenders.

(c) Without limiting the generality of the foregoing clause (a) and, except as otherwise approved in writing by the Required Lenders, if any Loan Party acquires fee title to any Real Estate with a fair market value in excess of $1,000,000, within thirty (30) days after such acquisition (or such later date as may be agreed by the Agent in its sole discretion), such Person shall execute and/or deliver, or cause to be executed and/or delivered, to the Agent, a fully executed Mortgage, a lender’s title insurance policy issued by a title insurer reasonably satisfactory to Agent and, if requested by the Agent, an appraisal and such other documentation or information, in each case in form and substance reasonably satisfactory to the Agent.

Section 5.16 Environmental Matters. Each Loan Party shall, and shall cause each of its Subsidiaries to, comply with, and maintain its real estate, whether owned, leased, subleased or otherwise operated or occupied, in compliance with all applicable Environmental Laws or as is required by orders and directives of any Governmental Authority except where the failure to comply could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 5.17 Landlord Waivers. If requested by the Agent, each Loan Party shall use commercially reasonable efforts to obtain, within sixty (60) days after the Closing Date, a landlord agreement or bailee or mortgagee waivers, as applicable, from the lessor of each leased property, bailee in possession of any Collateral or mortgagee of any owned property with respect to (to the extent leased) the Borrower’s headquarters and each location where any material amount of Collateral is located or where material books and records are located, which agreement shall be reasonably satisfactory in form and substance to the Required Lenders.

Section 5.18 Cash Management Systems. Subject to the terms of any Chapter 11 Order, such Loan Party shall, and shall cause each of its Subsidiaries to, if requested by the Agent:

(a) maintain at all times after the Closing Date, all of the aggregate amount of cash of the Borrower and its Subsidiaries, in each case, in deposit accounts, disbursement accounts, investment accounts (and other similar accounts) and lockboxes with a bank or financial institution within the U.S. which has executed and delivered to the Agent a Control Agreement, in form and substance reasonably acceptable to the Agent (each such deposit account, disbursement account, investment account (or similar account) and lockbox, a “Controlled Account”); each such Controlled Account shall be a cash collateral account, with all cash, checks and other similar items of payment in such account securing payment of the Obligations, and each Loan Party shall have granted a Lien to the Agent, for the benefit of the Secured Parties, over such Controlled Accounts;

(b) deposit promptly, and in any event no later than five (5) Business Days after the date of receipt thereof, all cash, checks, drafts or other similar items of payment relating to or constituting payments made in respect of any and all accounts and other rights and interests into Controlled Accounts; and

(c) at any time after the occurrence and during the continuance of an Event of Default, at the request of the Agent, each Loan Party shall cause all payments constituting proceeds of accounts to be directed into lockbox accounts under agreements in form and substance satisfactory to the Agent.

Section 5.19 Sale Process. So long as the Lenders have not submitted a credit bid under the Bidding Procedures, weekly (or more frequently as reasonably requested by the Lenders) from and after the Closing Date, the Borrower will hold a meeting (at a mutually agreeable time and location or telephonically) with management of the Borrower, the Lenders and the Lender Advisors to discuss the sales process with respect to the Approved Sale. To the extent one or more potential bidders requires financing, the Borrower will facilitate discussions among the Lenders and such potential bidder(s) regarding the potential provision of financing.

ARTICLE 6
NEGATIVE COVENANTS

For so long as the Obligations (other than unasserted contingent indemnification obligations) remain outstanding:

Section 6.1 Debt; Contingent Obligations. No Loan Party will, or will permit any Subsidiary to, directly or indirectly, create, incur, assume, guarantee or otherwise become or remain directly or indirectly liable with respect to, any Debt, except for Permitted Debt. No Loan Party will, or will permit any Subsidiary to, directly or indirectly, create, assume, incur or suffer to exist any Contingent Obligations, except for Permitted Contingent Obligations.

Section 6.2 Liens. No Loan Party will, or will permit any Subsidiary to, directly or indirectly, create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except for Permitted Liens.

Section 6.3 Distributions. No Loan Party will, or will permit any Subsidiary to, directly or indirectly, declare, order, pay, make or set apart any sum for any Distribution, except for dividends paid by any Subsidiary to a Loan Party.

Section 6.4 Restrictive Agreements. No Loan Party will, or will permit any Subsidiary to, directly or indirectly (a) enter into or assume any agreement (other than the Facility Documents and any agreements for purchase money debt permitted under clause (c) of the definition of “Permitted Debt”) prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, or (b) create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind (except as provided by the Facility Documents) on the ability of any Loan Party (other than the Borrower) or any Subsidiary to: (i) pay or make Distributions; (ii) pay any Debt owed to any Loan Party or any Subsidiary; (iii) make loans or advances to any Loan Party or any Subsidiary; or (iv) transfer any of its property or assets to any Loan Party or any Subsidiary.

Section 6.5 Payments of Debt.

(a) No Loan Party will, or will permit any Subsidiary to, directly or indirectly, make payments in respect of any Debt other than (i) payments of the Obligations, (ii) scheduled payments of other Debt to the extent permitted pursuant to the Approved Budget, or (iii) payments of Debt secured by a Permitted Lien if the sole asset securing such Indebtedness has been sold or otherwise disposed of in a manner permitted under this Agreement, in each case, subject to the Approved Budget.

(b) No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly (i) prepay, pay, redeem or repay or take any action, with respect to any Prepetition Debt that is in violation or breach of any prepetition subordination and intercreditor agreement or (ii) amend, restate, supplement, change, extend, refinance, replace or otherwise modify (or waive or consent to any diversions from, or actions or inactions affecting) any Prepetition Debt in violation or breach of any prepetition subordination and intercreditor agreement or that is materially adverse to any of the Secured Parties or the Prepetition First Lien Term Loan Secured Parties.

Section 6.6 Consolidations; Mergers; Acquisitions. The Loan Parties will not, and will not permit any of their respective Subsidiaries to, (i) enter into any transaction of merger, amalgamation or consolidation (or otherwise merge, amalgamate or consolidate), (ii) except as to any Approved Sale, wind up or dissolve itself (or suffer any liquidation or dissolution), (iii) sell or issue any of its Disqualified Stock or (iv) make any Acquisition or otherwise acquire any business or substantially all the property from, or Stock of, or be a party to any Acquisition of, any Person

Section 6.7 Investments. No Loan Party will, or will permit any Subsidiary to, make, directly or indirectly, or permit to remain outstanding any Investments other than Permitted Investments.

Section 6.8 Transactions with Affiliates. No Loan Party will, or will permit any Subsidiary to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of any Loan Party, except:

(a) transactions permitted by Section 6.3 of this Agreement;

(b) customary compensation and indemnification of, and other employment arrangements with, directors, officers and employees of Borrower or any Subsidiary in the Ordinary Course of Business (solely to the extent that payment thereof is in accordance with the Approved Budget);

(c) transactions that are (i) disclosed to Agent in advance of being entered into, (ii) and which contain terms that are no less favorable to the Borrower or applicable Subsidiary, as the case may be, than those which might be obtained from a third party not an Affiliate of any Loan Party and (iii) are approved by the Lenders in their sole discretion; and

(d) transactions disclosed on Schedule 6.8 on the Closing Date.

Section 6.9 Modification and Termination of Material Contracts and Organizational Documents. No Loan Party will, or will permit any Subsidiary to, directly or indirectly:

(a) waive, amend, terminate, replace or otherwise modify any term or provision of any Organizational Document in any way or manner adverse to the interests of the Agent and the Lenders, provided that for purposes of this clause (a), any amendment, modification or waiver of the certificate of incorporation of the Borrower shall be deemed adverse to the Agent and the Lenders;

(b) waive, amend, replace or otherwise modify any term or provision of any Material Contract in a manner adverse to the rights and remedies of the Agent and the Lenders hereunder;

(c) (x) take or omit to take any action that results in the termination of, or permits any other Person to terminate, any Material Contract or such Loan Party’s rights under Material Intellectual Property or (y) take any action that permits any Material Contract or such Loan Party’s rights under Material Intellectual Property to be terminated by any counterparty thereto prior to its stated date of expiration, in each such case if such action or omission could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect;

(d) enter into, waive, terminate, replace or otherwise modify any joint venture agreement, distribution agreement, collaboration agreement or any agreement similar to any of the foregoing, in each case, that involves the disposition of Collateral or the assignment or exclusive licensing of any Material Intellectual Property, unless such agreement is acceptable in form and substance to the Required Lenders; or

(e) waive, amend, modify, replace, supplement or restate in any manner in contradiction of any prepetition subordination and intercreditor agreement any Prepetition Debt without the prior written consent of the Agent and the Lenders.

Section 6.10 Outbound Licenses. No Loan Party shall, nor shall it permit any of its Subsidiaries to, enter into or become or remain bound by any outbound exclusive license of Intellectual Property, except for Permitted Licenses.

Section 6.11 Foreign Subsidiaries. No Loan Party will, and will not permit any of its Subsidiaries to, form any Subsidiary, or acquire any Stock in any Subsidiary, that is not organized in a state in the United States or the District of Columbia, other than the Restricted Foreign Subsidiary.

Section 6.12 Transfers to non-Loan Parties. Notwithstanding anything in this Agreement to the contrary, from and after the Closing Date, neither the Borrower nor any of its Subsidiaries shall sell, lease, license or otherwise transfer any assets to the Restricted Foreign Subsidiary or any other Subsidiary that is not a Loan Party without the prior written consent of the Lenders, other than permitted Investments in the Restricted Foreign Subsidiary in accordance with the Approved Budget.

Section 6.13 No Foreign Subsidiary Debt. Notwithstanding anything in this Agreement to the contrary, from and after the Closing Date, neither the Borrower nor any of its Subsidiaries will permit the Restricted Foreign Subsidiary to, create, incur, assume or permit to exist any Debt or issue any Stock to any party other than the Loan Parties, whether directly or indirectly, without the prior written consent of the Lenders.

Section 6.14 Payments to Insiders. Notwithstanding anything to the contrary herein, neither the Borrower nor any of its Subsidiaries shall make any payments whether in cash, property or other consideration to any of its or their directors, officers, equityholders or any other Persons who are “insiders” pursuant to Section 101(31) of the Bankruptcy Code or Affiliates of any of the foregoing, in each case, other than (a) salaries and compensation to employees of any Loan Party in the Ordinary Course of Business, including any bonuses approved by the Bankruptcy Code, (b) reasonable, documented, out-of-pocket travel expenses of the members of the board of directors of the Borrower incurred in connection with attending board meetings that require in-person attendance or making site visits at the Borrower’s chief executive offices, in each case, not exceeding the amount set forth in the Approved Budget.

Section 6.15 Budget Covenant. Commencing with the first full calendar week following the Petition Date and for each calendar week thereafter, the Loan Parties shall not permit (a) the actual amount of “Total Operating Disbursements” as set forth in the Approved Budget to exceed one hundred and ten percent (110%) (such percentage, the “Permitted Variance”) the requirements set forth in this Section 6.15, the “Budget Covenant”) of the amount projected in the “Total Operating Disbursements” line item of the Approved Budget for the period from the Petition Date through February 23, 2024, then for the period from the Petition Date through each successive week through March 8, 2024, and then for each rolling four (4)-week period thereafter and (b) the actual amount of total Collections to be less than sixty percent (60%) of the amount projected in the “Total Collections” line item of the Approved Budget for the period from the Petition Date through February 23, 2024, seventy percent (70%) of the amount projected in the “Total Collections” line item of the Approved Budget for the period from the Petition Date through March 1, 2024, and ninety percent (90%) of the amount projected in the “Total Collections” line item of the Approved Budget for the period from the Petition Date through March 8, 2024, and each rolling four (4)-week period thereafter; provided, that in all circumstances, a positive variance in any one measurement period may be carried over for use in subsequent measurement periods (the requirements set forth in this Section 6.15, the “Budget Covenant”).

Section 6.16 Capital Expenditures; Customer Deposits Refunds.

(a) The Loan Parties shall not (i) permit the aggregate amount of Capital Expenditures made by the Loan Parties to exceed the amount set forth therefor in the Approved Budget, or (ii) make any payment on account of, or incur any obligation with respect to, any Capital Expenditure, except if (A) no Default shall exist or be continuing at the time of, or after giving effect to, the same, and (B) the type and amount of such Capital Expenditure is set forth in the Approved Budget, and such payment is made in accordance with the Approved Budget.

(b) The Approved Budget and any Updated Budget may include up to $1,500,000 in the aggregate for a “Customer Deposits Refund” line item, but the Loan Parties shall not make any payment on account of any such customer deposits refunds without the consent of the Lenders in their sole discretion (as conveyed in writing (including via email) by the Agent).

Section 6.17 Chapter 11 Case. The Loan Parties shall not:

(a) Other than the claims and Liens of the Agent arising from this Agreement, and other than the adequate protection claims as permitted in the DIP Orders, as applicable, and except for the Carve-Out and Permitted Liens, incur, create, assume, suffer to exist or permit, or file any motion seeking, any other DIP Superpriority Claim which is pari passu with, or senior to the claims and Liens of, the Agent and Lenders.

(b) Make or permit to be made any amendment or change to the DIP Orders, as applicable, without the consent of the Required Lenders.

(c) Commence any adversary proceeding, contested matter or other action asserting any claims or defenses or otherwise against the Agent, any Lender or any Prepetition Secured Party with respect to any Facility Document or any Prepetition Loan Document, or any of the liens, claims, rights, benefits or protections granted hereunder or thereunder, or any of the transactions contemplated hereby or thereby.

(d) Make (i) any prepetition “critical vendor” payments or other payments on account of any creditor’s prepetition unsecured claim, (ii) payments on account of claims or expenses arising under section 503(b)(9) of the Bankruptcy Code or (iii) payments under any management incentive plan or on account of claims or expenses arising under section 503(c) of the Bankruptcy Code, except in amounts and on terms and conditions that (a) are approved by a Chapter 11 Order after notice and a hearing (if such approval is necessary under the Bankruptcy Code), and (b) are expressly permitted by, and in compliance with, the terms of the Facility Documents (including the Budget Covenant and the Approved Budget, subject to any Permitted Variance), or otherwise with the prior written consent of the Required Lenders.

(e) File any material motion or application with the Bankruptcy Court with regard to actions taken outside the ordinary course of business of the Debtors (other than emergency motions, retention applications, and ministerial motions) without consulting with the Lenders and providing the Lenders prior (in any case, not less than two (2) Business Days’ (or as soon as reasonably practicable under the circumstances if two (2) Business Days in advance is not reasonably practicable)) notice and the opportunity to review and comment on each such motion.

(f) Subject to the applicable DIP Order, object to, contest, delay, prevent, or interfere in any manner with, the exercise of any rights and remedies by the Agent or the Lenders with respect to the Collateral following the occurrence and during the continuance of an Event of Default.

It is understood and agreed that the filing of a Chapter 11 Plan or the pursuit of confirmation of a Chapter 11 Plan, confirmation of which plan shall take place solely following the Bankruptcy Court’s entry of the sale order, with the occurrence of any “effective date” or similar concept under such plan subject to the occurrence of the Closing Date, if applicable; provided that such Chapter 11 Plan is not inconsistent with the Sale Process or Sale Transaction, shall not constitute or be deemed to be a breach or default of this Agreement or of any other Facility Document, and shall not constitute or be deemed to be a Default or an Event of Default for any purpose under the Facility Documents, including, without limitation, for purposes of Section 7.1(o)(ii).

Section 6.18 KERP Payments. No Loan Party shall make any key employee retention payment or other bonus, incentive or similar payment unless the Lenders shall have previously consented thereto in writing.

Section 6.19 Minimum Cash Balance. The Borrower and its Subsidiaries shall, at all times after the Closing Date, maintain, on a consolidated basis, a minimum aggregate amount of unrestricted cash in deposit accounts subject to a Control Agreement in favor of the Agent (for the benefit of the Secured Parties) equal to no less than $4,000,000.

Section 6.20 Conduct of Business. No Loan Party will, or will permit any Subsidiary to, directly or indirectly, engage in any line of business other than those businesses engaged in on the Closing Date and similar, related or complementary businesses reasonably related, ancillary or supplemental thereto or incidental thereto or reasonably expansive thereof.

Section 6.21 Compliance with Anti-Corruption Laws. The Agent hereby notifies the Loan Parties that pursuant to the requirements of Anti-Terrorism Laws, and the Agent’s policies and practices, the Agent is required to obtain, verify and record certain information and documentation that identifies the Loan Parties and their principals, which information includes the name and address of each Loan Party and its principals and such other information that will allow the Agent to identify such party in accordance with Anti-Terrorism Laws. No Loan Party will, or will permit any Subsidiary to, directly or indirectly, knowingly enter into any Material Contracts with any Blocked Person or any Person listed on the OFAC Lists. Each Loan Party shall immediately notify the Agent if such Loan Party has knowledge that any Loan Party, any additional Loan Party or any of their respective Affiliates or agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is or becomes a Blocked Person or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering. No Loan Party will, or will permit any Subsidiary to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.

Section 6.22 Accounting Changes. No Loan Party shall, and no Loan Party shall suffer or permit any of its Subsidiaries to, (a) make any significant change in accounting treatment or reporting practices, except as required by GAAP, or (b) change the fiscal year or method for determining the fiscal quarters of any Loan Party or of any consolidated Subsidiary of any Loan Party.

Section 6.23 Dispositions. No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, dispose of (whether in one or a series of transactions) any assets or property (including the Stock of any Subsidiary of any Loan Party, whether in a public or private offering or otherwise, and accounts and notes receivable, with or without recourse), or, directly or indirectly, issue, sell or otherwise transfer or provide a controlling, management or other interest in, any Stock of any Loan Party or any of its Subsidiaries, except for:

(a) Dispositions of (i) inventory, goods or services or (ii) worn-out, obsolete, damaged or surplus equipment, in each case of clause (i) and (ii), in the Ordinary Course of Business on terms that are no less favorable to the applicable Loan Party or any Subsidiary than those which might be obtained from a third party not an Affiliate of any Loan Party;

(b) (i) Dispositions of cash equivalents in the Ordinary Course of Business made to a Person that is not an Affiliate of any Loan Party and (ii) conversions of cash equivalents into cash or other cash equivalents;

(c) Permitted Licenses;

(d) the sale of the Stock of any Subsidiary of the Borrower to the Borrower or any Loan Party;

(e) the transfer of any assets or property by a Loan Party (other than the Borrower) to another Loan Party;

(f) Dispositions of past due accounts receivable in the ordinary course of business (including any discount and/or forgiveness thereof) or, in the case of accounts receivable in default, in connection with the collection or compromise thereof and in any event, not involving any securitization or factoring thereof, in the Ordinary Course of Business in an aggregate amount not to exceed the amount set forth in the Approved Budget;

(g) (i) any termination of any lease, (ii) any expiration of any option agreement in respect of real or personal property, (iii) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or litigation claims (including in tort) and (iv) any lease or sublease of real property not useful in the conduct of the business of the Borrower or its Subsidiaries, in the case of each of the foregoing clauses (i) through (iv), in the Ordinary Course of Business;

(h) the unwinding of any Swap Contract permitted by Section 6.7 pursuant to its terms;

(i) Dispositions in connection with any transaction permitted under Section 6.7;

(j) subject to the prior written consent of the Required Lenders, dispositions in the Ordinary Course of Business consisting of the abandonment of intellectual property rights (other than Material Intellectual Property) which, in the reasonable good faith determination of Borrower, are not material to the conduct of the business of the Loan Parties and the Subsidiaries; and

(k) Dispositions (including any Approved Sale) not otherwise permitted hereunder that are made for Fair Market Value (other than any assets that are material to the business or operations of the Borrower and its Subsidiaries, taken as a whole, including Material Intellectual Property); provided that (i) at the time of any such Disposition, no Default or Event of Default shall exist or shall result from such Disposition, (ii) [reserved], and (iii) other than in connection with an Approved Sale, the aggregate Fair Market Value of all assets so sold by the Loan Parties and their Subsidiaries, together, shall not exceed $250,000.

Section 6.24 Burdensome Agreements and Negative Pledges. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual restriction or encumbrance of any kind on the ability of any Loan Party or Subsidiary to pay dividends or make any other distribution on any of such Loan Party’s or Subsidiary’s Stock or to pay fees, including management fees, or make other payments and distributions to any Loan Party or any of its Subsidiaries, except for those in the Facility Documents. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly, enter into, assume or become subject to any obligation prohibiting or otherwise restricting the existence of any Lien upon any of its assets, whether now owned or hereafter acquired, in favor of Agent or any other Secured Party or prohibit or otherwise restrict the Disposition of any assets of any Loan Party or any of its Subsidiaries, except, in each case, those set forth in the Facility Documents.

Section 6.25 Hazardous Materials. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly, cause or suffer to exist any Release of any Hazardous Material at, to or from any Real Estate that would violate or form the basis of Liability under any Environmental Law, other than such violations or liabilities that could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

ARTICLE 7
EVENTS OF DEFAULT

Section 7.1 Events of Default. Any of the following events, conditions or other occurrences shall constitute an “Event of Default”:

(a) The Borrower or any other Loan Party shall have failed (i) to pay when and as required to be paid herein or in any other Facility Document, any amount of principal of any Loan or the Termination Payment (or any portion thereof), including upon maturity of the Loans, or (ii) to pay within three (3) Business Days after the same shall become due, interest on any Loan, or any fee or any other amount or Obligation payable hereunder or pursuant to any other Facility Document.

(b) Any Loan Party shall have failed to comply with or observe (i) Section 5.2, 5.3, 5.4, 5.5, 5.6, 5.7(b), 5.8, 5.9(c), 5.10, 5.11, 5.12, 5.13, 5.14, 5.15, 5.17, 5.18, 5.19 or Article 6, or (ii) any other covenant contained in this Agreement or in any other Facility Document (other than occurrences described in other provisions of this Section 7.1 for which a different grace or cure period is specified or for which no grace or cure period is specified and thereby constitute immediate Events of Default) and such default is not remedied by the Loan Party or waived by Agent within fifteen (15) days after the earlier of (A) receipt by Borrower of notice from Agent or Required Lenders of such default, or (B) the date on which any officer of any Loan Party or any of their respective Subsidiaries becomes aware of such default (if capable of cure).

(c) Any representation or warranty made or deemed made by any Loan Party in any Facility Document shall have been incorrect, false or misleading in any material respect (except to the extent that such representation or warranty is qualified by reference to materiality or Material Adverse Effect, to which extent it shall have been incorrect, false or misleading in any respect) as of the date it was made or deemed made.

(d) Any Loan Party or any of its Subsidiaries shall fail to make any payment (whether of principal or interest or otherwise, and regardless of amount) in respect of any obligation required to be made by the DIP Orders, when and as the same shall become due and payable after giving effect to any applicable grace or cure period, if any, specified in the documents relating thereto on the date of such failure.

(e) [reserved]

(f) Other than the commencement of the Chapter 11 Cases:

(i) any Loan Party or any Subsidiary of a Loan Party shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing; or

(ii) an involuntary case or other proceeding shall be commenced against any Loan Party or any Subsidiary of a Loan Party seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of forty-five (45) days; or an order for relief shall be entered against any Loan Party or any Subsidiary of a Loan Party under applicable federal bankruptcy, insolvency or other similar law in respect of (i) bankruptcy, liquidation, winding-up, dissolution or suspension of general operations, (ii) composition, rescheduling, reorganization, arrangement or readjustment of, or other relief from, or stay of proceedings to enforce, some or all of the debts or obligations, or (iii) possession, foreclosure, seizure or retention, sale or other disposition of, or other proceedings to enforce security over, all or any substantial part of the assets of such Loan Party or Subsidiary.

(g) (i) Institution of any steps by any Person to terminate a Pension Plan if as a result of such termination any Loan Party or any member of the Controlled Group could be required to make a contribution to such Pension Plan, or could incur a liability or obligation to such Pension Plan, in excess of $1,000,000, (ii) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 303(k) of ERISA or Section 430(k) of the Code or an event occurs that could reasonably be expected to give rise to a Lien under Section 4068 of ERISA, or (iii) there shall occur any withdrawal or partial withdrawal from a Multiemployer Plan and the withdrawal liability (without unaccrued interest) to Multiemployer Plans as a result of such withdrawal (including any outstanding withdrawal liability that any Loan Party or any member of the Controlled Group have incurred on the date of such withdrawal) exceeds $1,000,000.

(h) One or more judgments or orders for the payment of money (not paid or fully covered by insurance maintained in accordance with the requirements of this Agreement and as to which the relevant insurance company has acknowledged coverage) aggregating in excess of $1,000,000 shall be rendered against any or all Loan Parties and either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgments or orders, or (ii) there shall be any period of thirty (30) consecutive days during which a stay of enforcement of any such judgments or orders, by reason of a pending appeal, bond or otherwise, shall not be in effect.

(i) The institution by any Governmental Authority of criminal proceedings against any Loan Party.

(j) There shall occur any revocation, suspension, termination, rescission, non-renewal (except for any such non-renewal at the election of a Loan Party or a Subsidiary of a Loan Party as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect) or forfeiture or any similar final administrative action with respect to one or more Regulatory Required Permits, in each case, of any Loan Party or any Subsidiary of any Loan Party that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(k) At any time, two (2) or more Key Persons cease to be employed by the Borrower. A Key Person shall be deemed not actively employed if they have resigned or provided notice of resignation or any period they are subject to any “gardening” or similar leave.

(l) Subject in all respects to any applicable post-closing periods and certain other time periods under the Facility Documents for any Loan Party or Subsidiary to take perfection actions, if any of the following events occurs: (i) any Lien created by the DIP Order or any of the Collateral Documents shall at any time not constitute a valid and perfected Lien on the applicable Collateral in favor of the Secured Parties, free and clear of all other Liens (other than Permitted Liens), except due to the action or inaction of the Agent, (ii) except for expiration in accordance with its terms, any of the Collateral Documents or any Guarantee of any of the Obligations shall for whatever reason cease to be in full force and effect, (iii) any Loan Party shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability of any such Lien or any Facility Document, or (iv) any injunction, whether temporary or permanent, shall be rendered against any Loan Party that prevents the Loan Parties from selling or manufacturing any of their other material and commercially available products in the United States.

(m) Any authorization of a Governmental Authority necessary for the execution, delivery or performance of any Facility Document or for the validity or enforceability of the Obligations under any Loan Document is not given, is withdrawn or ceases to remain in full force or effect.

(n) The validity of any Facility Document shall be contested by any Loan Party or any of its Subsidiaries, or any applicable Law shall purport to render any material provision of any Facility Document invalid or unenforceable or shall purport to prevent or materially delay the performance or observance by any Loan Party or any of its Subsidiaries of the Obligations; any Loan Party denies or contests the validity or enforceability of any Obligations, or the perfection or priority of any Lien granted to the Agent; any Facility Document ceases to be in full force or effect for any reason (other than a waiver or release by the Agent and Lenders and other than in accordance with the terms of this Agreement); any lien created hereunder or under the DIP Orders ceases to be a valid and perfected lien (other than as a result of any action or inaction by the Agent and other than by reason of a release of Collateral in accordance with the terms hereof or thereof or Payment in Full) or the Obligations cease to be DIP Superpriority Claims.

(o) There shall have occurred any of the following in the Chapter 11 Cases:

(i) the failure to meet any of the Milestones set forth herein unless (x) such failure is solely the result of any act, omission, or delay on the part of any of the Lenders seeking termination or (y) such Milestone is waived or extended by the Required Lenders in writing;

(ii) (A) the filing of any plan of reorganization or plan of liquidation (subject to the last sentence of Section 6.17) or disclosure statement attendant thereto, or any amendment to any such plan or disclosure statement, by a Loan Party that does not propose to indefeasibly repay in full in cash the Obligations under this Agreement and is not otherwise reasonably acceptable to the Lenders, or by any other Person to which the Agent (at the direction of the Required Lenders) does not consent, or any of the Loan Parties or their Subsidiaries shall seek, support or fail to contest in good faith the filing or confirmation of any such plan or entry of any such order, (B) the entry of any order terminating any Loan Party’s exclusive right to file a plan of reorganization or plan of liquidation, or (C) the expiration of any Loan Party’s exclusive right to file a plan of reorganization or plan of liquidation;

(iii) the Loan Parties fail to provide the Lenders with draft copies of all motions, notices, statements, schedules, applications, reports and other papers the Loan Parties intend to file with the Bankruptcy Court in connection with the plan or sale process within a reasonable period of time prior to the date such party intends to file any of the foregoing and fail to consult in advance in good faith with the Lenders regarding the form and substance of any such proposed filing with the Bankruptcy Court;

(iv) the Bankruptcy Court enters an order, or any Loan Party files any motion or any request for relief (other than with the consent of the Lenders) that seeks, to (a) dismiss any of the Chapter 11 Cases, (b) convert any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code, (c) appoint a trustee or examiner with expanded powers beyond those set forth in section 1106 of the Bankruptcy Code; or (d) terminate the Debtors’ exclusive right to file a plan of reorganization pursuant to section 1121 of the Bankruptcy Code;

(v) the Bankruptcy Court enters an order granting relief terminating, annulling, or modifying the automatic stay (as set forth in section 362 of the Bankruptcy Code) to authorize any party to proceed against any material asset of the Loan Parties or in such a manner that would adversely affect the Loan Parties’ ability to operate their businesses in the ordinary course;

(vi) the Bankruptcy Court enters an order authorizing or directing the assumption, assumption and assignment, or rejection of an executory contract (including any employment agreement, severance agreement or other employee benefit plan) or unexpired lease, other than an assumption or rejection that is consented to in writing by the Lenders;

(vii) after entry by the Bankruptcy Court of any DIP Order, Confirmation Order or an order approving a sale of the Specified Assets, such order is reversed, stayed, dismissed, vacated, reconsidered, modified or amended, in each case, in a manner materially inconsistent with the terms set forth herein or without the consent of the Lenders;

(viii) the imposition of any material award, claim, fine, penalty, or other monetary judgment by any governmental entity, including the Bankruptcy Court, against any Loan Party that would not be dischargeable pursuant to the Bankruptcy Code, the Confirmation Order or any other order of the Bankruptcy Court;

(ix) the failure of the Debtors to comply with the DIP Orders, including failure to make adequate protection payments when due, which remains uncured for a period of five (5) Business Days after the receipt of written notice of such event or is not otherwise waived in accordance with the terms thereof;

(x) (a) the Loan Parties engage in or publicly support any challenge to the validity, security, perfection, priority, extent or enforceability of the Facility Documents, the Obligations, the Liens securing the Obligations, the Prepetition First Lien Term Facility Documents or the Liens securing Prepetition First Lien Term Loan Debt, including, without limitation, seeking to equitably subordinate, invalidate, disallow, avoid, recharacterize, limit or otherwise impair such liens or claims, or (b) the Debtors assert any claims or causes of action (or directly or indirectly support assertion of the same) against any of the Lenders or the Prepetition Secured Parties;

(xi) the entry of a judgment or order by the Bankruptcy Court sustaining any defense, objection or challenge to the validity, security, perfection, priority, extent or enforceability of the DIP Documents, the Obligations, the Liens securing the Obligations, the Prepetition First Lien Term Facility Documents or the Liens Securing Prepetition First Lien Term Loan Debt or (ii) invalidating, disallowing avoiding, subordinating, recharacterizing, limiting or otherwise impairing any of the Obligations, DIP Superpriority Claims, any Liens securing the Obligations, the Prepetition First Lien Term Loan Debt or the Prepetition Liens;

(xii) the entry of any order in any of the Chapter 11 Cases surcharging any of the DIP Collateral or Prepetition Collateral with respect to the Lenders or Prepetition Secured Parties, as applicable, whether under Section 506(c) of the Bankruptcy Code or otherwise;

(xiii) the consensual use of prepetition cash collateral is terminated, or the entry of an order by the Bankruptcy Court terminating or modifying the use of cash collateral, in each case, without the prior written consent of the Lenders;

(xiv) the reversal or modification of the Roll-Up Loans provided for hereunder by the Bankruptcy Court without the consent of the Lenders;

(xv) subject to the applicable DIP Order then in effect, the Loan Parties fail to pay any of the fees and expenses of the Lender Professionals as and when due pursuant to the terms of any applicable engagement letters, fee reimbursement letters, the Bankruptcy Code, any Order, or any other orders of the Bankruptcy Court and such failure to pay is not cured within five (5) Business Days after the Loan Parties receive notice hereof from the Agent or any Lender; and

(xvi) the modification of the Approved Budget in a manner not acceptable to the Lenders in their sole discretion.

(p) A Change of Control shall have occurred.

Section 7.2 Remedies.

(a) Upon the occurrence of any Event of Default, then, and in every such event, and at any time thereafter during the continuance of such event but in all events subject to the applicable DIP Order then in effect, the Agent may, by notice to the Borrower, declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations, including the Termination Payments, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Loan Party.

(b) In the event the Borrower enters into an agreement in respect of any transaction that will (or is reasonably likely to) result in a Change of Control or an Approved Sale, the Borrower shall, within one (1) Business Day thereof, notify the Lenders thereof.

Section 7.3 Additional Remedies.

(a) If an Event of Default has occurred and is continuing, if any Loan Party shall be in default under a Material Contract, the Agent shall, subject to the DIP Orders, have the right (but not the obligation) to cause the default or defaults under such Material Contract to be remedied (including without limitation by paying any unpaid amount thereunder) and otherwise exercise any and all rights of such Loan Party, as the case may be, thereunder, as may be necessary to prevent or cure any default. Without limiting the foregoing, upon any such default, each Loan Party shall promptly execute, acknowledge and deliver to the Agent such instruments as may reasonably be required of such Loan Party to permit the Agent to cure any default under the applicable Material Contract or permit the Agent to take such other action required to enable the Agent to cure or remedy the matter in default and preserve the interests of the Agent. Any amounts paid by the Agent pursuant to this Section 7.3 shall be payable in accordance with Section 8.2, shall accrue interest at the Default Rate if not paid when due, and shall constitute “Obligations.”

(b) If any Event of Default exists, subject to the DIP Orders, the Agent may in its discretion (and shall upon written direction of Required Lenders) do any one or more of the following from time to time (in addition to any and all other things as provided elsewhere in this Agreement):

(i) terminate, reduce or condition any New Money Loan Commitment;

(ii) require the Loan Parties to cash collateralize the Obligations; and

(iii) exercise any other rights, remedies, powers and privileges afforded under the Facility Documents or any other agreement, pursuant to the applicable DIP Order then in effect and any other Chapter 11 Order, by law (including under the Bankruptcy Code and other applicable Law), at equity and otherwise, including the rights and remedies of a secured party under the UCC notwithstanding anything contained herein to the contrary and for the avoidance of doubt, consistent with the DIP Orders, under no circumstances shall the Agent or any Lender take any actions in respect of the Collateral except in accordance with the DIP Orders.

(c) Neither the Agent nor any other Secured Party shall be required to make any demand upon, or pursue or exhaust any right or remedy against, any Loan Party or any other Person with respect to the payment of the Obligations or to pursue or exhaust any right or remedy with respect to any Collateral therefor or any direct or indirect guaranty thereof. All of the rights and remedies of the Agent and any other Secured Party under any Facility Document shall be cumulative, may be exercised individually or concurrently and not exclusive of any other rights or remedies provided by any applicable Law. To the extent it may lawfully do so, each Loan Party absolutely and irrevocably waives and relinquishes the benefit and advantage of, and covenants not to assert against the Agent or any Lender or other Secured Party, any valuation, stay, appraisement, extension, redemption or similar laws and any and all rights or defenses it may have as a surety, now or hereafter existing, arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of any Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 calendar days before such Disposition or other disposition.

(d) Subject to the DIP Orders, to the extent that any applicable Law imposes duties on the Agent to exercise remedies in a commercially reasonable manner, each Loan Party acknowledges and agrees that, subject to the Chapter 11 Orders, the Agent shall be deemed to have complied with such duties even if it shall:

(i) fail to incur significant costs, expenses or other liabilities reasonably deemed as such by the Agent to prepare any Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition;

(ii) fail to obtain permits, or other consents, for access to any Collateral to sell or for the collection or sale of any Collateral, or, if not required by other applicable Law, fail to obtain permits or other consents for the collection or disposition of any Collateral;

(iii) fail to exercise remedies against account debtors or other Persons obligated on any Collateral or to remove Liens on any Collateral or to remove any adverse claims against any Collateral;

(iv) advertise dispositions of any Collateral through publications or media of general circulation, whether or not such Collateral is of a specialized nature or to contact other Persons, whether or not in the same business as any Loan Party, for expressions of interest in acquiring any such Collateral;

(v) exercise collection remedies against account debtors and other Persons obligated on any Collateral, directly or through the use of collection agencies or other collection specialists, hire one or more professional auctioneers to assist in the disposition of any Collateral, whether or not such Collateral is of a specialized nature or, to the extent deemed appropriate by the Agent, obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Agent in the collection or disposition of any Collateral, or utilize Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets to dispose of any Collateral;

(vi) dispose of assets in wholesale rather than retail markets;

(vii) disclaim disposition warranties, such as title, possession or quiet enjoyment; or

(viii) purchase insurance or credit enhancements to insure the Agent against risks of loss, collection or disposition of any Collateral or to provide to the Agent a guaranteed return from the collection or disposition of any Collateral.

(e) Accounts and Payments in Respect of General Intangibles.

(i) In addition to, and not in substitution for, any other provision in this Agreement, if required by the Agent at any time during the continuance of an Event of Default, subject to the Chapter 11 Orders (including the DIP Orders), on and after the date on which at least one deposit account or securities account has been established, any payment of accounts or payment in respect of general intangibles, when collected by any Loan Party, shall be promptly (and, in any event, within two (2) Business Days) deposited by such Loan Party in the exact form received, duly indorsed by such Loan Party to the Agent, in a Control Account, subject to withdrawal by the Agent as provided herein. Until so turned over, such payment shall be held by such Loan Party in trust for the Agent, segregated from other funds of such Loan Party. Each such deposit of proceeds of accounts and payments in respect of general intangibles shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.

(ii) Subject to the Chapter 11 Orders (including the DIP Orders), at any time during the continuance of an Event of Default:

(A) each Loan Party shall, upon the Agent’s written request, deliver to the Agent all original and other documents evidencing, and relating to, the contractual obligations and transactions that gave rise to any account or any payment in respect of general intangibles, including all original orders, invokes and shipping receipts and notify account debtors that the accounts or general intangibles have been collaterally assigned to the Agent and that payments in respect thereof shall be made directly to the Agent;

(B) the Agent may, without notice, at any time during the continuance of an Event of Default, limit or terminate the authority of any Loan Party to collect its accounts or amounts due under general intangibles or any thereof and, in its own name or in the name of others, communicate with account debtors to verify with them to the Agent’s reasonable satisfaction the existence, amount and terms of any account or amounts due under any general intangible. In addition, the Agent may at any time enforce such Loan Party’s rights against such account debtors and obligors of general intangibles; and

(C) each Loan Party shall take all actions, deliver all documents and provide all information necessary or reasonably requested by the Agent to ensure any Internet domain name is registered.

(D) Anything herein to the contrary notwithstanding, each Loan Party shall remain liable under each account and each payment in respect of general intangibles to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. No Loan Party shall have any obligation or liability under any agreement giving rise to an account or a payment in respect of a general intangible by reason of or arising out of any Facility Document or the receipt by any Secured Party of any payment relating thereto, nor shall any Secured Party be obligated in any manner to perform any obligation of any Loan Party under or pursuant to any agreement giving rise to an account or a payment in respect of a general intangible, to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts that may have been assigned to it or to which it may be entitled at any time or times.

(E) Unless otherwise expressly provided in this Agreement, upon the occurrence and during the continuance of an Event of Default, subject to the Chapter 11 Orders (including the DIP Orders), all proceeds of any Collateral received by any Loan Party hereunder in cash or cash equivalents shall be held by such Loan Party in trust for the Agent and the Lenders, segregated from other funds of such Loan Party, and shall, promptly upon receipt by any Loan Party, be turned over to the Agent in the exact form received (with any necessary endorsement).

(F) Each Loan Party shall remain liable for any deficiency if the proceeds of any sale or other disposition of any Collateral are insufficient to pay the Obligations and the fees and disbursements of any attorney employed by the Agent or any Lender to collect such deficiency.

(G) Each Loan Party acknowledges that the purpose of Section 7.3 is, among other things, to provide a non-exhaustive list of actions or omissions that are commercially reasonable when exercising remedies against any Collateral and that other actions or omissions by the Secured Parties shall not be deemed commercially unreasonable solely on account of not being indicated in such clauses.

Section 7.4 Credit Bidding. Subject to the DIP Orders and the Bidding Procedures Order, the Loan Parties and the Lenders hereby irrevocably authorize the Agent, based upon the written instruction of the Required Lenders, to (a) credit bid and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Section 363 of the Bankruptcy Code or any similar laws in any other jurisdictions to which an Loan Party is subject, or (b) credit bid and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any other sale or foreclosure conducted by (or with the consent or at the direction of) the Agent (whether by judicial action or otherwise) in accordance with applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Lenders shall be entitled to be, and shall be, subject to the entry of the Final DIP Order, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not unduly delay the ability of the Agent to credit bid and purchase at such sale or other disposition of the Collateral and, if such claims cannot be estimated without unduly delaying the ability of the Agent to credit bid, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the asset or assets purchased by means of such credit bid) and the Lenders whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the asset or assets so purchased (or in the Stock of the acquisition vehicle or vehicles that are used to consummate such purchase). Except as provided above and otherwise expressly provided for herein or in the other Facility Documents, the Agent will not execute nor deliver a release of any Lien on any Collateral. Upon request by the Agent at any time, the Lenders will confirm in writing the Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to, and in accordance with, this Section 7.4. Each Secured Party whose Obligations are credit bid under this Section 7.4 shall be entitled to receive interests in the Collateral or any other asset acquired in connection with such credit bid (or in the Stock of the acquisition vehicle or vehicles that are used to consummate such acquisition) on a ratable basis in accordance with the percentage obtained by dividing (y) the amount of the Obligations of such Secured Party that were credit bid in such credit bid, by (z) the aggregate amount of all Obligations that were credit bid in such credit bid.

ARTICLE 8
MISCELLANEOUS

Section 8.1 Notices. Any notices or other information (including an financial information) required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally or by courier (including a recognized overnight delivery service) or by email and shall be effective five (5) days after being placed in the mail, if mailed by regular United States mail, or upon receipt, if delivered personally or by courier (including a recognized overnight delivery service), or when received by email in each case addressed to a party as follows (or such other address or email address provided by such party to such other parties pursuant to the below (or such later address or email address provided in accordance herewith):

Sientra, Inc.
3333 Michelson Drive, Suite 650
Irvine, CA 92612
Email: oliver.bennett@sientra.com
Attn: Oliver Bennett, Esq.

With a copy to (which shall not be deemed to constitute notice):

Pachuski Stang Ziehl & Jones LLP

919 N. Market Street, 17th Floor

Wilmington, DE 19801

Email: ljones@pszjlaw.com

Attn: Laura Davis Jones, Esq.

If to Agent:

c/o Deerfield Management Company, L.P.

345 Park Avenue South, 12th Floor

New York, New York 10010

E-mail: legalnotice@deerfield.com

With a copy to:

Alter Domus
225 West Washington St, 9th Floor,
Chicago, Illinois, 60606
E-mail: Legal_Agency@alterdomus.com and DeerfieldAgency@alterdomus.com
Attn: Legal Department and Sarah Meyers, Associate Director

With a copy to (which shall not be deemed to constitute notice):

Sullivan & Cromwell LLP

125 Broad Street,

New York, New York 10004

Email: blauta@sullcrom.com and bellerb@sullcrom.com

Attn: Ari Blaut, Esq. and Benjamin Beller, Esq.

If to any Lender, the information for notices included on Schedule 2.8 or pursuant to any assignment agreement assigning any Obligations to any new Lender.

Section 8.2 Cost and Expense Reimbursement. Subject to the DIP Orders, each Loan Party jointly and severally, agrees to pay or reimburse (i) the Agent and the Lenders and their respective Affiliates for all of their reasonable and documented out-of-pocket costs and expenses (including the reasonable and documented out-of-pocket fees, expenses, charges and disbursements of the Lender Professionals, any sales, goods and services or other similar taxes applicable thereto, and reasonable and documented printing, reproduction, document delivery, communication and travel costs, and the fees of any service provider, including, without limitation Alter Domus (US) LLC, engaged by Agent to perform administrative functions on its behalf) in connection with (v) the Prepetition First Lien Term Loan Documents, (w) the negotiation, preparation, execution and delivery of this Agreement and the other Facility Documents and the making of the Loans (exclusive of post-closing costs), (x) post-closing costs (including, without limitation, costs of the administration of this Agreement and the other Facility Documents), (y) the negotiation, preparation and administration of the DIP Orders and the Sale Transaction and (z) the negotiation or preparation of any modification, supplement or waiver of any of the terms of this Agreement or any of the other Facility Documents (whether or not consummated); and (ii) each of the Agent and the Lenders for all of their documented out-of-pocket costs and expenses (including the fees and expenses of any legal counsel) in connection with the enforcement, exercise or protection of their rights in connection with this Agreement and the other Facility Documents, including their rights under this Section 8.2 and Section 8.10, or in connection with the Loans made hereunder, including such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

Section 8.3 Governing Law; Venue; Jurisdiction; Service of Process; WAIVER OF JURY TRIAL.

(a) Governing Law. This Agreement and the other Facility Documents (unless otherwise expressly stated therein) shall be governed by and construed and enforced in accordance with the laws of the State of New York.

(b) Submission to Jurisdiction. Each Party hereby irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or tort or otherwise, against such other party in any way relating to this Agreement or any Facility Document or the transactions relating hereto or thereto, in any forum other than the Bankruptcy Court and, solely to the extent that the Bankruptcy Court does not have (or abstains from exercising) jurisdiction, the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof. Each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of the Bankruptcy Court and, solely to the extent that the Bankruptcy Court does not have (or abstains from exercising) jurisdiction over any matter of the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) Waiver of Venue, Etc. Each Party hereto irrevocably waives to the fullest extent permitted by law any objection that it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Facility Document and hereby further irrevocably waives to the fullest extent permitted by law any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment (in respect of which time for all appeals has elapsed) in any such suit, action or proceeding shall be conclusive and may be enforced in any court to the jurisdiction of which such party is or may be subject, by suit upon judgment.

(d) Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 8.4 Waiver of Immunity. To the extent that any Loan Party may be or become entitled to claim for itself or its property or revenues any immunity on the ground of sovereignty or the like from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment or execution of a judgment, and to the extent that in any such jurisdiction there may be attributed such an immunity (whether or not claimed), such Loan Party hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity with respect to its obligations under this Agreement and the other Facility Documents.

Section 8.5 Successors and Assigns.

(a) This Agreement shall bind and inure to the respective successors and permitted assigns of the Parties, except that no Loan Party may assign or otherwise transfer all or any part of its rights or obligations (including the Obligations) under the Facility Documents without the prior written consent of all of the Lenders, and any prohibited assignment by any of the Loan Parties shall be absolutely void ab initio.

(b) Any Lender may assign or transfer its rights or the Obligations owing to it under the Facility Documents, to any Person without the consent of any Party. Notwithstanding the anything contained in this Agreement or any other Facility Document to the contrary, prior to the occurrence of an Event of Default, the Agent may not assign its rights under this provision to a Competitor. Upon a Lender’s assignment of any of the Loans held by it (in accordance with this Section 8.5(b)), the Agent shall record the identity of the transferee and other relevant information in the Register, and the transferee shall (to the extent of the interests transferred to such transferee) have all the rights and obligations of, and shall be deemed, a Lender with respect to such Loan (as applicable) hereunder or under the other Facility Documents. For the avoidance of doubt, each assignment or transfer of the rights or Obligations of any Lender shall be subject only to the following conditions: (i) the parties to each assignment or transfer shall execute and deliver to Agent an Assignment and Assumption, (ii) the parties to each assignment shall send the Agent a recordation and processing fee of $3,500 and (ii) upon the reasonable request by Agent, the assignee or transferee shall provide all documentation and other information reasonably determined by Agent to be required by applicable regulatory authorities required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

(c) In addition to the other rights provided in this Section 8.5, each Lender may grant a security interest in, or otherwise assign as collateral, any of its rights under the Facility Documents, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans), to any holder of, or trustee for the benefit of the holders of, such Lender’s Debt or equity securities.

Section 8.6 Entire Agreement; Amendments.

(a) The Facility Documents contain the entire understanding of the Parties with respect to the matters covered thereby and supersede any and all other written and oral communications, negotiations, commitments and writings with respect thereto.

(b) Except as otherwise expressly provided in this Agreement and subject to the provisions of Section 8.6(c), no amendment, restatement, modification, supplement, change, termination or waiver of any provision of this Agreement or the other Facility Documents, and no consent to any departure by any Loan Party therefrom shall in any event be effective without the written concurrence of the Borrower and the Required Lenders; provided that:

(i) any such modification or supplement that is disproportionately adverse to any Lender as compared to other Lenders or subjects any Lender to any additional obligation shall not be effective without the consent of such affected Lender;

(ii) the consent of all of the Lenders shall be required to:

(a) amend, modify, discharge, terminate or waive any of the terms of this Agreement or any other Facility Document if such amendment, modification, discharge, termination or waiver would increase the amount of the Loans or New Money Loan Commitments, reduce the fees payable hereunder, reduce interest rates or other amounts payable with respect to the Loans, extend any date fixed for payment of principal (it being understood that the waiver of any prepayment of Loans shall not constitute an extension of any date fixed for payment of principal), interest or other amounts payable relating to the Loans or extend the repayment dates of the Loans;

(b) amend, modify, discharge, terminate or waive any Collateral Document if the effect is to release all or substantially all of the Collateral subject thereto other than pursuant to the terms hereof or thereof; or

(c) amend this Section 8.6 or the definition of “Required Lenders”.

(c) No amendment, restatement, supplement, modification, change, termination, waiver or consent of any provision of any Facility Document shall, unless in writing and signed by the Agent, (i) amend, restate, supplemented, modify, change, terminate or waive (or consent to any diversion from) any provision of this Section 8.5(c) or of any other provision of this Agreement or any other Facility Document that, by its terms, expressly requires the approval or concurrence of Agent, (ii) reduce the amount or postpone the due date of or waives any fees, expenses and/or indemnities payable to the Agent hereunder or under the other Facility Documents or (iii) or otherwise affect the rights, benefits, liabilities or duties of the Agent under this Agreement or any other Facility Document. Notwithstanding anything to the contrary in Section 8.6(b), the Agent and the Borrower may amend or modify this Agreement and any other Facility Document to (A) cure any ambiguity, omission, defect or inconsistency therein, and (B) grant a new Lien to the Agent, for the benefit of the Secured Parties, extend an existing Lien over additional property for the benefit of the Secured Parties or join additional Persons as Loan Parties.

(d) No consideration shall be offered or paid (in any form, whether cash, capital stock, other property or otherwise) to any Lender to amend, restate, supplement, modify or change or consent to a waiver of (or a diversion from) any provision of any of the Facility Documents unless the same consideration also is offered to all of the Lenders under the Facility Documents.

Section 8.7 Severability. If any provision of this Agreement or any of the other Facility Documents shall be invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof or thereof shall not in any way be affected or impaired thereby. The Parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provision.

Section 8.8 Counterparts. This Agreement may be executed in several counterparts, and by each Party on separate counterparts, each of which and any photocopies, facsimile copies and other electronic methods of transmission thereof shall be deemed an original, but all of which together shall constitute one and the same agreement.

Section 8.9 Survival.

(a) The obligations of the Borrower under Section 2.10, 2.11, 2.12, 2.13, 8.2, 8.3, 8.4, 8.5, 8.6(a), 8.7, 8.9 and 8.11 shall survive the repayment of the Obligations and the termination of the New Money Loan Commitments and, in the case of the Lenders’ assignment of any interest in the New Money Loan Commitments or the Loans hereunder, shall survive, in the case of any event or circumstance that occurred prior to the effective date of such assignment, the making of such assignment, notwithstanding that the Lenders may cease to be “Lenders” hereunder.

(b) All representations and warranties made in the Facility Documents, and in any document, certificate or statement delivered pursuant thereto or in connection therewith shall survive the execution and delivery of this Agreement and the other Facility Documents and the making of the Loan hereunder or thereunder, regardless of any investigation made by any such other Party or on its behalf. Such representations and warranties have been or will be relied upon by the Agent and each Lender, regardless of any investigation made by the Agent or any Lender or on their behalf and notwithstanding that the Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of the making of any Loan, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied, in each case, other than contingent obligations not due and owing.

(c) All representations and warranties made hereunder and in any other Facility Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive (and shall continue to be made in accordance with the terms hereof and thereof after) the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Secured Parties, regardless of any investigation made by the Secured Parties or on their behalf and notwithstanding that the Secured Parties may have had notice or knowledge of any Default or Event of Default at the time of any Loan, and shall continue in full force and effect (and shall continue to be made in accordance with the terms of the applicable Facility Documents) as long as any Loan or any other Obligation hereunder or under the other Facility Documents shall remain unpaid or unsatisfied.

Section 8.10 No Waiver; Remedies Cumulative. No failure or delay on the part of the Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Facility Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. No course of dealing and no delay in exercising, or omission to exercise, any right, power or remedy accruing to Agent or the Lenders upon any breach, Default or Event of Default under this Agreement, any other Facility Document or any other agreement shall impair any such right, power or remedy or be construed to be a waiver thereof or an acquiescence therein; nor shall the action of Agent or the Lenders in respect of any such breach, Default or Event of Default or any acquiescence by it therein, affect or impair any right, power or remedy of Agent or the Lenders in respect of any other breach, Default or any Event of Default. All rights and remedies existing under this Agreement and the other Facility Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 8.11 Indemnity.

(a) Subject to the DIP Orders, the Loan Parties shall, at all times, (1) indemnify and hold harmless (the “Indemnity”) Agent, each Lender, each other Secured Party, each of their respective Affiliates, and each of their respective directors, partners, officers, employees, agents, counsel and advisors (each, an “Indemnified Person”) in connection with any losses, claims or proceedings (including the reasonable and documented attorneys’ fees incurred in defending against such claims or proceedings), damages, liabilities, penalties or other expenses arising out of, or relating to, the Facility Documents, the extension of credit under the Facility Documents or the Loans or the other Obligations, the use or intended use of the Loans or the other Obligations (including any transactions or assets financed in whole or in part, directly or indirectly, therewith) or the status of a Lender or other holder of Securities as an investor in any Loan Party (collectively, the “Indemnifiable Matters”), that an Indemnified Person may incur or to which an Indemnified Person may become subject (each, a “Loss”), and (2) reimburse each Indemnified Party for any legal or other fees and expenses reasonably incurred by such Indemnified Party in connection with investigating, preparing, pursuing, responding to, complying with, or participating in (including as a deponent or witness), or defending against, any Indemnifiable Matter (collectively “Indemnifiable Expenses”), or in connection with the enforcement of this provision with respect to any of the above, as such Indemnifiable Expenses are incurred. The foregoing Indemnity and reimbursement of Indemnifiable Expenses shall not be available to any Indemnified Person to the extent that a court or arbitral tribunal of competent jurisdiction issues a final and non-appealable judgment that the applicable Loss resulted from the gross negligence or willful misconduct of such Indemnified Person. The Indemnity and reimbursement of Indemnifiable Expenses are independent of, and in addition to, any other agreement of any Party under any other Facility Document to indemnify or any amount to the any of the Secured Parties, and any exclusion of any obligation to pay any amount under this Section 9.10(a) shall not affect the requirement to pay such amount under any other section or provision hereof or under any other agreement, instrument or document. For the avoidance of doubt, this Section 8.11 shall not apply to Taxes, other than Indemnified Taxes and any Taxes arising from any non-Tax claim.

(b) An Indemnified Person shall have the right to retain its own legal counsel with the fees, costs and expenses of such legal counsel and of such Indemnified Person to be paid by the Loan Parties. The indemnification required by this Section 8.11 shall be made and paid by such Loan Parties as Losses are incurred within ten (10) Business Days of written demand by such Indemnified Person.

(c) No settlement of (or any other agreement or arrangement related to) any Loss shall be entered into by any Loan Party or any of its Subsidiaries without the prior written consent of the applicable Indemnified Person.

(d) No Loan Party shall, nor shall it permit any of its Subsidiaries to, assert, and each Loan Party on behalf of itself and its Subsidiaries, hereby waives, any claim, loss or amount against any Indemnified Person with respect to any special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any of the other Facility Documents or any undertaking or transaction contemplated hereby or thereby. No Indemnified Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or any of the other Facility Documents or the transactions contemplated hereby or thereby.

Section 8.12 No Usury. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the highest rate permitted by Law. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the highest lawful rate permitted by Law, the outstanding amount of the Loans made hereunder shall bear interest at the highest lawful rate permitted by Law until the total amount of interest due hereunder equals the amount of interest that would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. Accordingly, if any Lender contracts for, charges, or receives any consideration that constitutes interest in excess of the highest lawful rate permitted by Law, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to the Loan Parties.

Section 8.13 Agent.

(a) Each Lender hereby irrevocably appoints Deerfield Partners, L.P. (together with any successor Agent appointed by Deerfield Partners, L.P. or any successor Agent that was appointed by the Required Lenders), as the Agent hereunder and under the other Facility Documents and authorizes the Agent to (i) execute and deliver the Facility Documents to which it is a party and accept delivery thereof on its behalf from any Loan Party, (ii) take such other actions on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to the Agent under the Facility Documents and (iii) exercise such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Facility Document, the Agent shall not have any duty or responsibility except those expressly set forth herein; nor shall the Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Facility Document or otherwise exist against the Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in other Facility Documents with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The provisions of this Section 8.13 are solely for the benefit of the Agent and the Lenders and none of the Borrower or the other Loan Parties shall have any rights as a third party beneficiary of any of the provisions in this Section 8.13. In performing its functions and duties under this Agreement and the other Facility Documents, The Agent shall act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Loan Party or any other Loan Party. The Agent may perform any of its duties hereunder, or under the Facility Documents, by or through its agents, subagents, servicers, trustees, investment managers or employees and any such Person shall benefit from this Section 8.13 to the extent provided by the Agent. The Agent shall have the same rights and powers under the Facility Documents as any other Lender and may exercise or refrain from exercising the same as though it were not the Agent, and the Agent and its Affiliates may lend money to, invest in and generally engage in any kind of business with each Loan Party, Affiliate of any Loan Party as if it were not the Agent hereunder. The duties of the Agent shall be mechanical and administrative in nature. The Agent shall not have by reason of this Agreement or the other Facility Documents a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any of the other Facility Documents is intended to or shall be construed to impose upon the Agent any obligations in respect of this Agreement or any of the other Facility Documents except as expressly set forth herein or therein.

(b) The Agent may execute any of its duties under this Agreement or any other Facility Document by or through agents, subagents, employees or attorneys in fact, and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent, subagent or attorney in fact that it selects in the absence of gross negligence or willful misconduct as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(c) Neither the Agent nor any of its directors, officers, employees, attorneys, advisors, representatives or agents shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Facility Document or the Transactions or the transactions contemplated hereby or thereby (except to the extent resulting from its own gross negligence or willful misconduct in connection with its duties expressly set forth herein as determined by a final, non-appealable judgment of a court of competent jurisdiction), or (ii) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or Affiliate of any Loan Party, or any officer thereof, contained in this Agreement or in any other Facility Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Facility Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Facility Document (or the creation, perfection or priority of any Lien or security interest therein), or for any failure of any Loan Party or any other party to any Facility Document to perform its obligations (including the Obligations) hereunder or thereunder. The Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Facility Document, or to inspect the properties, books or records of any Loan Party or any Loan Party’s Affiliates.

(d) The Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Facility Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, confirmation from the Lenders of their obligation to indemnify the Agent against any and all liabilities and expenses (including any fees and expenses of counsel to the Agent) that may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Facility Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon each Lender.

(e) The Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Default, unless the Agent shall have received written notice from a Lender or any Loan Party referring to this Agreement and the other Facility Documents, describing such Event of Default or Default and stating that such notice is a “notice of default.” The Agent shall take such action with respect to such Event of Default or Default as the Required Lenders may direct; provided, that, unless and until the Agent has received any such request, the Agent shall not take any such action, or refrain from taking any such action, with respect to such Event of Default or Default.

(f) Each Lender acknowledges that the Agent has not made any representation or warranty to it, and that no act by the Agent hereafter taken, including any consent and acceptance of any assignment or review of the affairs of the Loan Parties or any of their Subsidiaries, shall be deemed to constitute any representation or warranty by the Agent to any Lender as to any matter, including whether the Agent has disclosed material information in its possession. Each Lender represents to the Agent that it has, independently and without reliance upon Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and the other Loan Parties, and made its own decision to enter into this Agreement and the other Facility Documents and to extend credit to Borrower hereunder and under the other Facility Documents. Each Lender also represents that it will, independently and without reliance upon the Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Facility Documents, and to make such investigations as it deems necessary or appropriate to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and the other Loan Parties. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Agent, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of Borrower or any other Loan Party that may come into the possession of the Agent.

(g) Other than with respect to the matters described in clause (i) below, which shall be governed by such clause, whether or not the transactions contemplated hereby are consummated, each Lender shall severally indemnify upon demand the Agent and its directors, officers, partners, employees, attorneys, advisors, representatives and agents (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of the Loan Parties to do so), according to its applicable pro rata share, from and against any and all losses, claims (including the reasonable attorneys’ fees incurred in defending against such claims), damages, liabilities, penalties or other expenses arising out of, or relating to, any of the Agent’s duties, responsibilities or actions set forth in or that taken pursuant to the Facility Documents; provided that no Lender shall be liable for any payment to any such Person of any portion of the foregoing to the extent determined by a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the applicable Person’s gross negligence or willful misconduct. No action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 8.13(g). Without limitation of the foregoing, each Lender shall reimburse the Agent upon demand for such Lender’s ratable share of any costs or out of pocket expenses incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Facility Document or any document contemplated by or referred to herein or therein, to the extent that Agent is not reimbursed for such fees, costs and expenses by or on behalf of the Loan Parties. The undertaking in this Section 8.13(g) shall survive repayment of the Loans and the other Obligations, termination of this Agreement or the other Facility Documents and the resignation or replacement of the Agent.

(h) The Agent may resign as Agent upon thirty (30) days’ notice to the Lenders, and the Required Lenders have the right, at their sole election, to remove the Person serving as the Agent upon ten (10) days’ notice to Agent (or immediately upon any material breach of Agent of its obligations under the Facility Documents). If Agent resigns under this Agreement or the Required Lenders remove the Person serving as the Agent, the Required Lenders shall appoint from among the Lenders a successor Agent for such successor Agent and the Lenders. If no successor Agent is appointed prior to the effective date of the resignation or removal of the Agent, the Agent may appoint, after consulting with the Lenders, a successor Agent from among the Lenders. Upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers and duties of the retiring or removed Agent, and the term “Agent” shall mean such successor Agent, and the retiring or removed Agent’s appointment, powers and duties as the Agent shall be immediately and automatically terminated at such time. After any retiring Agent’s resignation or removal hereunder as the Agent, the provisions of this Section 8.13 shall inure to its benefit (in its capacity as the Agent) as to any actions taken or omitted to be taken by it while it was the Agent under this Agreement and the other Facility Documents. If no successor Agent has accepted appointment as Agent by the date that is thirty (30) days following a retiring Agent’s notice of resignation (or at the time of removal of a Person as the Agent), the retiring Agent’s resignation or removal shall nevertheless thereupon become effective, and the Lenders shall perform all of the duties of the Agent hereunder until such time, if any, as the Required Lenders appoint a successor Agent as provided for above.

(i) Each Lender further agrees to indemnify the Agent, its Affiliates and each of its and their employees, advisors, attorneys, representatives and agents (to the extent not reimbursed by any Loan Party), severally and ratably, from and against Liabilities (including Taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to or for the account of any Lender) that may be imposed on, incurred by or asserted against the Agent, its Affiliates or any of its or their employees, advisors, attorneys, representatives or agents in any matter relating to or arising out of, in connection with or as a result of any Facility Document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by the Agent, its Affiliates or any of its or their employees, advisors, attorneys, representatives or agents under or with respect to any of the foregoing.

Section 8.14 USA Patriot Act. Each Lender that is subject to the USA Patriot Act and Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or Agent to identify each Loan Party in accordance with the USA Patriot Act.

Section 8.15 Independent Nature of Secured Parties. The obligations of each Secured Party under the Facility Documents are several and not joint with the obligations of any other Secured Party, and no Secured Party shall be responsible in any way for the performance of the obligations of any other Secured Party under the Facility Documents. Each Secured Party shall be responsible only for its own representations, warranties, agreements and covenants under the Facility Documents. The decision of each Secured Party to acquire the Securities pursuant to the Facility Documents has been made by such Secured Party independently of any other Secured Party and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Borrower or any of its Subsidiaries that may have been made or given by any other Secured Party or by any agent, attorney, advisor, representative or employee of any other Secured Party, and no Secured Party or any of its agents, attorneys, advisors, representatives or employees shall have any liability to any other Secured Party (or any other Person) relating to or arising from any such information, materials, statements or opinions. Nothing contained in the Facility Documents, and no action taken by any Secured Party pursuant hereto or thereto (including a Secured Party’s acquisition of Obligations at the same time as any other Secured Party), shall be deemed to constitute the Secured Parties as, and each of the Loan Parties acknowledges and agrees that the Secured Parties do not thereby constitute, a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Secured Parties are in any way acting in concert or as a group with respect to such Obligations or the transactions contemplated by any of the Facility Documents, and none of the Loan Parties shall assert any contrary position.

Section 8.16 Joint and Several. The obligations of the Loan Parties hereunder and under the other Facility Documents are joint and several.

Section 8.17 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Loan Parties, the Agent, the Lenders and their successors and permitted assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Facility Documents.

Section 8.18 Binding Effect. This Agreement shall become effective when it shall have been executed by each of the Loan Parties party hereto, each Lender party hereto and Agent and such executed counterparts have been delivered to Agent and the Lenders pursuant to the terms of this Agreement.

Section 8.19 Payments Set Aside. To the extent that the Agent or any Lender receives a payment from the Borrower, from any other Loan Party, from the exercise of its rights of setoff, from any enforcement action or otherwise, and such payment is subsequently, in whole or in part, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not occurred.

Section 8.20 Marshaling; Payments Set Aside. Neither the Agent nor any Lender shall be under any obligation to marshal any property in favor of any Loan Party or any other Person or against or in payment of any Obligation. To the extent that the Agent or any Lender receives a payment from the Borrower, from any other Loan Party, from the proceeds of the Collateral, from the exercise of its rights of setoff, from any enforcement action or otherwise, and such payment is subsequently, in whole or in part, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not occurred.

Section 8.21 Right of Setoff. The Agent and each Lender and each of its Affiliates is hereby authorized, without notice or demand (each of which is hereby waived by each Loan Party), at any time and from time to time during the continuance of any Event of Default and to the fullest extent permitted by Law, to set off and apply any and all deposits (whether general or special, time or demand, provisional or final) at any time held and other Debt, claims or other obligations at any time owing by the Agent, such Lender or any of its Affiliates to or for the credit or the account of the Borrower or any other Loan Party against any Obligation of any Loan Party now or hereafter existing, whether or not any demand was made under any Facility Document with respect to such Obligation and even though such Obligation may be unmatured. No Lender shall exercise any such right of setoff without the prior consent of the Required Lenders. The rights under this Section 8.22 are in addition to any other rights and remedies (including other rights of setoff) that the Agent, any Lender or any of their respective Affiliates may have.

Section 8.22 Sharing of Payments, Etc. If any Lender, directly or through any of its Affiliates, obtains any payment of any Obligation of any Loan Party (whether voluntary, involuntary or through the exercise of any right of setoff) (and other than pursuant to Section 8.5) and such payment exceeds the amount such Lender would have been entitled to receive if all payments had gone to, and been distributed in accordance with the provisions of the Facility Documents, such Lender shall purchase for cash from the other Lenders such participations in their Obligations as necessary for such Lender to share such excess payment with such other Lenders to ensure such payment is applied as though it had been applied in accordance with this Agreement; provided, however, that (i) if such payment is rescinded or otherwise recovered from such Lender in whole or in part, such purchase shall be rescinded and the purchase price therefor shall be returned to such Lender without interest and (ii) such Lender shall, to the fullest extent permitted by Law, be able to exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the applicable Loan Party in the amount of such participation.

Section 8.23 No Fiduciary Relationship. Each of the Loan Parties acknowledges and agrees that (a) the Agent and each Lender is acting at arm’s length from the Loan Parties with respect to this Agreement and the other Facility Documents and the transactions contemplated hereby and thereby; (b) neither Agent nor any Lender will, by virtue of this Agreement or any of the other Facility Documents or any transaction contemplated hereby or thereby, be (nor, to the Loan Parties’ knowledge, otherwise is) an Affiliate of, or have any agency, tenancy or joint venture relationship with, any Loan Party; (c) neither the Agent nor any Lender has acted, or is or will be acting, as a financial advisor to, or fiduciary (or in any similar capacity) of, or has any fiduciary or similar duty to, any Loan Party with respect to, or in connection with, this Agreement and the other Facility Documents and the transactions contemplated hereby and thereby, and each of the Loan Parties agreed not to assert, and hereby waives, to the fullest extent permitted under any Applicable Laws, any claim that any of the Agent or any Lender has any fiduciary duty to such Loan Party; (d) any advice given by the Agent, any Lender or any of their respective representatives or agents in connection with this Agreement and the other Facility Documents and the transactions contemplated hereby and thereby is merely incidental to the Agent or such Lender’s performance of its obligations hereunder and thereunder (including, in the case of each of the Lenders, its acquisition of the Securities); and (e) the Loan Parties’ decision to enter into the Facility Documents has been based solely on the independent evaluation by the Loan Parties and their representatives.

Section 8.24 Erroneous Payments.

(a) Each Lender hereby agrees that (i) if the Agent notifies such Lender that the Agent has determined in its sole discretion that any funds received by such Lender from the Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Lender (whether or not known to such Lender) (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect and (ii) to the extent permitted by applicable law, such Lender shall not assert any right or claim to the Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent for the return of any Erroneous Payments received, including, without limitation, waiver of any defense based on “discharge for value” or any similar theory or doctrine. A notice of the Agent to any Lender under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting the immediately preceding clause (a), each Lender hereby further agrees that if it receives a payment from the Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Agent, (y) that was not preceded or accompanied by notice of payment, or (z) that such Lender otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each case, if an error has been made, each such Lender is deemed to have knowledge of such error at the time of receipt of such Erroneous Payment, and to the extent permitted by applicable law, such Lender shall not assert any right or claim to the Erroneous Payment, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent for the return of any Erroneous Payments received, including without limitation waiver of any defense based on “discharge for value” or any similar theory or doctrine.  Each Lender agrees that, in each such case, it shall promptly (and, in all events, within one Business Day of its knowledge (or deemed knowledge) of such error) notify the Agent of such occurrence and, upon demand from the Agent, it shall promptly, but in all events no later than one Business Day thereafter, return to the Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(c) The Borrower and each other Loan Party hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Erroneous Payment (or portion thereof) for any reason (and without limiting the Agent’s rights and remedies under this Section 8.24), the Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party.

(d) In addition to any rights and remedies of the Agent provided by law, the Agent shall have the right, without prior notice to any Lender, any such notice being expressly waived by such Lender to the extent permitted by applicable law, with respect to any Erroneous Payment for which a demand has been made in accordance with this Section 8.24 and which has not been returned to the Agent, to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final but excluding trust accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Agent or any of its Affiliates, branch or agency thereof to or for the credit or the account of such Lender. Agent agrees promptly to notify the Lender after any such setoff and application made by Agent; provided, that the failure to give such notice shall not affect the validity of such setoff and application.

(e) Each party’s obligations under this Section 8.24 shall survive the resignation or replacement of the Agent, the termination of any commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Facility Document.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement, including the jury waiver contained herein, to be duly executed as of the first day written above.

BORROWER:

SIENTRA, INC.,
a Delaware corporation

By:	/s/ Andrew Schmidt
	Name:	Andrew Schmidt
	Title:	CFO

OTHER LOAN PARTIES:

MIST HOLDINGS, INC.

By:	/s/ Andrew Schmidt
	Name:	Andrew Schmidt
	Title:	CFO

MIST, INC.

By:	/s/ Andrew Schmidt
	Name:	Andrew Schmidt
	Title:	CFO

MIST INTERNATIONAL, INC.

By:	/s/ Andrew Schmidt
	Name:	Andrew Schmidt
	Title:	CFO

[Signature Page to Multi-Draw Senior Secured Super-Priority Priming Debtor-In-Possession Credit Agreement]

LENDER AND AGENT:

DEERFIELD PARTNERS, L.P.

By:	Deerfield Mgmt, L.P.,
its General Partner

By:	J.E. Flynn Capital, LLC,
its General Partner

By:	/s/ David J. Clark
Name:	David J. Clark
Title:	Authorized Signatory

[Signature Page to Multi-Draw Senior Secured Super-Priority Priming Debtor-In-Possession Credit Agreement]

ANNEX A

Loan Amounts

Lender	New Money Loans	% of Total New Money Loan Amount	Roll-Up Loan Amount	% of Total Roll-Up Loan Amount
Deerfield Partners, L.P.	$22,500,000.00	100%	$67,500,000.00	100%
Total	$22,500,000.00	100%	$67,500,000.00	100%